Exhibits 2.1
AGREEMENT AND PLAN OF MERGER

by and among

ICON PLC

ICON US HOLDINGS INC.

INDIGO MERGER SUB, INC.

and

PRA HEALTH SCIENCES, INC.

Dated as of February 24, 2021

Exhibit A                             Certificate of Incorporation of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of February 24, 2021, by and among ICON public limited company, a public limited company in Ireland (“Parent”), ICON US Holdings Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“US Holdco”), Indigo Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent and US Holdco (“Merger Sub”), and PRA Health Sciences, Inc., a Delaware corporation (the “Company”).  Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 1.01 hereof.

RECITALS

WHEREAS, the parties intend for Parent and US Holdco to acquire the Company, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition of the Company by Parent and US Holdco, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent and US Holdco, and each outstanding share of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”) (other than the Cancelled Shares, any Dissenting Shares and any Subsidiary-Held Shares) will be converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, has unanimously:  (a) determined that it is advisable, fair and in the best interests of the Company and the holders of shares of Company Common Stock to enter into this Agreement with Parent, US Holdco and Merger Sub; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; (c) directed that this Agreement be submitted to the stockholders of the Company at a duly held meeting of such stockholders for the purpose of considering the adoption of this Agreement (the “Company Stockholders Meeting”); and (d) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the holders of Company Common Stock;

WHEREAS, the Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, has unanimously: (a) determined that it is advisable, fair and in the best interests of Parent and the holders of Parent’s ordinary shares, par value €0.06 per share (the “Parent Ordinary Shares”) to enter into this Agreement with the Company, US Holdco and Merger Sub and for Parent to perform the transactions contemplated hereby, including the Merger and issuance of the Parent Ordinary Shares (the “Parent Share Issuance”); (b) approved and declared advisable the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Parent Share Issuance; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend to the holders of Parent Ordinary Shares that such holders approve the granting of authority to the Parent Board to effect the Parent Share Issuance;

WHEREAS, the Board of Directors of US Holdco (the “US Holdco Board”) has unanimously:  (a) determined that it is advisable, fair and in the best interests of US Holdco and its stockholder to enter into this Agreement and to perform the transactions contemplated hereby; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously:  (a) determined that it is advisable, fair and in the best interests of Merger Sub and its stockholder to enter into this Agreement and to perform the transactions contemplated hereby; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; (c) directed that this Agreement be submitted to the stockholders of Merger Sub; and (d) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of Merger Sub;

WHEREAS, Parent and US Holdco, as the sole stockholders of Merger Sub, will adopt this Agreement promptly following its execution; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01          Definitions.  For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that (i) contains confidentiality provisions that are no less favorable in any material respect to a party hereof than those contained in the Confidentiality Agreement and (ii) does not restrict, in any manner, the Company’s ability to consummate the transactions contemplated hereby or to comply with its disclosure obligations to Parent pursuant to this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person.  For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

“Agreement” has the meaning set forth in the Preamble.

“Alternative Financing” has the meaning set forth in Section 7.06(d).

“Anti-Takeover Statutes” has the meaning set forth in Section 4.03(e).

“Antitrust Laws” has the meaning set forth in Section 4.03(c).

“Book-Entry Share” has the meaning set forth in Section 3.01(d).

“Burdensome Condition” has the meaning set forth in Section 8.04(d).

“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in Ireland or the State of New York are authorized or required by Law or other governmental action to close.

“Cancelled Shares” has the meaning set forth in Section 3.01(a).

“Capitalization Date” means February 19, 2021.

“Cash Consideration” has the meaning set forth in Section 3.01(b).

“Certificate” has the meaning set forth in Section 3.01(d).

“Certificate of Merger” has the meaning set forth in Section 2.03.

“Charter Documents” means:  (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof; (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement, as applicable, thereof; (c) with respect to a partnership, the certificate of formation and the partnership agreement; and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commercial Tax Obligation” means any customary obligation to assume responsibility, or reimburse another Person, for specified Taxes that is part of a larger commercial agreement not primarily related to Taxes (excluding any commercial agreement to sell or otherwise dispose of (1) any equity of any entity or (2) any assets other than inventory sold in the ordinary course of the Company’s business), such as an obligation of a borrower to gross up a lender under a credit agreement or a tenant’s obligation to make tax escalation payments to a landlord.

“Commitment Letter” has the meaning set forth in Section 5.23(a).

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 6.02(a).

“Company Adverse Recommendation Change” means the Company Board or any committee thereof:  (a) withholding or withdrawing (or amending, modifying, or materially qualifying, in a manner adverse to Parent, US Holdco or Merger Sub), the Company Board Recommendation; (b) failing to include the Company Board Recommendation in the Proxy Statement/EGM Notice that is mailed to the Company’s stockholders; (c) adopting, approving or recommending a Company Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after the commencement of such offer (within the meaning of Rule 14d-2 under the Exchange Act (as defined below)); (e) failing to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten (10) Business Days after the date any Company Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Company Takeover Proposal; or (f) resolving, agreeing or publicly proposing to take any of the foregoing actions.

“Company Balance Sheet” has the meaning set forth in Section 4.04(e).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.03(d).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company COVID Action” means any COVID-19 Measure and any other reasonable action taken or omitted to be taken after the date of this Agreement that the Company reasonably determines to be necessary or prudent for the Company or its Subsidiaries to take in connection with or in response to COVID-19, including the establishment of any policy, procedure or protocol, in each case in connection with or in response to:  (A) events surrounding any pandemic or public health emergency caused by COVID-19; (B) mothballing, suspending or reinitiating operation of all or a portion of the Company’s or any of its Subsidiaries’ respective businesses or operations (including suspending any studies or changing any protocols as a result of lack of hospital access or capacity); (C) workforce reductions; (D) mitigating the effects of such events, pandemic or public health emergency on the business of one or more of the Company and its Subsidiaries; or (E) protecting the health and safety of customers, employees and other business relationships and ensuring compliance with any legal requirements.

“Company Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Employee” has the meaning set forth in Section 4.12(a).

“Company Employee Plans” has the meaning set forth in Section 4.12(a).

“Company Equity Award” means a Company Stock Option or an award of Company Restricted Stock or Company Restricted Stock Units, as the case may be.

“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Company Expenses” means $120,000,000 (excluding any amounts in respect of VAT, if applicable).

“Company Financial Advisor” has the meaning set forth in Section 4.10.

“Company Intervening Event” means a material development or change in circumstance that occurs or arises after the date of this Agreement that was not known to or reasonably foreseeable by the Company Board as of the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement); provided, however, that in no event shall (i) the receipt, existence or terms of an actual or possible Company Takeover Proposal or Company Superior Proposal, (ii) any Effect relating to the Parent or any of its Subsidiaries that does not amount to a Material Adverse Effect, individually or in the aggregate, (iii) any change in the credit rating of the Company or the market price or trading volume of shares of Company Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Company Intervening Event, to the extent otherwise permitted by this definition), (iv) the fact that the Company or any of its Subsidiaries exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Company Intervening Event, to the extent otherwise permitted by this definition), (v) changes in GAAP, other applicable accounting rules or applicable Law or, in any such case, changes in the interpretation thereof, (vi) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices), (vii) any conditions (or changes in such conditions) affecting the industries or sectors in which the Company, Parent or any of their respective Subsidiaries operate (including changes in general market prices and political or regulatory changes affecting the industry or any changes in applicable Law), (viii) any event or circumstance arising in connection with obtaining approvals and other authorizations of any Governmental Entity (including, for the avoidance of doubt, the expiration of the waiting periods applicable to the consummation of the Merger under the HSR Act and other Antitrust Laws), (ix) any event or circumstance arising in connection with the execution announcement of this Agreement or the pendency of the Merger (including by reason of the identity of Parent or the Company), including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, customers, suppliers, vendors, landlords or partners, (x) any actions taken or omitted by Parent, Company or any of their Subsidiaries that is expressly required to be taken or omitted by such parties pursuant to this Agreement in connection with the transactions contemplated by this Agreement, (xi) any opportunity to acquire (by merger, joint venture, partnership, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties or businesses from, or enter into any licensing, collaborating or similar arrangements with, any other Person, (xii) any acts of war, sabotage, or terrorism, or military actions, or the escalation thereof and (xiii) any natural disasters, epidemics or pandemics (including the existence and impact of the COVID-19 pandemic or any COVID-19 Measure), in each case, constitute, or be taken into account, in whole or in part, in determining when a material development or change in circumstance constitutes, a Company Intervening Event.

“Company Intervening Event Notice Period” has the meaning set forth in Section 6.02(e)(i).

“Company IP” has the meaning set forth in Section 4.07(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other legally binding Contracts, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound, other than non-exclusive licenses granted by the Company or any of its Subsidiaries pursuant to customer Contracts entered into in the ordinary course of business.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries, and all associated documentation.

“Company Material Adverse Effect” means any event, occurrence, state of facts, condition, effect, circumstance, development, action, omission or change (each, an “Effect”) that has, or would reasonably be expected to have, individually or in the aggregate with one or more Effects, a material adverse effect on the business, results of operations, or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect to the extent, directly or indirectly, resulting or arising from or related to any of the following shall be deemed to constitute a Company Material  Adverse Effect, or be taken into account, in whole or in part, in determining whether, a Company Material Adverse Effect has occurred or may, would or could occur:  (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the announcement, or pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, customers, Governmental Entities, or other third Persons (it being understood and agreed that this clause shall not apply with respect to Section 4.03(b) or Section 4.03(c)); (iii) any changes in applicable Law (including COVID-19 Measures) or GAAP or other applicable accounting standards, including interpretations thereof, (iv) acts of war, sabotage, or terrorism, or military actions, or the escalation thereof; (v) natural disasters, weather conditions, epidemics, pandemics, or disease outbreaks (including COVID-19) or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States); (vi) general conditions in the industry in which the Company and its Subsidiaries operate; (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of the Company’s securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (ix) actions taken as required by the Agreement or actions or omissions taken with Parent’s consent; provided further, however, that any Effect resulting from any event, change, and effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above (excluding any Effect arising from, resulting from or related to COVID-19 or any COVID-19 Measure) shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Company Material Contract” has the meaning set forth in Section 4.15(a).

“Company-Owned IP” means all Intellectual Property purportedly owned by the Company or any of its Subsidiaries.

“Company Preferred Stock” has the meaning set forth in Section 4.02(a).

“Company Proxy Statement” has the meaning set forth in Section 4.17.

“Company Restricted Stock” means any Company Common Stock subject to vesting, repurchase, or other lapse of restrictions under any Company Stock Plan.

“Company Restricted Stock Unit” means any restricted stock unit representing the right to receive Company Common Stock subject to vesting or other restrictions under any Company Stock Plan.

“Company SEC Documents” has the meaning set forth in Section 4.04(a).

“Company Securities” has the meaning set forth in Section 4.02(b)(ii).

“Company Stock Option” means any option to purchase Company Common Stock under any Company Stock Plan.

“Company Stock Plans” means, in each case as amended, the PRA Holdings, Inc. Equity Incentive Plan, 2013 Stock Incentive Plan for Key Employees of PRA Global Holdings, Inc. and its Subsidiaries (formerly known as the 2013 Stock Incentive Plan For Key Employees of Pinnacle Holdco Parent, Inc. and its Subsidiaries), PRA Health Sciences, Inc. 2014 Omnibus Incentive Plan, PRA Health Sciences, Inc. 2018 Stock Incentive Plan, PRA Health Sciences, Inc. 2020 Stock Incentive Plan.

“Company Stock Purchase Plan” means the PRA Health Sciences, Inc. 2017 Employee Stock Purchase Plan, as amended.

“Company Stockholders Meeting” has the meaning set forth in the Recitals.

“Company Subsidiary Securities” has the meaning set forth in Section 4.02(d).

“Company Superior Proposal” means a bona fide written Company Takeover Proposal with respect to the Company or its Subsidiaries (except that, for purposes of this definition, each reference in the definition of “Company Takeover Proposal” to “15%” shall be “50%”), that the Company’s board determines in good faith (after consultation with outside legal counsel and a financial advisor of national reputation) (a) is reasonably likely to be consummated in accordance with its terms, taking into account all financial, legal, regulatory, timing and other aspects of such proposal and (b) would, if consummated, result in a transaction that is more favorable from a financial point of view to the holders of the Company’s common stock than the transactions contemplated by this Agreement, taking into account:  (i) all financial considerations; (ii) the identity of the Third Party making such Company Takeover Proposal; (iii) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Company Takeover Proposal; (iv) the other terms and conditions of such Company Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory, and other aspects of such Company Takeover Proposal deemed relevant by the Company (including any conditions relating to financing, stockholder approval, regulatory approvals, or other events or circumstances beyond the control of the Company); and (v) any revisions to the terms of this Agreement and the transaction contemplated by this Agreement proposed by Parent during the Company Superior Proposal Notice Period set forth in Section 6.02(d).

“Company Superior Proposal Notice Period” has the meaning set forth in Section 6.02(d).

“Company Takeover Proposal” means an inquiry, proposal, or offer from or on behalf of, or indication of interest in making a proposal or offer (including any amendment or modification to any existing indication of interest, inquiry, offer or proposal) by or on behalf of, any Person or group relating to any transaction or series of related transactions (other than any such inquiry, proposal, offer or indication of interest made by or on behalf of Parent, US Holdco, Merger Sub or one or more of their Subsidiaries as contemplated by this Agreement), relating to, or that would reasonably be expected to lead to, in one transaction or a series of related transactions, any:  (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business consistent with past practice) equal to 15% or more of the fair market value of the Company’s and its Subsidiaries’ consolidated assets, taken as a whole, or to which 15% or more of the Company’s and its Subsidiaries’ revenues, income or EBITDA on a consolidated basis, taken as a whole, are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of the Company or any of its Subsidiaries whose business constitutes 15% or more of the consolidated revenues, income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of the Company; (d) merger, consolidation, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, acquisition, license agreement, other business combination, or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Company Termination Fee” means $277,000,000 (excluding any amounts in respect of VAT, if applicable).

“Confidentiality Agreement” means that certain Confidentiality Agreement, by and between Parent and the Company, dated as of February 28, 2020 (as may be amended by the parties thereto from time to time), including any clean team agreements related thereto.

“Continuing Employee” has the meaning set forth in Section 8.09(a).

“Contract” means any contract, agreement, license, note, bond, mortgage, indenture, lease, loan or credit agreement, option, warrant, purchase order, insurance policy or other binding instrument, understanding, obligation, undertaking or commitment (including all supplements and addenda thereto), whether written or oral, but excluding any Company Employee Plan.

“COVID-19” means SARS-CoV-2 or COVID-19, and all evolutions, variations or mutations thereof or related or associate epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, reduced capacity, social distancing, shut down, closure, sequester, safety or any other guideline, recommendation, law, order or directive promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

“Data Activities” has the meaning set forth in Section 4.07(g).

“Data Protection Requirements” has the meaning set forth in Section 4.07(g).

“Debt Financing” has the meaning set forth in Section 5.23(a).

“Debt Financing Related Parties” means the Debt Financing Sources, and any arrangers or administrative agents in connection with the Debt Financing, together with their current and future Affiliates and their and such Affiliates’ respective officers, directors, employees, attorneys, partners (general or limited), controlling parties, advisors, members, managers, accountants, consultants, agents, and Representatives, and their respective successors and assigns; provided, however, that the Debt Financing Related Parties shall not include Parent or any of its respective Affiliates.

“Debt Financing Sources” means the Persons that have committed to provide or have otherwise entered into agreements to provide the Debt Financing, including the Lenders.

“Debt Payoff Letters” has the meaning set forth in Section 6.04(a)(x).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 3.03.

“EDGAR” has the meaning set forth in Section 4.04(a).

“Effect” has the meaning set forth in Section 1.01.

“Effective Time” has the meaning set forth in Section 2.03.

“EGM Notice” has the meaning set forth in Section 4.17.

“End Date” has the meaning set forth in Section 10.02(a).

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata & natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity:  (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety (as it relates to exposure to Hazardous Materials), or the Environment; (b) human health and safety (as it relates to exposure to Hazardous Materials); or (c) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, Release, threat of Release or remediation of any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrowed Take-Out Financing Proceeds” means any cash proceeds of a Take-Out Financing that are subject to escrow arrangements, the release of which is subject to conditions no more restrictive than the conditions to the receipt of the Debt Financing set forth in the Commitment Letter (without giving effect to any Restricted Amendment).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Exchange Fund” has the meaning set forth in Section 3.02(a).

“Exchange Ratio” has the meaning set forth in Section 3.01(b).

 “Fee Letter” has the meaning set forth in Section 5.23(a).

“Foreign Antitrust Laws” has the meaning set forth in Section 4.03(c).

“Form F-4” has the meaning set forth in Section 4.17.

“GAAP” means United States generally accepted accounting principles.

“Government Contract” means any Contract of any kind between the Company or any of its Subsidiaries, on the one hand, and (a) any Governmental Entity, (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor or (c) any subcontractor at any tier with respect to any contract of a type described in clause (a) or (b) above, on the other hand.  A task or delivery order under a Governmental Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Antitrust Authority” has the meaning set forth in Section 8.04(b).

“Governmental Entity” means any supranational, national, state, municipal, local, or foreign government (or any political subdivision thereof), any instrumentality, subdivision, department, legislative body, court, tribunal, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any legislative, regulatory or other governmental or quasi-governmental authority (including any securities exchange).

“Hazardous Material” means:  (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is regulated under or which can give rise to liability under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes,  biological, medical or pharmaceutical waste, perfluoroalkyl and polyfluoroalkyl  substances, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Health Care Laws” has the meaning set forth in Section 4.20(a).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“HSR Act” has the meaning set forth in Section 4.03(c).

“Indebtedness” of any Person at any date means, without duplication, all obligations of such Person under the applicable governing documentation to pay principal, interest, penalties, fees, guarantees, reimbursements, damages, “make-whole” amounts, prepayment premiums, termination fees, costs of unwinding and other liabilities with respect to (i) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (ii) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (iii) leases that are required to be capitalized in accordance with GAAP under which such Person is the lessee, (iv) the deferred purchase price of goods or services, including earn outs (other than trade payables or accruals in the ordinary course of business consistent with past practice); (v) obligations under interest rate, currency swap, hedging, cap, collar or futures Contracts or other derivative instruments or agreements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (vi) obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases), (vii) liabilities under sale-and-leaseback transactions, agreements to repurchase securities sold and other similar financing transactions, and (viii) direct or indirect guarantees or other forms of credit support of obligations described in clauses (i) through (vii) above of any Person (other than, in the case of clauses (i), (ii) and (v), accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business consistent with past practice).

“Indemnified Party” has the meaning set forth in Section 7.05(a).

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world:  (a) trademarks, service marks, trade names, trade dress, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; (f) rights in software, data and databases; and (g) other intellectual property and related proprietary rights.

“Interim Period” has the meaning set forth in Section 6.01(a).

“Irish Companies Act” means the Irish Companies Act 2014, as amended.

“Irish Takeover Code” means the Irish Takeover Panel Act 1997, Takeover Rules, 2013, as amended.

“IRS” means the United States Internal Revenue Service.

“Key Company Employee” means each Company Employee with a title of Executive Vice President or higher and the President, Strategic Solutions of the Company.

“Knowledge” means:  (a) with respect to the Company and its Subsidiaries, the actual knowledge after reasonable inquiry of each of the individuals listed in Section 1.01 of the Company Disclosure Letter; and (b) with respect to Parent and its Subsidiaries, the actual knowledge after reasonable inquiry of each of the individuals listed in Section 1.01 of the Parent Disclosure Letter.

“Laws” means any national, federal, state, local, municipal, county, administrative, provincial, foreign, multi-national or other laws, statutes, constitutions, ordinances, rules, regulations, official administrative guidance, codes, treaties, Orders, certification standard, accreditation standard, Permit, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, applied, or otherwise put into effect by or under the authority of any Governmental Entity, or any common law of any jurisdiction.

“Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which a Person holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of such Person or any of its Subsidiaries thereunder.

“Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by a Person or any of its Subsidiaries.

“Legal Action” means any legal, administrative, judicial, arbitral, or other proceeding, suit, action, investigation, examination, claim, audit, hearing, charge, complaint, indictment, criminal prosecution, litigation, examination or any other method of settling disputes or disagreements or governmental investigation by, against, or before any Governmental Entity or non-governmental court, department, commission, board, bureau, agency, arbitrator or mediator or other instrumentality.

“Lenders” has the meaning set forth in Section 5.23(a).

“Liability” means any liability, cost, Indebtedness, commitment or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, liquidated or unliquidated or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP), including those arising under any Contract, Legal Action or Order.

“Lien” means, with respect to any property or asset, any pledge, lien (statutory or other), mortgage, charge, encumbrance, hypothecation, option, community property interest, condition, equitable interest, encroachment, right of way, right of first refusal, right of first offer, security interest of any kind or nature whatsoever or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Maximum Premium” has the meaning set forth in Section 7.05(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.01(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” has the meaning set forth in the Recitals.

“Nasdaq” means the Nasdaq Global Select Market.

“Non-Cooperation Notice” has the meaning set forth in Section 6.04(e).

“Non-Recourse Party” means, with respect to any party, (i) any former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any of such Person, or (ii) any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing Persons specified in the foregoing clause (i), as applicable; provided that a Non-Recourse Party of any party shall not include such party itself.

“Order” means any order, writ, assessment, decision, injunction, decree, ruling, stipulation, award, determination, settlement, corporate integrity agreement, deferred prosecution agreement, subpoena, verdict or judgment entered, issued, made or rendered by any Governmental Entity or arbitrator, whether temporary, preliminary, or permanent.

“Other Governmental Approvals” has the meaning set forth in Section 4.03(c).

“Owned Real Estate” means all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by a Person or any of its Subsidiaries.

“Parent” has the meaning set forth in the Preamble.

“Parent Acquisition Agreement” has the meaning set forth in Section 7.02(a).

“Parent Adverse Recommendation Change” means the Parent Board or any committee thereof:  (a) withholding or withdrawing (or amending, modifying or materially qualifying, in a manner adverse to the Company), the Parent Board Recommendation; (b) failing to include the Parent Board Recommendation in the Proxy Statement/EGM Notice that is mailed to Parent’s shareholders; (c) adopting, approving or recommending a Parent Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the Parent Ordinary Shares within ten (10) Business Days after the commencement of such offer (within the meaning of Rule 14d-2 under the Exchange Act; (e) failing to reaffirm (publicly, if so requested by the Company) the Parent Board Recommendation within ten (10) Business Days after the date any Parent Takeover Proposal (or material modification thereto) is first publicly disclosed by Parent or the Person making such Parent Takeover Proposal; or (f) resolving, agreeing or publicly proposing to take any of the foregoing actions.

“Parent AGM” means an annual general meeting of the shareholders of Parent, whenever held.

“Parent AGM Resolutions” means any and all resolutions relating to the following matters which may be proposed to the shareholders of Parent at a Parent AGM: (A) the election and/or re-election of any of the directors and/or secretary of the Parent; (B) the review, consideration and/or approval of the Parent’s annual accounts; (C) the appointment, removal or replacement of the auditors of the Parent; (D) the authority of the board of the directors of the Company to fix the remuneration of the auditors of the Parent; (E) the authority of the board of the directors of the Company to issue shares in the capital of the Parent up to an aggregate of 20% of the share capital of the Parent at the relevant time; (F) the authority of the board of the directors of the Company to issue shares in the capital of the Parent for cash, without having to offer shares to the existing shareholders on a pro rata basis, up to an aggregate of 5% of the share capital of the Parent at the relevant time; (G) the authority of the board of the directors of the Company to issue shares in the capital of the Parent for cash, without having to offer shares to the existing shareholders on a pro rata basis provided that the proceeds of any such share issuance are to be used only for the purposes of financing (or refinancing, if the authority is to be used within six months after the original transaction) an acquisition or other capital investment, up to an aggregate of 5% of the share capital of the Parent at the relevant time; (H) the authority of the Parent to buy-back (purchase) up to 10% of the outstanding share capital of the Parent; and (I) the authority of the Parent to reissue shares held as treasury shares.

“Parent and US Holdco Expenses” $100,000,000 (excluding any amounts in respect of VAT, if applicable).

“Parent and US Holdco Financial Advisor” has the meaning set forth in Section 5.10.

“Parent and US Holdco Termination Fee” means $388,000,000 (excluding any amounts in respect of VAT, if applicable).

“Parent Balance Sheet” has the meaning set forth in Section 5.04(e).

“Parent Board” has the meaning set forth in the Recitals.

“Parent Board Recommendation” has the meaning set forth in Section 5.03(d)(i).

“Parent COVID Action” means any COVID-19 Measure and any other reasonable action taken or omitted to be taken after the date of this Agreement that Parent reasonably determines to be necessary or prudent for Parent or its Subsidiaries to take in connection with or in response to COVID-19, including the establishment of any policy, procedure or protocol, in each case in connection with or in response to: (A) events surrounding any pandemic or public health emergency caused by COVID-19; (B) mothballing, suspending or reinitiating operation of all or a portion of Parent’s or any of its Subsidiaries’ respective businesses or operations (including suspending any studies or changing any protocols as a result of lack of hospital access or capacity); (C) workforce reductions; (D) mitigating the effects of such events, pandemic or public health emergency on the business of one or more of Parent and its Subsidiaries; or (E) protecting the health and safety of customers, employees and other business relationships and ensuring compliance with any legal requirements.

“Parent Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Parent Employee” has the meaning set forth in Section 5.12(a).

“Parent Employee Plans” has the meaning set forth in Section 5.12(a).

“Parent Equity Award” means a Parent Share Option or an award of Parent Restricted Shares or Parent Restricted Share Units, as the case may be.

“Parent Equity Conversion Price” means the volume weighed average price per Parent Ordinary Share as reported on the Nasdaq for the ten (10) consecutive trading days ending on the trading day immediately preceding the Effective Time (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications, or similar events).

“Parent Equity Conversion Ratio” means the ratio equal to (i) the Per Share Cash Equivalent Consideration, divided by (ii) the Parent Equity Conversion Price.

“Parent ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with Parent or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Parent Intervening Event” means a material development or change in circumstance that occurs or arises after the date of this Agreement that was not known to or reasonably foreseeable by the Parent Board as of the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Parent Board as of the date of this Agreement); provided, however, that in no event shall (i) the receipt, existence or terms of an actual or possible Parent Takeover Proposal, (ii) any Effect relating to the Company or any of its Subsidiaries that does not amount to a Material Adverse Effect, individually or in the aggregate, (iii) any change in the credit rating of Parent or the market price or trading volume of the Parent Ordinary Shares (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Parent Intervening Event, to the extent otherwise permitted by this definition), (iv) the fact that Parent or any of its Subsidiaries exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Parent Intervening Event, to the extent otherwise permitted by this definition), (v) changes in GAAP, other applicable accounting rules or applicable Law or, in any such case, changes in the interpretation thereof, (vi) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices), (vii) any conditions (or changes in such conditions) affecting the industries or sectors in which the Company, Parent or any of their respective Subsidiaries operate (including changes in general market prices and political or regulatory changes affecting the industry or any changes in applicable Law), (viii) any event or circumstance arising in connection with obtaining approvals and other authorizations of any Governmental Entity (including, for the avoidance of doubt, the expiration of the waiting periods applicable to the consummation of the Merger under the HSR Act and other Antitrust Laws), (ix) any event or circumstance arising in connection with the execution announcement of this Agreement or the pendency of the Merger (including by reason of the identity of Parent or the Company), including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, customers, suppliers, vendors, landlords or partners, (x) any actions taken or omitted by Parent, Company or any of their Subsidiaries that is expressly required to be taken or omitted by such parties pursuant to this Agreement in connection with the transactions contemplated by this Agreement, (xi) any opportunity to acquire (by merger, joint venture, partnership, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties or businesses from, or enter into any licensing, collaborating or similar arrangements with, any other Person, (xii) any acts of war, sabotage, or terrorism, or military actions, or the escalation thereof and (xiii) any natural disasters, epidemics or pandemics (including the existence and impact of the COVID-19 pandemic or any COVID-19 Measure), in each case, constitute, or be taken into account, in whole or in part, in determining when a material development or change in circumstance constitutes, a Parent Intervening Event.

“Parent Intervening Event Notice Period” has the meaning set forth in Section 7.02(e)(ii).

“Parent IP” has the meaning set forth in Section 5.07(a).

“Parent IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other legally binding Contracts, whether written or oral, relating to Intellectual Property and to which Parent or any of its Subsidiaries is a party, beneficiary, or otherwise bound, other than non-exclusive licenses granted by Parent or any of its Subsidiaries pursuant to customer Contracts entered into in the ordinary course of business.

“Parent IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by Parent or any of its Subsidiaries, and all associated documentation.

“Parent Material Adverse Effect” means any Effect that has, or would reasonably be expected to individually or in the aggregate with one or more Effects, a material adverse effect on the business, results of operations, or financial condition, of Parent and its Subsidiaries, taken as a whole; provided, however, that no Effect to the extent, directly or indirectly, resulting or arising from or related to any of the following shall be deemed to constitute a Parent Material Adverse Effect, or be taken into account, in whole or in part, in determining whether a Parent Material Adverse Effect has occurred or may, would or could occur:  (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the announcement, or pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, of Parent and its Subsidiaries with employees, suppliers, customers, Governmental Entities, or other third Persons (it being understood and agreed that this clause shall not apply with respect to Section 5.03(b) or Section 5.03(c)); (iii) any changes in applicable Law (including COVID-19 Measures) or GAAP or other applicable accounting standards, including interpretations thereof, (iv) acts of war, sabotage, or terrorism, or military actions, or the escalation thereof; (v) natural disasters, weather conditions, epidemics, pandemics, or disease outbreaks (including COVID-19) or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States); (vi) general conditions in the industry in which Parent and its Subsidiaries operate; (vii) any failure, in and of itself, by Parent to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Parent Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of Parent’s securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Parent Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (ix) actions taken as required by the Agreement or actions or omissions taken with Parent’s consent; provided further, however, that any Effect resulting from any event, change, and effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above (excluding any Effect arising from, resulting from or related to COVID-19 or any COVID-19 Measure) shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on Parent and its Subsidiaries, taken as a whole, compared to other participants in the industries in which Parent and its Subsidiaries conduct their businesses.

“Parent Material Contract” has the meaning set forth in Section 5.15(a).

“Parent Ordinary Shares” has the meaning set forth in the Recitals.

“Parent-Owned IP” means all Intellectual Property purportedly owned by Parent or any of its Subsidiaries.

“Parent Performance Share Unit” means any restricted share unit representing the right to receive Parent Ordinary Shares subject to performance-based vesting or other restrictions granted under any Parent Share Plan.

“Parent Restricted Share Unit” means any restricted share unit representing the right to receive Parent Ordinary Shares subject to vesting or other restrictions granted under any Parent Share Plan.

“Parent Restricted Shares” means any Parent Ordinary Shares subject to vesting, repurchase, or other lapse of restrictions granted under any Parent Share Plan.

“Parent SEC Documents” has the meaning set forth in Section 5.04(a).

“Parent Securities” has the meaning set forth in Section 5.02(b)(ii).

“Parent Share Issuance” has the meaning set forth in the Recitals.

“Parent Share Option” means any option to purchase Parent Ordinary Shares granted under any Parent Share Plan.

“Parent Share Plan” means, in each case as amended, any stock option, stock incentive, stock award, management incentive or other equity compensation plan or agreement sponsored or maintained (including, from and after the Effective Time, any Company Stock Plan assumed at the Effective Time) by Parent or any Subsidiary of Parent.

“Parent Shareholders Meeting” means the extraordinary general meeting of the shareholders of Parent to be held to consider the approval of the grant of authority to the Parent Board to effect the Parent Share Issuance.

“Parent Subsidiary Securities” has the meaning set forth in Section 5.02(d).

“Parent Takeover Proposal” means an inquiry, proposal, or offer from or on behalf of, or indication of interest in making a proposal or offer (including any amendment or modification to any existing indication of interest, inquiry, offer or proposal) by or on behalf of, any Person or group relating to any transaction or series of related transactions relating to, or that would reasonably be expected to lead to, in one transaction or a series of related transactions, any:  (a) direct or indirect acquisition of assets of Parent or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business consistent with past practice) equal to 15% or more of the fair market value of Parent’s and its Subsidiaries’ consolidated assets, taken as a whole, or to which 15% or more of Parent’s and its Subsidiaries’ revenue, income or EBITDA on a consolidated basis, taken as a whole, are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of Parent or any of its Subsidiaries whose business constitutes 15% or more of the consolidated revenues, income, EBITDA or assets of Parent and its Subsidiaries, taken as a whole; (c) tender offer, exchange offer or scheme of arrangement that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of Parent; (d) merger, consolidation, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, acquisition, license agreement, other business combination, or similar transaction involving Parent or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated revenues, income, or assets of Parent and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of Parent or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 15% or more of the consolidated revenues, income, or assets of Parent and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Parent Voting Debt” has the meaning set forth in Section 5.02(c).

“PBGC” has the meaning set forth in Section 4.12(d).

“Per Share Cash Equivalent Consideration” means the sum of:  (i) the Cash Consideration plus (ii) the product obtained by multiplying (x) the Exchange Ratio by (y) the Parent Equity Conversion Price.

“Permits” means all permits, licenses, registrations, certificates, variances, clearances, consents, commissions, franchises, exemptions, Orders, authorizations, approvals, qualifications and filings or notices issued by, obtained from or filed with any Governmental Entity.

“Permitted Liens” means:  (a) Liens for current ad valorem property Taxes not yet due and payable; (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation; (g) non-exclusive licenses or sublicenses of Intellectual Property (h) Liens which are disclosed on the Company Balance Sheet, in the case of the Company, and Parent Balance Sheet, in the case of Parent; and (i) Liens incurred in the ordinary course of business that would not reasonably be expected to interfere adversely in a material way with the use of the properties or assets encumbered thereby.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Personal Data” has the meaning set forth in Section 4.07(g).

“Proxy Statement/EGM Notice” has the meaning set forth in Section 4.17.

“Real Estate” means Owned Real Estate and Leased Real Estate.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or within, from or into any building, structure, facility or fixture.

“Representatives” means, with respect to any Person, such Person’s directors, members, managers, officers, employees, investment bankers, attorneys, accountants, consultants, or other agents, advisors or representatives.

“Required Amount” has the meaning set forth in Section 5.23(e).

“Requisite Company Vote” has the meaning set forth in Section 4.03(a).

“Requisite Parent Vote” has the meaning set forth in Section 5.03(a).

“Restricted Amendments” has the meaning set forth in Section 7.06(a).

“Sanctioned Country” has the meaning set forth in Section 4.19.

“Sanctions” has the meaning set forth in Section 4.19.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Consideration” has the meaning set forth in Section 3.01(b).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Subsidiary-Held Shares” has the meaning set forth in Section 3.01(c).

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Surviving Corporation Common Stock” has the meaning set forth in Section 3.01(c).

“Take-Out Financing” means any borrowings under any Parent credit facilities or any offering of debt or equity securities by Parent or any of its Affiliates, all or a portion of which will be used to fund the Merger Consideration or any other amounts payable pursuant to this Agreement in lieu of all or a portion of the Debt Financing, and which (x) is subject to conditions no more restrictive than the conditions to the receipt of the Debt Financing set forth in the Commitment Letter (without giving effect to any Restricted Amendment) (or for which proceeds have been received and constitute Escrowed Take-Out Financing Proceeds), (y) would not have terms which would reasonably be expected to delay or prevent the Closing Date and (z) would not reduce the aggregate amount of the Debt Financing, such Take-Out Financing and Parent’s and Merger Sub’s cash and cash equivalents on hand (including any Escrowed Take-Out Financing Proceeds) below the Required Amount.

“Tax” or “Taxes” means (i) all federal, state, local, non-U.S. or other taxes, duties, imposts, levies, assessments, withholdings or similar charges imposed by any Governmental Entity, including all income, corporation, alternative minimum, gross receipts, capital, sales, use, consumption, business, ad valorem, VAT, transfer, stamp duty, franchise, profits, inventory, capital stock, license, withholding (including backup withholding), payroll, employment, unemployment, disability, social security, national insurance, excise, severance, stamp, occupation, registration, documentary, environmental, goods and services, property, customs duties and estimated taxes and (ii) all interest, penalties, additions to tax or other additional amounts imposed by any Governmental Entity in connection with any item described in clause (i), in each case described in clauses (i) or (ii), whether disputed or not.

“Tax Return” means any original, amended or estimated return, statement, report, election, declaration, disclosure, schedule, form or other document or statement (including any claim for refund, information return or report or country-by-country report) filed or required to be filed with any Taxing Authority, including any schedules, annexes, attachments or supplements to any of the foregoing.

“Tax Sharing Obligation” means any obligation with respect to the sharing, allocation, indemnification, reimbursement, responsibility for or payment of any Taxes or any Tax benefits between the Company or any of its Subsidiaries, on one hand, and any other Person on the other hand (whether contained in an agreement primarily related to Taxes or as part of a larger commercial agreement not primarily related to Taxes), excluding any Commercial Tax Obligation.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax matter.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent, Merger Sub, the Company or any of their respective Affiliates or Representatives (solely in their capacity as such).

“Transaction Litigation” means any claim or Legal Action against either the Company or Parent or any of their respective directors or officers (including any class action or derivative litigation) relating, directly or indirectly, to the Agreement, the Merger or the other transactions contemplated hereby, including disclosures made under securities laws and regulations related thereto.

“Treasury Regulations” means the Treasury regulations promulgated under the Code, as amended from time to time.

“US Holdco” has the meaning set forth in the Preamble.

“US Holdco Board” has the meaning set forth in the Recitals.

“USRPHC” has the meaning set forth in Section 6.05.

“VAT” means (i) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (ii) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (i) above, or imposed elsewhere.

“Voting Debt” has the meaning set forth in Section 4.02(c).

“Willful Breach” means, with respect to any representation, warranty, agreement or covenant in this Agreement, an intentional act or intentional omission (including a failure to cure circumstances) where the breaching party knows (or reasonably should have known) such action or omission is, would or would reasonably be expected to result in a breach of this Agreement.

ARTICLE II

THE MERGER

Section 2.01          The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time:  (i) Merger Sub will merge with and into the Company; (ii) the separate corporate existence of Merger Sub will cease; and (iii) the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger and a wholly owned Subsidiary of Parent and US Holdco (sometimes referred to herein as the “Surviving Corporation”).

Section 2.02          Closing.  Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place as soon as practicable (and, in any event, within five (5) Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), or such other time or date mutually agreed to in writing by the parties hereto; provided, further, that notwithstanding the foregoing, in no event shall the Closing occur prior to July 1, 2021.  The Closing shall take place at the offices of Cahill Gordon & Reindel LLP, 32 Old Slip, New York, New York 10005, or remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is mutually agreed to in writing by the parties hereto.  The actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 2.03          Effective Time.  Subject to the provisions of this Agreement, on the Closing Date, the Company and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company, Parent and US Holdco in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.04          Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto from and after the Effective Time, the effects of the Merger shall be that all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

Section 2.05          Organizational Documents of the Surviving Corporation.  (i) At the Effective Time and without any further action by the Company or Merger Sub, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth on Exhibit A and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law; and (ii) the parties hereto shall take all necessary action such that the bylaws of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of the bylaws of Merger Sub immediately prior to the Effective Time, except that references to Merger Sub’s name shall be replaced with references to the name of the Surviving Corporation.

Section 2.06          Directors and Officers of the Surviving Corporation.  The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.01          Effect of the Merger on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of Parent, US Holdco, Merger Sub, or the Company or the holder of any capital stock of Parent, US Holdco, Merger Sub, or the Company:

(a)              Cancellation of Certain Company Common Stock.  Each share of Company Common Stock that is owned by Parent, US Holdco or the Company (as treasury stock or otherwise) as of immediately prior to the Effective Time (the “Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)              Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares, Dissenting Shares and Subsidiary-Held Shares) will be cancelled and converted into the right to receive:  (i) from Parent, 0.4125 of one Parent Ordinary Share (the “Share Consideration” and such ratio, the “Exchange Ratio”); (ii) from US Holdco and the Surviving Corporation $80.00 in cash, without interest (the “Cash Consideration” and together with the Share Consideration, the “Merger Consideration”); (iii) from Parent, any cash in lieu of fractional Parent Ordinary Shares payable pursuant to Section 3.01(e); and (iv) from Parent, any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Company Common Stock in accordance with Section 3.02(g).

(c)              Conversion of Subsidiary-Held Shares.  All shares of Company Common Stock owned by any direct or indirect wholly owned Subsidiary of the Company or any direct or indirect wholly owned Subsidiary of Parent other than US Holdco immediately prior to the Effective Time (“Subsidiary-Held Shares”) shall be converted automatically into that number (which may be a fraction less than one) of newly issued, fully paid and nonassessable share(s) of common stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”) that represents the same percentage interest in the Surviving Corporation Common Stock immediately after the Merger as such Subsidiary-Held Shares represented in the Company Common Stock immediately prior to the Merger.

(d)              Cancellation of Shares.  At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and, subject to Section 3.03, each holder of:  (i) a certificate formerly representing any shares of Company Common Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (each, a “Book-Entry Share”) will, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration in accordance with Section 3.02 hereof, (B) any cash in lieu of fractional Parent Ordinary Shares payable pursuant to Section 3.01(e), and (C) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Company Common Stock in accordance with Section 3.02(g).

(e)              Conversion of Merger Sub Capital Stock.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into and become one newly issued, fully paid, and non-assessable share of Surviving Corporation Common Stock with the same rights, powers, and privileges as the shares so cancelled and converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.  From and after the Effective Time, all certificates representing shares of Merger Sub common stock, if any, shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(f)              Fractional Shares.  No certificates or scrip representing fractional Parent Ordinary Shares shall be issued upon the conversion of Company Common Stock pursuant to Section 3.01(b) and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Ordinary Shares.  Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive from Parent a fraction of a Parent Ordinary Share (after taking into account all shares of Company Common Stock exchanged by such holder) shall in lieu thereof, upon surrender of such holder’s Certificates and Book-Entry Shares, receive in cash from Parent (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the last reported sale price of Parent Ordinary Shares on the Nasdaq (as reported by The Wall Street Journal or an authoritative source mutually agreed in good faith by Parent and the Company) on the last complete trading day prior to the date of the Effective Time.

Section 3.02          Exchange Procedures.

(a)              Exchange Agent; Exchange Fund.  Prior to the Effective Time, Parent shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Merger Consideration for the Certificates and the Book-Entry Shares.  At or promptly following the Effective Time, Parent shall deposit with the Exchange Agent:  certificates representing the Parent Ordinary Shares to be issued by Parent as Share Consideration (or make appropriate alternative arrangements if uncertificated Parent Ordinary Shares represented by book-entry shares will be issued) and any cash sufficient to make payments in lieu of fractional shares pursuant to Section 3.01(e).  In addition, US Holdco and the Surviving Corporation shall deposit, with the Exchange Agent cash sufficient to pay the Cash Consideration,.  In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Company Common Stock may be entitled pursuant to Section 3.02(g) for distributions or dividends, on the Parent Ordinary Shares to which they are entitled to pursuant to Section 3.01(b), with both a record and payment date after the Effective Time and prior to the surrender of the Company Common Stock in exchange for such Parent Ordinary Shares.  Such cash and Parent Ordinary Shares, together with any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 3.02(a), are referred to collectively in this Agreement as the “Exchange Fund.”

(b)              Procedures for Surrender; No Interest.  Promptly after the Effective Time (in any event within five (5) Business Days), Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, whose Company Common Stock was cancelled and converted pursuant to Section 3.01(b) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent, US Holdco and the Surviving Corporation may reasonably specify) for use in such exchange.  Each holder of shares of Company Common Stock that have been cancelled and converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 3.01(b) in respect of the Company Common Stock represented by a Certificate or Book-Entry Share, any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 3.01(e), and any dividends or other distributions pursuant to Section 3.02(g) upon:  (i) surrender to the Exchange Agent of a Certificate; or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares; in each case, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent.  No interest shall be paid or accrued upon the surrender or transfer of any Certificate or Book-Entry Share.  Upon payment of the Merger Consideration pursuant to the provisions of this Article III, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c)              Investment of Exchange Fund.  The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by US Holdco or the Surviving Corporation; provided that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months.  To the extent such fund increases for any reason above the level required to make prompt payment of any outstanding Merger Consideration to be paid in exchange for Company Common Stock converted in the Merger pursuant to Section 3.01(b), Parent, US Holdco and the Surviving Corporation shall, following such prompt payment, be the sole owners of any amounts left over in such Exchange Fund.  Parent shall be treated for Tax purposes as the owner of any Parent Ordinary Shares and cash in lieu of fractional shares held in the Exchange Fund, and Parent shall be subject to Tax on all interest and other income resulting from the investment of such cash.  US Holdco or the Surviving Corporation, as applicable, shall be treated for Tax purposes as the owner of any cash held in the Exchange Fund prior to its disbursement, and shall be subject to Tax on all interest and other income resulting from investments of such cash.

(d)              Payments to Non-Registered Holders.  If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that:  (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)              Full Satisfaction.  All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to Parent, US Holdco or the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article III.

(f)              Termination of Exchange Fund.  Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be returned to Parent, US Holdco or the Surviving Corporation, as applicable, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 3.02 prior to that time shall thereafter look only to Parent, US Holdco or the Surviving Corporation, as applicable (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest.  Notwithstanding the foregoing, Parent, US Holdco or the Surviving Corporation, as applicable, shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws.  Any amounts remaining unclaimed by holders of shares of Company Common Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent, US Holdco or the Surviving Corporation, as applicable, free and clear of any claims or interest of any Person previously entitled thereto.

(g)              Distributions with Respect to Unsurrendered Shares of Company Common Stock.  All Parent Ordinary Shares to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Ordinary Shares, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement.  No dividends or other distributions in respect of the Parent Ordinary Shares shall be paid to any holder of any unsurrendered Company Common Stock until the Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 3.06) or Book-Entry Share is surrendered for exchange in accordance with this Section 3.02.  Subject to the effect of applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole Parent Ordinary Shares issued in exchange for Company Common Stock in accordance with this Section 3.02, without interest:  (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Parent Ordinary Shares and not paid; and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole Parent Ordinary Shares with a record date after the Effective Time but with a payment date subsequent to surrender.

(h)              Dissenting Shares Merger Consideration.  Any portion of the Cash Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to US Holdco or the Surviving Corporation, upon demand.

Section 3.03          Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, including Section 3.01, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.01(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be.  The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand, and Parent and US Holdco shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands.  Except with the prior written consent of Parent and US Holdco, the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Section 3.04          Adjustments.  Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or the Parent Ordinary Shares shall occur (other than the issuance of additional shares of capital stock of the Company or Parent as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.05          Withholding Rights.  Each of the Exchange Agent, Parent, US Holdco, Merger Sub, the Surviving Corporation and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws.  Amounts so deducted and withheld (and, in the case of the Exchange Agent, Parent, US Holdco, Merger Sub, the Surviving Corporation or any Affiliate, paid over to the applicable Governmental Entity) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.06          Lost Certificates.  If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent or US Holdco, the posting by such Person of a bond, in such reasonable amount as Parent or US Holdco may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this Article III.

Section 3.07          Treatment of Stock Options and Other Stock-Based Compensation.

(a)              Company Stock Options.  Each Company Stock Option that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall, as of the Effective Time by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Parent and be converted into a Parent Share Option, subject to the same terms and conditions, including vesting conditions, applicable to such Company Stock Option, to purchase the number of Parent Ordinary Shares equal to (i) the number of shares of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the Parent Equity Conversion Ratio, rounding down to the nearest whole number of Parent Ordinary Shares, at an exercise price per Parent Ordinary Share equal to (x) the exercise price per share of Company Common Stock subject to such Company Stock Option, divided by (y) the Parent Equity Conversion Ratio, rounding up to the nearest whole cent; provided that the exercise price, the number of Parent Ordinary Shares and the terms and conditions of such Parent Share Option shall be determined consistent with the applicable requirements for exempt, nonstatutory stock options under Section 409A of the Code.

(b)              Company Restricted Stock and Company Restricted Stock Units.

(i)      Each award of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall, as of the Effective Time by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive the Merger Consideration for each share of Company Restricted Stock, to be provided to such holder promptly but no later than five (5) Business Days following the Effective Time.

(ii)      Each award of Company Restricted Stock Units that is outstanding immediately prior to the Effective Time shall, as of the Effective Time by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Parent and be converted into a number of Parent Restricted Share Units, subject to the same terms and conditions, including vesting conditions, applicable to such Company Restricted Stock Units, equal to (i) the number of such Company Restricted Stock Units, multiplied by (ii) the Parent Equity Conversion Ratio, rounding down to the nearest whole number of Parent Restricted Share Units.

(c)              Company Stock Purchase Plan.  As soon as practicable following the date hereof, the Company, the Company Board or, as appropriate, any committee administering the Company Stock Purchase Plan shall adopt such resolutions or take such other actions as may be required to provide that, with respect to the Company Stock Purchase Plan:  (i) the final exercise date shall be the Closing Date, (ii) each participant’s accumulated contributions under the Company Stock Purchase Plan shall be used to purchase shares of Company Common Stock in accordance with the terms of the Company Stock Purchase Plan as of such date (provided that participants shall not be permitted to increase their payroll deductions in effect as of the date hereof), and (iii) unless otherwise requested by Parent and US Holdco the Company Stock Purchase Plan shall terminate on such date and no further rights shall be granted or exercised under the Company Stock Purchase Plan.  All shares of Company Common Stock purchased in accordance with this Section 3.07(c) shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

(d)              Assumption of Company Stock Plans. At the Effective Time, subject to the requirements of applicable Law, Parent shall assume all rights and obligations in respect of each Company Stock Plan, including each outstanding Company Equity Award to be converted in accordance with the foregoing provisions of this Section 3.07 except that:  (i) stock covered by such awards shall be Parent Ordinary Shares; (ii) all references in such Company Stock Plan to a number of shares of Company Common Stock shall be amended or deemed amended to refer instead to a number of Parent Ordinary Shares determined by multiplying the number of referenced shares of Company Common Stock by the Parent Equity Conversion Ratio, rounding down to the nearest whole number of Parent Ordinary Shares; and (iii) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to the administration of such Company Stock Plan.  Parent shall take all actions that are necessary for the assumption of the Company Equity Awards pursuant to this Section 3.07, including the reservation, issuance and listing of Parent Ordinary Shares as necessary to effect the transactions contemplated by this Section 3.07.  If registration of the Parent Ordinary Shares issuable thereunder is required under the Securities Act, Parent shall file with the SEC on the Closing Date a registration statement with respect to such Parent Ordinary Shares, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant Company Stock Plans remain in effect and such registration of Parent Ordinary Shares continues to be required.

(e)              Resolutions and Other Company Actions.  At or prior to the Effective Time, the Company, the Company Board, and the compensation committee of such board, as applicable, Parent, the Parent Board and the compensation committee of such board, as applicable, and US Holdco, the US Holdco Board and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the foregoing provisions of this Section 3.07, including any amendments, conditioned upon, and effective immediately after, the Effective Time, to the Company Stock Plans, Company Stock Purchase Plan or any applicable Parent Share Plans and such other actions as Parent or the Company, as applicable, may reasonably request or require (including, for the avoidance of doubt, as may be necessary or desirable to comply with any requirements of applicable Law or by virtue of the fact that Parent is an Irish public limited company).

Section 3.08          Tax Treatment.  The Merger is intended to be treated for U.S. federal income tax purposes as (a) a taxable purchase by Parent of a portion of each share of the outstanding stock of the Company (other than the Cancelled Shares, Subsidiary-Held Shares and the Dissenting Shares) (b) (i) except to the extent that Section 304 of the Code applies, a taxable purchase by US Holdco and (ii) to the extent that Section 304 of the Code applies, an acquisition by US Holdco of a portion of each share of the outstanding stock of the Company (other than the Cancelled Shares, Subsidiary-Held Shares and the Dissenting Shares) and (c) a taxable redemption by the Company of a portion of each share of the outstanding stock of the Company (other than the Cancelled Shares, Subsidiary-Held Shares and the Dissenting Shares).

Section 3.09          Closing of Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock shall thereafter be made.

Section 3.10          Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Article III, the officers and directors of the Surviving Corporation, Parent and US Holdco shall be fully authorized (in the name of Merger Sub, the Company, the Surviving Corporation or otherwise) to take, and shall take, all such action.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents prior to the date hereof (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors or risks to the extent they are predictive, cautionary, or forward-looking in nature) (it being understood and agreed that this clause (a) will not apply to any of Section 4.01, Section 4.02 or Section 4.03); or (b) as set forth in the correspondingly numbered Section of the Company Disclosure Letter that relates to such Section or in another Section of the Company Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, the Company hereby represents and warrants to Parent, US Holdco and Merger Sub as follows:

Section 4.01          Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)              Organization; Standing and Power.  The Company and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted, other than, in the case of the Company’s Subsidiaries, where the failure to be so organized, to be in good standing or to have such power, authority or standing (A) would not reasonably be expected to have a Company Material Adverse Effect or (B) would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions on a timely basis and in any event on or before the End Date.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, (A) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (B) would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions on a timely basis and in any event on or before the End Date.

(b)              Charter Documents.  The copies of the Certificate of Incorporation and Bylaws of the Company incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, are true, correct, and complete copies of such documents as in effect as of the date of this Agreement.  Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its respective Charter Documents.

(c)              Subsidiaries.  Section 4.01(c)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company as of the date hereof and its jurisdiction of organization.  All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens:  (x) imposed by applicable securities Laws; or (y) arising pursuant to the Charter Documents of any non-wholly-owned Subsidiary of the Company.  Except for the capital stock of, or other equity or voting interests in, its wholly owned Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 4.02          Capital Structure.

(a)              Capital Stock.  The authorized capital stock of the Company consists of:  (i) 1,000,000,000 shares of Company Common Stock; and (ii) 100,000,000 shares of preferred stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”).  As of the close of business on the Capitalization Date:  (A) 64,543,968 shares of Company Common Stock were issued and outstanding (not including shares held in treasury, but including, for the avoidance of doubt, 469,844 shares of Company Common Stock underlying outstanding Company Restricted Stock awards as described in Section 4.02(b)(i) below); (B) 0 shares of Company Common Stock were issued and held by the Company in its treasury; and (C) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury; and since the Capitalization Date and through the date hereof, no additional shares of Company Common Stock or shares of Company Preferred Stock have been issued other than the issuance of shares of Company Common Stock upon the exercise or settlement of Company Equity Awards.  All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights.  No Subsidiary of the Company owns any shares of Company Common Stock or Company Preferred Stock.

(b)              Stock Awards.

(i)      As of the close of business on the Capitalization Date, an aggregate of 2,636,173 shares of Company Common Stock were reserved for issuance pursuant to Company Equity Awards not yet granted under the Company Stock Plans and an aggregate of 2,485,112 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Purchase Plan.  As of the close of business on the Capitalization Date, 4,387,197 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Stock Options, 272,980 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Restricted Stock Units and 469,884 shares of Company Restricted Stock were issued and outstanding.  Since the Capitalization Date and through the date hereof, no Company Equity Awards have been granted and no additional shares of Company Common Stock have become subject to issuance under the Company Stock Plans or Company Stock Purchase Plan.   All shares of Company Common Stock subject to issuance under the Company Stock Plans and Company Stock Purchase Plan, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii)      Other than the Company Equity Awards, as of the date hereof, there are no outstanding:  (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in the foregoing clauses (A), (B), and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”).  All outstanding shares of Company Common Stock, all outstanding Company Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects, as applicable, with the rules of Nasdaq or any other applicable stock exchange and the terms of any applicable securities listing agreement or requirement and all applicable securities Laws.

(iii)      There are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Company Securities or Company Subsidiary Securities.  Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

(c)              Voting Debt.  No bonds, debentures, notes, or other Indebtedness issued by the Company or any of its Subsidiaries:  (i) having the right to vote on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”).

(d)              Company Subsidiary Securities.  As of the date hereof, there are no outstanding:  (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in the foregoing clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

Section 4.03          Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a)              Authority.  The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote.  The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent, US Holdco and Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)              Non-Contravention.  The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not:  (i) subject to obtaining the Requisite Company Vote, contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) assuming that all consents, approvals, orders, authorizations, registrations, declarations, filings, or notices contemplated by clauses (i) through (v) of Section 4.03(c) have been obtained or made and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any Third Party under, or give to any Third Party any rights of termination, amendment, acceleration, or cancellation, or require any consent, approval, order, authorization, registration, declaration, filing or notice under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of the foregoing clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any consents, approvals, orders, authorizations, registrations, declarations, filings, or notices, in each case, (A) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (B) would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions on a timely basis and in any event on or before the End Date.

(c)              Governmental Consents.  No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to, any Governmental Entity is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby, except for:  (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing with the SEC of (A) the Company Proxy Statement in definitive form in accordance with the Exchange Act, (B) the Form F-4, and the declaration of its effectiveness under the Securities Act, and (C) the filing of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such consents, approvals, orders, authorizations, registrations, declarations, filings, or notices as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or (B) any other Laws that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Foreign Antitrust Laws” and, together with the HSR Act, the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement; (iv) such consents, approvals, orders, authorizations, registrations, declarations, filings, or notices as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the Nasdaq; (v) the other consents, approvals, orders, or authorizations of, registrations, declarations, or filings with, or notices to, Governmental Entities listed in Section 4.03(c) of the Company Disclosure Letter (the “Other Governmental Approvals”); and (vi) such other consents, approvals, orders, authorizations, registrations, declarations, filings, or notices which if not obtained or made (A) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (B) would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions on a timely basis and in any event on or before the End Date.

(d)              Board Approval.  The Company Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Company duly called and held (which, as of the execution and delivery of this Agreement by the parties hereto, have not been rescinded, withdrawn, or modified in any way), has:  (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Company’s stockholders for adoption at the Company Stockholders Meeting; and (iv) resolved to recommend that Company stockholders vote in favor of adoption of this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”).

(e)              Anti-Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws (such statute or regulations, “Anti-Takeover Statutes”) applicable to the Company is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

Section 4.04          SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a)              SEC Filings.  The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2019, (the “Company SEC Documents”).  True, correct, and complete copies of all Company SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”).  To the extent that any Company SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, the Company has made available to Parent the full text of all such Company SEC Documents that it has so filed or furnished with the SEC.  As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents.  None of the Company SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.  None of the Company’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b)              Financial Statements.  Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Documents:  (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c)              Internal Controls.  The Company maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that:  (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its consolidated Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its consolidated Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company and its consolidated Subsidiaries.  The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2019, and that assessment concluded that those controls were effective and disclosed to the Company’s independent public accounting firm and audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d)              Disclosure Controls and Procedures.  The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.  Since January 1, 2019, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of:  (i) any “significant deficiency” or “material weakness” (each as defined in Rule 12b-2 of the Exchange Act) in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(e)              Undisclosed Liabilities.  The audited balance sheet of the Company dated as of December 31, 2019, contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.”  Neither the Company nor any of its Subsidiaries has any Liabilities that are required by GAAP to be included on a consolidated balance sheet of the Company other than Liabilities that:  (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business, including any Company COVID Actions; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)              Off-Balance Sheet Arrangements.  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(g)              Sarbanes-Oxley and Nasdaq Compliance.  Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.  The Company is also in compliance with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h)              Accounting, Securities, or Other Related Complaints or Reports.  Since January 1, 2019, the Company has not received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

Section 4.05          Absence of Certain Changes or Events.

(a)            Since the date of the Company Balance Sheet there has not been or occurred any Company Material Adverse Effect; or

(b)            Since September 30, 2020 through the date of this Agreement, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business other than Company COVID Actions and there has not been or occurred any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.01 (other than Section 6.01(b)(x) thereof).

Section 4.06          Taxes.

(a)              Tax Returns and Payment of Taxes.  Each of the Company and each of its Subsidiaries has (i) timely filed all material Tax Returns required to have been filed by it (taking into account any valid extensions), and each such Tax Return is correct and complete in all material respects, (ii) paid all material Taxes required to have been paid by it (whether or not shown on any such Tax Return) and (iii) made adequate accruals or reserves in accordance with GAAP for all material Taxes not yet due and payable (including any accruals or reserves required pursuant to ASC 740-10 or ASC 450-20).  As of the Closing Date, the Company will have no liability for any material amounts of unpaid Taxes accruing after the date of the Company’s most recent financial statements, other than Taxes accruing in the ordinary course of business conducted after the date of the Company’s most recent financial statements.  Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any material amount of Tax, in each case, that has not since expired.

(b)              Tax Returns Made Available.  The copies of the Tax Returns made available to the Parent in the Company’s data room are complete and accurate copies in all material respects.

(c)              Withholding.  Each of the Company and each of its Subsidiaries has (i) complied in all material respects with all applicable Laws relating to the withholding of Taxes with respect to any material amounts paid or owing by it to, or allocable by it to, any employee, independent contractor, creditor, customer, stockholder, or other party and has duly withheld and paid over to the appropriate Taxing Authority all material amounts of Taxes required to be so withheld and paid over and (ii) accurately reported each such withheld amount to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or other party, as required under Law.

(d)              Liens.  There are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(e)              Tax Deficiencies and Audits.  No deficiency or other proposed assessment or adjustment for any material amounts of Taxes has been assessed, asserted, proposed or, to the Knowledge of the Company, threatened by any Governmental Entity against the Company or any of its Subsidiary which deficiency or other proposed assessment or adjustment has not since been paid in full, settled or withdrawn.  There are no ongoing, pending or, to the Knowledge of the Company, threatened audits, examinations, investigations or other administrative or judicial proceedings with respect to any Taxes of the Company or any of its Subsidiaries.

(f)              Tax Jurisdictions.  No material claim has been made in writing since December 31, 2016, by any Governmental Entity in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.  The Company is resident for Tax purposes in its jurisdiction of incorporation only and is not resident in any jurisdiction other than (or in addition to) its jurisdiction of incorporation.

(g)              Closing Agreements and Tax Rulings.  Neither the Company nor any of its Subsidiaries has entered into any closing or similar agreement with a Governmental Entity with respect to any Tax matter or has been issued any private letter ruling, technical advice memorandum or similar agreement or ruling relating to Taxes by any Governmental Entity, in each case which would affect the Company’s or any of its Subsidiaries’ liability for Taxes at any time after the Closing.

(h)       Consolidated Groups, Transferee Liability, and Tax Agreements.  Neither the Company nor any of its Subsidiaries (i) has any Tax Sharing Obligation other than any Tax Sharing Obligation solely among the Company and/or any of its Subsidiaries, (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 or 1.1502-78 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract (other than any Commercial Tax Obligation) or by operation of Law or otherwise, or (iii) has ever been a member of any affiliated, combined, consolidated, unitary or similar group for any Tax purpose (other than any such group solely among the Company and/or any of its current Subsidiaries or of which the Company was the common parent).

(i)        Change in Accounting Method.  With respect to any taxable period that remains open, neither the Company nor any of its Subsidiaries has agreed to make, or has been required to make, any material adjustment under Section 481(a) of the Code (or any similar provision of state, local or non-U.S. Law) by reason of a change in accounting method or otherwise.

(j)         Post-Closing Tax Items.  Neither the Company nor any of its Subsidiaries will be required to include any material item of income or gain in, or exclude any material item of deduction or loss from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of (A) any change in any method of accounting with respect to any taxable period ending on or before the Closing Date or, in the case of any taxable period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date, under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law), (B) any installment sale, open transaction or intercompany transaction occurring on or prior to the Closing Date, (C) any prepaid income received on or prior to the Closing Date or (D) Section 965 of the Code.

(k)              Section 355.  Since December 31, 2013, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code (or any similar provision of applicable state, local or non-U.S. Law).

(l)              Listed Transactions.  Neither the Company nor any of its Subsidiaries has been a party to, participated in or been a material advisor with respect to, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law).

(m)              Each of the Company and each of its Subsidiaries has conducted all intercompany transactions in substantial compliance with the principles of Sections 482 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or similar provisions of state, local or non-U.S. Law).

(n)              No equity interest in the Company is or, as of the Closing Date, will be a “United States real property interest” within the meaning of Section 897(c)(1)(A) of the Code.

(o)              Section 4.06(o) of the Company Disclosure Letter sets forth, for each calendar quarter ending after January 1, 2015, the aggregate repurchases by the Company of shares of capital stock or other voting securities of the Company, including the number of shares repurchased, the average purchase price for such repurchases, and the aggregate purchase price of such repurchases. The Company has made no other distributions (or completed other transactions that would be treated as distributions for U.S. federal income tax purposes) with respect to its capital stock or other voting securities since January 1, 2015, until the date hereof.

(p)              No asset of the Company or any of its Subsidiaries is currently escheatable or payable to any Governmental Entity under any applicable escheatment or unclaimed property Laws.

Section 4.07          Intellectual Property.

(a)              Scheduled Company-Owned IP.  Section 4.07(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all material Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private domain name registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations.

(b)              Right to Use; Title.  The Company or one of its Subsidiaries is the sole and exclusive  owner of all right, title, and interest in and to the Company-Owned IP, and has the valid and enforceable right to use all other Intellectual Property used or held for use in the conduct of the business of the Company and its Subsidiaries as currently conducted (collectively, the “Company IP”), in each case, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The consummation of the transaction contemplated hereunder will not impair the Company and its Subsidiaries’ right to use Company IP, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)              Validity and Enforceability.  The Company and its Subsidiaries’ rights in the Company-Owned IP are valid, subsisting, and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company and each of its Subsidiaries have taken reasonable steps to maintain the Company-Owned IP and to protect and preserve the confidentiality of all trade secrets included in the Company-Owned IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)              Non-Infringement.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:  (i) since January 1, 2019, the conduct of the businesses of the Company and any of its Subsidiaries has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of the Company, no Third Party is infringing upon, violating, or misappropriating any Company-Owned IP.

(e)              IP Legal Actions and Orders.  There are no Legal Actions pending or, to the Knowledge of the Company, threatened:  (i) alleging any infringement, misappropriation, or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Company-Owned IP or the Company or any of its Subsidiaries’ rights with respect to any other Company IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company-Owned IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)              Company IT Systems.  Since January 1, 2019, there has been no malfunction, disruption, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company and its Subsidiaries have taken reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems and Personal Data, including implementing and maintaining appropriate backup, business continuity, disaster recovery, software and hardware support arrangements, policies, procedures, training and other security measures, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)              Privacy and Data Security.  The Company and each of its Subsidiaries have complied with all applicable Laws, contractual obligations, and internal or publicly posted policies, procedures, notices, and statements concerning the collection, acquisition, use, processing, storage, transfer, distribution, dissemination, disclosure, protection and security (“Data Activities”) of personally identifiable information of individual natural persons (including any information that alone or in combination with any other information held by the Company and its Subsidiaries, can be used to specifically identify an individual person and any “individually identifiable health information,” “personal data” or “personal information” or similar terms defined under applicable Law (“Personal Data”) (such applicable Laws, contractual obligations, and internal or publicly posted policies, procedures notices and statements, collectively the “Data Protection Requirements”) in the conduct of the Company’s and its Subsidiaries’ businesses, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company and each of its Subsidiaries have all necessary authority, rights, consents and authorizations to engage in the Data Activities of Personal Data maintained by or for the Company and its Subsidiaries to the extent required in connection with the operation of the Company’s and its Subsidiaries’ business as currently conducted.  Since January 1, 2019, the Company and its Subsidiaries have not:  (i) experienced any actual, alleged, or suspected data breach or other security incident involving Personal Data in their possession or control; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Legal Action by any Governmental Entity or other Person concerning the Company’s or any of its Subsidiaries’ Data Activities  in relation to Personal Data or actual, alleged, or suspected violation of any Data Protection Requirement concerning privacy, data security, or data breach notification, and to the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Legal Action, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Parent and its Subsidiaries (i) have executed current and valid “Business Associate Agreements” (as described by HIPAA and the corresponding regulations) with each (A) “business associate” (as described by HIPAA and the corresponding regulations), (B) “covered entity” (as described by HIPAA and the corresponding regulations), and (C) “subcontractor” (as described by HIPAA and the corresponding regulations); and (ii)  materially comply with such Business Associate Agreements.  Parent and each of its Subsidiaries have obtained, as applicable, all rights necessary to undertake de-identification of user data and has de-identified such user data in accordance with the requirements of HIPAA and other Data Protection Requirements.

Section 4.08          Compliance; Permits.

(a)              Compliance.  The Company and each of its Subsidiaries are and, since January 1, 2019, have been in compliance with, all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound, except where any instances of non-compliance have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Since January 1, 2019, no Governmental Entity has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law in any material respect except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)              Permits.  The Company and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all Permits, except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company and each of its Subsidiaries is and, since January 1, 2019, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.09          Litigation.  As of the date of this Agreement, there is no Legal Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such other than any such Legal Action which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  As of the date of this Agreement, none of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any Order which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  As of the date of this Agreement, to the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any officer or director of the Company except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.10          Brokers’ and Finders’ Fees.  Except for fees payable to the Person(s) listed in Section 4.10 of the Company Disclosure Letter (the “Company Financial Advisor”) pursuant to an engagement letter listed in Section 4.10 of the Company Disclosure Letter, a correct and complete copy of which has been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

Section 4.11          Related Person Transactions.  There are, and since January 1, 2019, there have been, no Contracts, transactions, arrangements, or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee or any of their respective family members) thereof or any holder of 5% or more of the shares of Company Common Stock (or any of their respective family members), but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

Section 4.12          Employee Benefit Plan and Employees.

(a)              Company Employee Plans.  Section 4.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of each material plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, health, dental, retirement, life insurance, death, accidental death & dismemberment, disability, fringe, or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control or similar plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee or other individual service provider of the Company or any of its Subsidiaries (each, a “Company Employee”), or with respect to which the Company or any Company ERISA Affiliate has or may have any Liability (collectively, the “Company Employee Plans”).

(b)              Employee Plan Documents.  The Company has made available to Parent correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Company Employee Plans and amendments thereto, and, to the extent applicable:  (i) all related trust agreements, funding arrangements and insurance contracts; (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan; (iii) the most recent financial statements for each Company Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Company Employee Plan; (v) the current summary plan description and any related summary of material modifications and, if applicable, summary of benefits and coverage, for each Company Employee Plan; and (vi) all actuarial valuation reports related to any Company Employee Plans.

(c)              Employee Plan Compliance.  (i) Each Company Employee Plan has been established, administered, and maintained in accordance with its terms and in compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, or, with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Company no circumstance exists that is reasonably likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company and its Subsidiaries, where applicable, have timely paid or accrued all contributions, benefits, premiums, and other payments required by the terms of each Company Employee Plan and applicable Law and accounting principles; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company, or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); and (v) to the Knowledge of the Company, neither the Company nor any of its Company ERISA Affiliates has engaged in a transaction that could reasonably subject the Company or any Company ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA, except in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)              Plan Liabilities.  Neither the Company nor any Company ERISA Affiliate has:  (i) incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Company Employee Plan; (ii) except for payments of premiums to the Pension Benefit Guaranty Corporation (“PBGC”) which have been timely paid in full, not incurred any material liability to the PBGC in connection with any Company Employee Plan covering any active, retired, or former employees or directors of the Company or any Company ERISA Affiliate, including, without limitation, any material liability under Section 4069 of ERISA or any material penalty imposed under Section 4071 of ERISA, or ceased operations at any facility, or withdrawn from any such Company Employee Plan in a manner that could subject it to liability under Sections 4062, 4063 or 4064 of ERISA; (iii) failed to satisfy the health plan compliance requirements under the Affordable Care Act, including the employer mandate under Section 4980H of the Code and related information reporting requirements, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iv) failed to comply with Sections 601 through 608 of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under COBRA, and any corresponding requirements under state or local Law except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (v) failed to comply with the privacy, security, and breach notification requirements under HIPAA except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or (vi) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 or 4204 of ERISA to any multiemployer plan and nothing has occurred that would reasonably be expected to result in any withdrawal from or the partition, termination, reorganization, or insolvency of any such multiemployer plan which could result in any material liability of the Company or any Company ERISA Affiliate to any such multiemployer plan.  No complete or partial termination of any Company Employee Plan has occurred or is reasonably expected to occur.

(e)              Certain Company Employee Plans.  With respect to each Company Employee Plan:

(i)      no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Company nor any Company ERISA Affiliate has now or at any time within the previous six years contributed to, sponsored, maintained, or had or could be reasonably expected to have any material liability or obligation in respect of any such multiemployer plan or multiple employer plan;

(ii)      no Legal Action has been initiated by the PBGC to terminate any such Company Employee Plan or to appoint a trustee for any such Company Employee Plan;

(iii)      no such plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code; and

(iv)      no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Company Employee Plan.

(f)              Non-US Employee Plans.  With respect to each Company Employee Plan subject to the laws of any jurisdiction outside the United States:  (i) the fair market value of the assets of each such funded plan, and/or the book reserve established for any such plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan based upon reasonable actuarial assumptions, and neither the Merger nor any other transactions contemplated by this Agreement could reasonably be expected cause such assets and reserves and any such accrued contributions to be less than such benefit obligations; (ii) each such plan has been established, maintained, funded and administered in compliance with all applicable Laws and the respective requirements of such plan’s governing documents; (iii) each such plan intended to qualify for special Tax treatment meets all requirements for such treatment; and (iv) each such plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and all regulatory filings for each such plan, in each case as required by applicable Law or by such plan’s governing documents, have been timely made, except, in each case, as would reasonably be expected to have a Company Material Adverse Effect.

(g)              No Post-Employment Obligations.  No Company Employee Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Subsidiary has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law.

(h)              Potential Governmental or Lawsuit Liability.  Other than routine claims for benefits, there are no pending or, to the Knowledge of the Company as of the date of this Agreement, threatened claims by or on behalf of any participant in any Company Employee Plan, or otherwise involving any Company Employee Plan or the assets of any Company Employee Plan, and no Company Employee Plan is the subject of Legal Action by any Governmental Entity, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i)              Section 409A Compliance.  Each Company Employee Plan that provides for a “deferral of compensation” within the meaning of Section 409A of the Code has satisfied in form and operation in all material respects, or is exempt from, the requirements of such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations, and neither the Company or any of its Subsidiaries has or would reasonably be expected to have any obligation to pay or “gross up” any Person for Taxes in respect of compensation includible in the gross income of any employee or service provider in accordance with Section 409A of the Code.

(j)              Effect of Transaction.  Neither the execution or delivery of this Agreement, the consummation of the Merger, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event):  (i) entitle any current or former Company Employee to severance pay or any increase in severance pay; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation (other than severance) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Company Employee Plan or (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan.  No amount that could be received (whether in cash or property or the vesting of any property) as a result of the consummation of the transactions contemplated by this Agreement by any Company Employee under any Company Employee Plan or otherwise would not be deductible by reason of Section 280G of the Code nor would be subject to an excise tax under Section 4999 of the Code, nor would any Company Employee Plan provide for the payment or “gross up” of any excise or other Taxes under Sections 280G or 4999 of the Code.

(k)              Employment Law Matters.  The Company and each of its Subsidiaries:  (i) is in compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, employee classification (relating to tax exempt status and employee or independent contractor classification), payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Company Employees, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  There is no administrative, judicial, arbitral or other proceeding, suit, action, hearing, indictment, prosecution or litigation pending, or, to the Knowledge of the Company, threatened relating to any employment-related matter involving any Company Employee, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(l)              Labor Matters.  Section 4.12(l) of the Company Disclosure Letter contains a true and complete list of each collective bargaining agreement or other agreement with any labor organization, work council, or trade union to which the Company or any of its Subsidiaries is a party or by which the Company or its Subsidiaries is otherwise bound, with respect to any of its or their operations.  No material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries is pending, threatened, or has occurred in the last three years.  None of the Company Employees is represented by a labor organization, work council, or trade union and, to the Knowledge of the Company, there is no organizing activity, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at the Company or any of its Subsidiaries, or any Company Employees.  Neither the Company nor any Subsidiary of the Company has any obligation to provide notice to, consult with, or enter into collective bargaining with, any labor union, works council or other labor organization in connection with the execution of this Agreement or the consummation of the transaction contemplated by this Agreement.

(m)              Company Equity Awards.  Section 4.12(m) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of each outstanding Company Equity Award granted under the Company Stock Plans and:  (A) the name or employee identification number of the holder of such Company Equity Award; (B) the number of shares of Company Common Stock subject to such outstanding Company Equity Award; (C) if applicable, the exercise price, purchase price, or similar pricing of such Company Equity Award; (D) the date on which such Company Equity Award was granted or issued; (E) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof; and (F) with respect to Company Stock Options, the date on which such Company Stock Option expires.  Except as set forth on Section 4.12(m) of the Company Disclosure Letter, there are no other Company Equity Awards and the Company Stock Plans and Company Stock Purchase Plan are the only plans, programs or arrangements sponsored or maintained by the Company or any or its Subsidiaries under which stock options, restricted stock, restricted stock units or other equity or equity-based compensation are outstanding or may be granted.  With respect to each grant of a Company Equity Award, (i) each such grant was made in accordance with the terms of the applicable Company Stock Plan and applicable Law (including the rules of Nasdaq or any applicable stock exchange and the terms of any applicable securities listing agreement or requirement) and was properly accounted for in accordance with GAAP in the Company SEC Documents (including financial statements) and other applicable Law and (ii) each Company Stock Option has an exercise price per share equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant and a grant date identical to the date the Company Board or the compensation committee of such board approved as the grant date for such Company Stock Option, with such approval occurring on or prior to such date.

Section 4.13          Real Property and Personal Property Matters.

(a)              Owned Real Estate.  Neither the Company nor any of its Subsidiaries owns any real property.  Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b)              Leased Real Estate.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or as set forth on Section 4.13(b) of the Company Disclosure Letter, (A) with respect to each of the Leases:  (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) the Company’s or its Subsidiary’s possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens and (B) neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has the Company or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly owned Subsidiary of the Company) a right to use or occupy such Leased Real Estate.

(c)              Personal Property.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 4.14          Environmental Matters.  Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)            Compliance with Environmental Laws.  The Company and its Subsidiaries are, and since January 1, 2019, have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted.

(b)            There has been no Release or threat of Release of Hazardous Materials at any location that would reasonably be expected to cause the Company or any of its Subsidiaries to incur or be subject to liability under Environmental Laws;

(c)            Neither the Company nor any of its Subsidiaries has received nor knows of any basis for any written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance obligation under any Environmental Law.

(d)            No Assumption of Environmental Law Liabilities.  Neither the Company nor any of its Subsidiaries has expressly assumed or retained any Liabilities under any Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 4.15                          Material Contracts.

Material Contracts.  For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases and Company Employee Plans), as of the date of this Agreement:

(i)      any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC;

(ii)      any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (A) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (1) the Company or another wholly-owned Subsidiary thereof or (2) any Subsidiary (other than a wholly-owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iii)      any Contract that purports to limit the right of the Company or any of its Subsidiaries (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location that is, in each case, material to the Company and its Subsidiaries, taken as a whole;

(iv)      any Contract with respect to any acquisition or divestiture of assets or capital stock or other equity interests pursuant to which the Company or any of its Subsidiaries has any continuing material obligations, except for acquisitions or divestitures in the ordinary course of business;

(v)      any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or any of its Subsidiaries;

(vi)      any Contract that contains any provision that requires the purchase of all or a material portion of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given Third Party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(vii)      any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive basis or that contains a “most favored nation” or similar covenant with any Third Party that is material to the Company and its Subsidiaries, taken as a whole;

(viii)                    any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contract solely between the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries;

(ix)      any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to Indebtedness, whether as borrower or lender, in each case in excess of $10,000,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly owned Subsidiaries of the Company;

(x)      any material Company IP Agreement, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a Third Party for the Company or any of its Subsidiaries;

(xi)      any active Contract with a top ten (10) supplier or service provider of the Company and its Subsidiaries, taken as a whole, based on aggregate expenditures, for the fiscal year ended December 31, 2020;

(xii)      any active Contract with a top ten (10) customer of the Company and its Subsidiaries, taken as a whole, based on aggregate expenditures, for the fiscal year ended December 31, 2020;

(xiii)      any material Contract with any Governmental Entity; or

(xiv)      any other Contract that is reasonably expected to result in the payment or receipt of more than $10,000,000 by the Company or any of its Subsidiaries during the Company’s current fiscal year (other than Contracts with customers or suppliers or service providers of the Company and its Subsidiaries).

(b)              Documents Made Available.  The Company has made available to Parent correct and complete copies of all Company Material Contracts, including any material amendments thereto; provided that with respect to clause (xi) and clause (xii) of Section 4.15(a) the obligation to make such Contracts available shall be limited to master service agreements or similar Contracts with such suppliers or customers, as applicable.

(c)              Filed Contracts.  As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act that has not been so filed.

(d)              No Breach.  Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) all the Company Material Contracts are legal, valid, and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Third Party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract; and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Third Party is in breach, or has received written notice of breach, of any Company Material Contract.

Section 4.16          Insurance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all material insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Law.  As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies.  As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and to the Knowledge of the Company:  (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

Section 4.17          Information Supplied.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form F-4 to be filed with the SEC by Parent in connection with the Parent Share Issuance (the “Form F-4”) will, at the time the Form F-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the proxy statement to be filed with the SEC and sent to the Company’s stockholders in connection with the Merger and the other transactions contemplated by this Agreement (including any amendments or supplements thereto, the “Company Proxy Statement”) and the extraordinary general meeting notice to be sent to Parent’s shareholders in connection with the approval of the grant of authority to the Parent Board to effect the Parent Share Issuance to be included with the F-4 filed with the SEC (including any amendments or supplements thereto, the “EGM Notice” and, together with the Company Proxy Statement, the “Proxy Statement/EGM Notice”) will, at the date it is first mailed to the Company’s and Parent’s stockholders and shareholders, respectively, or at the time of the Company Stockholders Meeting or Parent Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  The Proxy Statement/EGM Notice will comply as to form in all material respects with the requirements of the Exchange Act and the Irish Companies Act.  Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of the Company.

Section 4.18          Anti-Corruption Matters.  Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2018, none of the Company, any of its Subsidiaries or any director, officer or, to the Knowledge of the Company, employee or agent of the Company or any of its Subsidiaries has:  (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters.  Since January 1, 2018, neither the Company nor any of its Subsidiaries has disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters.  To the Knowledge of the Company, no Governmental Entity is investigating, examining, or reviewing the Company’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.  The Company and its Subsidiaries have instituted, maintain and enforce policies and procedures reasonably designed to comply with all applicable anti-bribery and anti-corruption laws.

Section 4.19          International Trade Laws.  Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any directors, officers, employees, or Representatives acting on behalf of the Company or any of its Subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. Government, (including, but not limited to, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”), nor is the Company or any of its Subsidiaries located, organized or resident in a country, region or territory that is the subject or the target of comprehensive Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea and Syria (each, a “Sanctioned Country”).  During the five-year period ending on the date hereof, the Company and its Subsidiaries have not engaged in and are not now engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

Section 4.20          Health Care Laws.

(a)              Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries is and, since January 1, 2019, has been, in compliance with all applicable foreign, federal, state and local health care laws including those laws related to:  (i) the regulation of drugs, biological products and devices, including the Federal Food, Drug, and Cosmetic Act, as amended, and comparable foreign laws, (ii) fraud and abuse, false claims, anti-kickback, and physician self-referral laws, including those that apply to all payors, (iii) the regulation of the privacy and security of personal health care information, including HIPAA, as amended by HITECH to the extent applicable, and (iv) the regulations promulgated pursuant to such laws, each as amended from time to time (collectively, “Health Care Laws”).

(b)              Since January 1, 2019, neither the Company nor any of its Subsidiaries has received any notice or communication from any Governmental Entity of any noncompliance by, or liability of, the Company or its Subsidiaries under any Health Care Law that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as set forth in Section 4.20(b) of the Company Disclosure Letter, since January 1, 2019, none of the Company, its Subsidiaries, or their respective directors, officers, employees and, to the Knowledge of the Company, agents, has been debarred, disqualified, suspended, or excluded from participation in any foreign, federal or state health care program or governmental program or under any Health Care Law.

(c)              Section 4.20(c) of the Company Disclosure Letter, sets forth, with respect to the Company or any of its Subsidiaries (i) all inspection findings, including all FDA Form 483s, warning letters or other similar enforcement actions, notices or findings received and (ii) all critical or similar findings or audit results by customers or regulators (including any Governmental Entity), for each of (i) and (ii) since January 1, 2019.

Section 4.21          Government Contracts.  Except as (x) set forth in Section 4.21 of the Company Disclosure Letter or (y) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2019, the Company and its Subsidiaries have established and maintain adequate internal controls for compliance with each of their Government Contracts and, since January 1, 2019, all invoices submitted in connection with any Government Contract were current, accurate and complete in all material respects upon submission.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2019, neither the Company nor any of its Subsidiaries has (i) been suspended or debarred from Government Contracts by any Governmental Entity; (ii) been audited or investigated by any Governmental Entity with respect to any Government Contract; (iii) conducted or initiated any internal investigation or made a voluntary or mandatory disclosure to any Governmental Entity with respect to any irregularity, misstatement or omission arising under or relating to a Government Contract; (iv) received from any Governmental Entity any notice of breach, cure, show cause or default with respect to any Government Contract; or (v) had any Government Contract terminated by any Governmental Entity for default or failure to perform.

Section 4.22          Fairness Opinion.  The Company Board has received the opinions (whether oral or in writing) from each of BofA Securities, Inc. and UBS Securities LLC, each a Company Financial Advisor, to the effect that, as of the date noted in each respective opinion, based upon and subject to the various qualifications and/or assumptions set forth therein, the Merger Consideration to be received as a result of the Merger by the holders of Company Common Stock is fair, from a financial point of view, to such holders (other than Dissenting Shares and Cancelled Shares), and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified.  The Company shall, as soon as practicable following the execution and delivery of this Agreement by all parties, furnish a copy of such written opinion to Parent solely for information purposes (it being agreed that none of Parent, US Holdco or Merger Sub, nor any of their respective Affiliates or Representatives, shall have the right to rely on such opinion).

Section 4.23          No Additional Representations.  The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V or in any certificate delivered by Parent pursuant to this Agreement (a) neither Parent, US Holdco nor Merger Sub makes, nor has made, and the Company has not relied on, any representations or warranties relating to Parent, US Holdco, Merger Sub or their respective businesses or otherwise, (b) no person has been authorized by Parent, US Holdco or Merger Sub to make any representation or warranty relating to themselves or their business or otherwise in connection with the transactions contemplated by this Agreement, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article V.  Without limiting the foregoing, the Company acknowledges and agrees that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in Article V (as qualified by the Parent Disclosure Letter) neither Parent, US Holdco, Merger Sub nor any other Person will have or be subject to any Liability or other obligation to the Company or its Representatives or Affiliates or any other Person resulting from the Company’s or its Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to the Company or its Representatives or Affiliates in connection with the transactions contemplated by this Agreement.  Notwithstanding the foregoing, nothing in this Section 4.23 is intended or shall be deemed to have the effect of eliminating, limiting or restricting in any way any Person’s rights or remedies in the event of fraud.  The Company has conducted its own independent investigation of Parent and its Subsidiaries and the transactions contemplated hereby and have had an opportunity to discuss and ask questions regarding Parent’s and its Subsidiaries’ businesses with the management of Parent.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT, US HOLDCO AND MERGER SUB

Except (a) as disclosed in the Parent SEC Documents prior to the date hereof (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks to the extent they are predictive, cautionary, or forward-looking in nature) (it being understood and agreed that this clause (a) will not apply to any of Section 5.01, Section 5.02 or Section 5.03); or (b) as set forth in the correspondingly numbered Section of the Parent Disclosure Letter that relates to such Section or in another Section of the Parent Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section; Parent, US Holdco and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01          Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)              Organization; Standing and Power.  Each of Parent and its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted other than, in the case of Parent’s Subsidiaries, where the failure to be so organized, to be in good standing or to have such power, authority or standing (A) would not reasonably be expected to have a Parent Material Adverse Effect or (B) would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions on a timely basis and in any event on or before the End Date.  Each of Parent and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, (A) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (B) would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions on a timely basis and in any event on or before the End Date.

(b)              Charter Documents.  The copy of the Description of the Constitution of the Company of Parent incorporated by reference as an exhibit to Parent’s Annual Report on Form 20-F for the fiscal year ended December 31, 2019 is a true, correct, and complete copy of such document as in effect as of the date of this Agreement.  Parent has delivered or made available to the Company true and correct copies of the Charter Documents of Merger Sub.  Neither Parent nor Merger Sub, nor any of their respective Subsidiaries is in violation of any of the provisions of its Charter Documents.

(c)              Subsidiaries.  Section 5.01(c)(i) of the Parent Disclosure Letter lists each of the Subsidiaries of Parent as of the date hereof and its jurisdiction of organization.  All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Parent have been validly issued and are owned by Parent, directly or indirectly, free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens:  (i) imposed by applicable securities Laws; or (ii) arising pursuant to the Charter Documents of any non-wholly owned Subsidiary of Parent.  Except (i) for the capital stock of, or other equity or voting interests in, its Subsidiaries, or (ii) as set forth in Section 5.01(c)(ii) of the Parent Disclosure Letter, Parent does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 5.02          Capital Structure.

(a)              Share Capital.  The authorized share capital of Parent is €6,000,000 divided into 100,000,000 Parent Ordinary Shares.  As of the close of business on the Capitalization Date:  (A) 52,788,093 Parent Ordinary Shares were issued and outstanding (not including shares held in treasury); (B) no Parent Ordinary Shares were issued and held by Parent in its treasury; and since the Capitalization Date and through the date hereof, no additional Parent Ordinary Shares have been issued other than the issuance of Parent Ordinary Shares upon the exercise or settlement of Parent Equity Awards.  All of the outstanding shares of Parent are, and all shares of Parent which may be issued as contemplated or permitted by this Agreement, including the Parent Ordinary Shares constituting the Share Consideration, will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights.  No Subsidiary of Parent owns any Parent Ordinary Shares.

(b)              Share Awards.

(i)      As of the close of business on the Capitalization Date, an aggregate of 5,026,669 Parent Ordinary Shares were reserved for issuance pursuant to Parent Equity Awards not yet granted under the Parent Share Plans.  As of the close of business on the Capitalization Date, 339,144 Parent Ordinary Shares were reserved for issuance pursuant to outstanding Parent Restricted Share Units, 87,702 Parent Ordinary Shares were reserved for issuance pursuant to outstanding Parent Performance Share Units (assuming target performance), and 553,746 Parent Ordinary Shares were reserved for issuance pursuant to outstanding Parent Share Options.  Since the Capitalization Date and through the date hereof, no Parent Equity Awards have been granted and no additional Parent Ordinary Shares have become subject to issuance under the Parent Share Plans.  All Parent Ordinary Shares subject to issuance under the Parent Share Plans upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii)      Other than the Parent Equity Awards, as of the date hereof, there are no outstanding (A) securities of Parent or any of its Subsidiaries convertible into or exchangeable for Parent Voting Debt or shares of Parent, (B) options, warrants, or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any Parent Voting Debt or shares of (or securities convertible into or exchangeable for shares of) Parent, or (C) restricted shares, restricted share units, share appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” shares, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of Parent, in each case that have been issued by Parent or its Subsidiaries (the items in the foregoing clauses (A), (B), and (C), together with the shares of Parent, being referred to collectively as “Parent Securities”).  All outstanding Parent Ordinary Shares, all outstanding Parent Equity Awards, and all outstanding shares of, voting securities, or other ownership interests in any Subsidiary of Parent, have been issued or granted, as applicable, in compliance in all material respects, as applicable, the rules of Nasdaq or any other applicable stock exchange and the terms of any applicable securities listing agreement or requirement with all applicable securities Laws.

(iii)      There are no outstanding Contracts requiring Parent or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Parent Securities.  Neither Parent nor any of its Subsidiaries is a party to any voting agreement with respect to any Parent Securities.

(c)              Voting Debt.  No bonds, debentures, notes, or other Indebtedness issued by Parent or any of its Subsidiaries:  (i) having the right to vote on any matters on which shareholders or equityholders of Parent or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the shares, voting securities, or other ownership interests of Parent or any of its Subsidiaries, are issued or outstanding (collectively, “Parent Voting Debt”).

(d)              Parent Subsidiary Securities.  As of the date hereof, there are no outstanding:  (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for Parent Voting Debt, shares, voting securities, or other ownership interests in any Subsidiary of Parent; (ii) options, warrants, or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any Parent Voting Debt, shares, voting securities, or other ownership interests in (or securities convertible into or exchangeable for shares, voting securities, or other ownership interests in) any Subsidiary of Parent; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares or voting securities of, or other ownership interests in, any Subsidiary of Parent, in each case that have been issued by a Subsidiary of Parent (the items in clauses (i), (ii), and (iii), together with the shares, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Parent Subsidiary Securities”).

Section 5.03          Authority; Non-Contravention; Governmental Consents; Board Approval.

(a)              Authority.  Each of Parent, US Holdco and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger:  (i) the adoption of this Agreement by Parent and US Holdco as the sole stockholders of Merger Sub; and (ii) the need to obtain the affirmative vote or consent in respect of resolutions to grant authority to the Parent Board to issue Parent Ordinary Shares, of a simple majority of 50% plus one vote of every shareholder present and voting in person or by proxy at the Parent Shareholders Meeting (the “Requisite Parent Vote”), to enable the Parent Share Issuance in order to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by Parent, US Holdco and Merger Sub and the consummation by Parent, US Holdco and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent, US Holdco and Merger Sub and no other corporate proceedings on the part of Parent, US Holdco or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger, the Parent Share Issuance, and the other transactions contemplated by this Agreement, subject only, in the case of consummation of the Merger, to:  (i) the adoption of this Agreement by Parent and US Holdco as the sole stockholders of Merger Sub; and (ii) the need to obtain the Requisite Parent Vote.  This Agreement has been duly executed and delivered by Parent, US Holdco and Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent, US Holdco and Merger Sub, enforceable against Parent, US Holdco and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)              Non-Contravention.  The execution, delivery, and performance of this Agreement by Parent, US Holdco and Merger Sub and the consummation by Parent, US Holdco and Merger Sub of the transactions contemplated by this Agreement, do not and will not:  (i) contravene or conflict with, or result in any violation or breach of, Parent’s, US Holdco’s or Merger Sub’s Charter Documents; (ii) assuming that all of the consents, approvals, orders, authorizations, registrations, declarations, filings, or notices contemplated by clauses (i) through (v) of Section 5.03(c) have been obtained or made, and in the case of the consummation of the Merger, obtaining the Requisite Parent Vote, conflict with or violate any Law applicable to Parent, US Holdco or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any Third Party under, or give to any Third Party any rights of termination, amendment, acceleration, or cancellation, or require any consent, approval, order, authorization, registration, declaration, filing or notice under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of the foregoing clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any consents, approvals, orders, authorizations, registrations, declarations, filings, or notices, in each case, (A) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (B) would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions on a timely basis and in any event on or before the End Date.

(c)              Governmental Consents.  No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to any Governmental Entity is required to be obtained or made by Parent, US Holdco or Merger Sub in connection with the execution, delivery, and performance by Parent, US Holdco and Merger Sub of this Agreement or the consummation by Parent, US Holdco and Merger Sub of the Merger, the Parent Share Issuance, and the other transactions contemplated hereby, except for:  (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing with the SEC of (A) the Proxy Statement/EGM Notice in definitive form in accordance with the Exchange Act, (B) the Form F-4, and the declaration of its effectiveness under the Securities Act, and (C) the filing of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, the Parent Share Issuance, and the other transactions contemplated by this Agreement; (iii) such consents, approvals, orders, authorizations, registrations, declarations, filings, or notices as may be required under the HSR Act or other Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement; (iv) such consents, approvals, orders, authorizations, registrations, declarations, filings, or notices as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the Nasdaq; (v) the Other Governmental Approvals; and (vi) such other consents, approvals, orders, authorizations, registrations, declarations, filings, or notices which if not obtained or made (A) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (B) would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions on a timely basis and in any event on or before the End Date.

(d)              Board Approval.

(i)      The Parent Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of Parent duly called and held (which, as of the execution and delivery of this Agreement by the parties hereto, have not been rescinded, modified or withdrawn in any way), has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Parent Share Issuance, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and Parent’s shareholders, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger and the Parent Share Issuance, upon the terms and subject to the conditions set forth herein, (C) directed that the granting of authority to the Parent Board to effect the Parent Share Issuance be submitted to a vote of Parent’s shareholders for adoption at the Parent Shareholders Meeting, and (D) resolved to recommend that Parent’s shareholders vote in favor of approval of granting the Parent Board authority to effect the Parent Share Issuance (collectively, the “Parent Board Recommendation”).

(ii)      The US Holdco Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of US Holdco duly called and held, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, US Holdco, and (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein.

(iii)      The Merger Sub Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of Merger Sub duly called and held, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Parent and US Holdco, as the sole stockholders of Merger Sub, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that Parent and US Holdco, as the sole stockholders of Merger Sub, approve the adoption of this Agreement in accordance with the DGCL.

Section 5.04          SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a)              SEC Filings.  Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2019, (the “Parent SEC Documents”).  True, correct, and complete copies of all Parent SEC Documents are publicly available on EDGAR.  To the extent that any Parent SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, Parent has made available to the Company the full text of all such Parent SEC Documents that it has so filed or furnished with the SEC.  As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents.  None of the Parent SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  To the Knowledge of the Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents.  None of Parent’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b)              Financial Statements.  Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Parent SEC Documents:  (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Current Reports on Form 6-K); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of Parent and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c)              Internal Controls.  Parent maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that:  (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its consolidated Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of Parent and its consolidated Subsidiaries are being made only in accordance with appropriate authorizations of Parent’s management and the Parent Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of Parent and its consolidated Subsidiaries.  Parent’s management has completed an assessment of the effectiveness of Parent’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2019, and that assessment concluded that those controls were effective and disclosed to Parent’s independent public accounting firm and audit committee of the Parent Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(d)              Disclosure Controls and Procedures.  Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports.  Since January 1, 2019, neither Parent nor, to the Knowledge of Parent, Parent’s independent registered public accounting firm has identified or been made aware of:  (i) any “significant deficiency” or “material weakness” (each as defined in Rule 12b-2 of the Exchange Act) in the system of internal control over financial reporting utilized by Parent and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by Parent and its Subsidiaries.

(e)              Undisclosed Liabilities.  The audited balance sheet of Parent dated as of December 31, 2019, contained in the Parent SEC Documents filed prior to the date hereof is hereinafter referred to as the “Parent Balance Sheet.”  Neither Parent nor any of its Subsidiaries has any Liabilities that are required by GAAP to be included on a consolidated balance sheet of Parent other than Liabilities that:  (i) are reflected or reserved against in the Parent Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Parent Balance Sheet in the ordinary course of business, including any Parent COVID Actions; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(f)              Off-Balance Sheet Arrangements.  Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(g)              Sarbanes-Oxley and Nasdaq Compliance.  Each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate in all material respects.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.  Parent is also in compliance with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(h)              Accounting, Securities, or Other Related Complaints or Reports.  Since January 1, 2019, Parent has not received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls, including any material complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices.

Section 5.05          Absence of Certain Changes or Events.

(a)            Since the date of the Parent Balance Sheet there has not been or occurred any Parent Material Adverse Effect; or

(b)            Except as set forth in Section 5.05(b) of the Parent Disclosure Letter, since September 30, 2020, through the date of this Agreement, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of Parent and each of its Subsidiaries has been conducted in the ordinary course of business other than Parent COVID Actions and there has not been or occurred any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 7.01.

Section 5.06          Taxes.

(a)              Tax Returns and Payment of Taxes.  Each of Parent and each of its Subsidiaries has (i) timely filed all material Tax Returns required to have been filed by it (taking into account any valid extensions), and each such Tax Return is correct and complete in all material respects, (ii) paid all material Taxes required to have been paid by it (whether or not shown on any such Tax Return) and (iii) made adequate accruals or reserves in accordance with GAAP for all material Taxes not yet due and payable (including any accruals or reserves required pursuant to ASC 740-10 or ASC 450-20).  As of the Closing Date, Parent will have no liability for any material amounts of unpaid Taxes accruing after the date of Parent’s most recent financial statements, other than Taxes accruing in the ordinary course of business conducted after the date of Parent’s most recent financial statements.  Neither Parent nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any material amount of Tax, in each case, that has not since expired.

(b)              Tax Returns Made Available.  The copies of the Tax Returns made available to the Company in Parent’s data room are complete and accurate copies in all material respects.

(c)              Withholding.  Each of Parent and each of its Subsidiaries has (i) complied in all material respects with all applicable Laws relating to the withholding of Taxes with respect to any material amounts paid or owing by it to, or allocable by it to, any employee, independent contractor, creditor, customer, stockholder, or other party and has duly withheld and paid over to the appropriate Taxing Authority all material amounts of Taxes required to be so withheld and paid over and (ii) accurately reported each such withheld amount to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or other party, as required under Law.

(d)              Liens.  There are no material Liens for Taxes upon the assets of Parent or any of its Subsidiaries other than Permitted Liens.

(e)              Tax Deficiencies and Audits.  No deficiency or other proposed assessment or adjustment for any material amounts of Taxes has been assessed, asserted, proposed or, to the Knowledge of Parent, threatened by any Governmental Entity against Parent or any of its Subsidiary which deficiency or other proposed assessment or adjustment has not since been paid in full, settled or withdrawn.  There are no ongoing, pending or, to the Knowledge of Parent, threatened audits, examinations, investigations or other administrative or judicial proceedings with respect to any Taxes of Parent or any of its Subsidiaries.

(f)              Tax Jurisdictions.  No material claim has been made in writing since December 31, 2016, by any Governmental Entity in any jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.  Parent is resident for Tax purposes in its jurisdiction of incorporation only and is not resident in any jurisdiction other than (or in addition to) its jurisdiction of incorporation.

(g)              Closing Agreements and Tax Rulings.  Neither Parent nor any of its Subsidiaries has entered into any closing or similar agreement with a Governmental Entity with respect to any Tax matter or has been issued any private letter ruling, technical advice memorandum or similar agreement or ruling relating to Taxes by any Governmental Entity, in each case which would affect Parent’s or any of its Subsidiaries’ liability for Taxes at any time after the Closing.

(h)              Consolidated Groups, Transferee Liability, and Tax Agreements.  Neither Parent nor any of its Subsidiaries (i) has any Tax Sharing Obligation other than any Tax Sharing Obligation solely among Parent and/or any of its Subsidiaries, (ii) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 or 1.1502-78 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract (other than any Commercial Tax Obligation) or by operation of Law or otherwise or (iii) has ever been a member of any affiliated, combined, consolidated, unitary or similar group for any Tax purpose (other than any such group solely among Parent and/or any of its current Subsidiaries or of which Parent was the common parent).

(i)              Change in Accounting Method.  With respect to any taxable period that remains open, neither Parent nor any of its Subsidiaries has agreed to make, or has been required to make, any material adjustment under Section 481(a) of the Code (or any similar provision of state, local or non-U.S. Law) by reason of a change in accounting method or otherwise.

(j)              Post-Closing Tax Items.  Neither Parent nor any of its Subsidiaries will be required to include any material item of income or gain in, or exclude any material item of deduction or loss from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of (A) any change in any method of accounting with respect to any taxable period ending on or before the Closing Date or, in the case of any taxable period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date, under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law), (B) any installment sale, open transaction or intercompany transaction occurring on or prior to the Closing Date, (C) any prepaid income received on or prior to the Closing Date or (D) Section 965 of the Code.

(k)              Section 355.  Since December 31, 2013, neither Parent nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code (or any similar provision of applicable state, local or non-U.S. Law).

(l)              Listed Transactions.  Neither Parent nor any of its Subsidiaries has been a party to, participated in or been a material advisor with respect to, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law).

(m)              Each of Parent and each of its Subsidiaries has conducted all intercompany transactions in substantial compliance with the principles of Sections 482 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or similar provisions of state, local or non-U.S. Law).

(n)              No asset of Parent or any of its Subsidiaries is currently escheatable or payable to any Governmental Entity under any applicable escheatment or unclaimed property Laws.

Section 5.07          Intellectual Property.

(a)              Right to Use; Title.  Parent or one of its Subsidiaries is the sole and exclusive  owner of all right, title, and interest in and to the Parent-Owned IP, and has the valid and enforceable right to use all other Intellectual Property used or held for use in the conduct of the business of Parent and its Subsidiaries as currently conducted (collectively, the “Parent IP”), in each case, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  The consummation of the transaction contemplated hereunder will not impair Parent and its Subsidiaries’ right to use Parent IP, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)              Validity and Enforceability.  Parent and its Subsidiaries’ rights in the Parent-Owned IP are valid, subsisting, and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent and each of its Subsidiaries have taken reasonable steps to maintain the Parent-Owned IP and to protect and preserve the confidentiality of all trade secrets included in the Parent-Owned IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)              Non-Infringement.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:  (i) since January 1, 2019, the conduct of the businesses of Parent and any of its Subsidiaries has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of Parent, no Third Party is infringing upon, violating, or misappropriating any Parent-Owned IP.

(d)              IP Legal Actions and Orders.  There are no Legal Actions pending or, to the Knowledge of Parent, threatened:  (i) alleging any infringement, misappropriation, or violation by Parent or any of its Subsidiaries of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Parent-Owned IP or Parent or any of its Subsidiaries’ rights with respect to any other Parent IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Parent-Owned IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e)              Parent IT Systems.  Since January 1, 2019, there has been no malfunction, disruption, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Parent IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent and its Subsidiaries have taken reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Parent IT Systems and Personal Data, including implementing and maintaining appropriate backup, business continuity, disaster recovery, software and hardware support arrangements, policies, procedures, training and other security measures, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(f)              Privacy and Data Security.  Parent and each of its Subsidiaries have complied with all Data Protection Requirements in the conduct of Parent’s and its Subsidiaries’ businesses, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent and each of its Subsidiaries have all necessary authority, rights, consents and authorizations to engage in the Data Activities of Personal Data maintained by or for Parent and its Subsidiaries to the extent required in connection with the operation of Parent’s and its Subsidiaries’ business as currently conducted.  Since January 1, 2019, Parent and its Subsidiaries have not:  (i) experienced any actual, alleged, or suspected data breach or other security incident involving Personal Data in their possession or control; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Legal Action by any Governmental Entity or other Person concerning Parent’s or any of its Subsidiaries’ Data Activities  in relation to Personal Data or actual, alleged, or suspected violation of any Data Protection Requirement concerning privacy, data security, or data breach notification, and to Parent’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Legal Action, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent and its Subsidiaries (i) have executed current and valid “Business Associate Agreements” (as described by HIPAA and the corresponding regulations) with each (A) “business associate” (as described by HIPAA and the corresponding regulations), (B) “covered entity” (as described by HIPAA and the corresponding regulations), and (C) “subcontractor” (as described by HIPAA and the corresponding regulations); and (ii)  materially comply with such Business Associate Agreements.  The Company and each of its Subsidiaries have obtained, as applicable, all rights necessary to undertake de-identification of user data and has de-identified such user data in accordance with the requirements of HIPAA and other Data Protection Requirements.

Section 5.08          Compliance; Permits.

(a)              Compliance.  Parent and each of its Subsidiaries are and, since January 1, 2019, have been in compliance with, all Laws or Orders applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries or any of their respective businesses or properties is bound, except where any instances of non-compliance have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Since January 1, 2019, no Governmental Entity has issued any notice or notification stating that Parent or any of its Subsidiaries is not in compliance with any Law in any material respect except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)              Permits.  Parent and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all Permits, except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  No suspension, cancellation, non-renewal, or adverse modifications of any Permits of Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent and each of its Subsidiaries is and, since January 1, 2019, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.09          Litigation.  As of the date of this Agreement, there is no Legal Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of Parent, any officer or director of Parent or any of its Subsidiaries in their capacities as such other than any such Legal Action which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  As of the date of this Agreement, none of Parent or any of its Subsidiaries or any of their respective properties or assets is subject to any Order which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  As of the date of this Agreement, to the Knowledge of Parent, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of Parent, threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries or any malfeasance by any officer or director of Parent except, in each case, as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.10          Brokers’ and Finders’ Fees.  Except for fees payable to the Person(s) listed in Section 5.10 of the Parent Disclosure Letter (the “Parent and US Holdco Financial Advisor”) pursuant to an engagement letter listed in Section 5.10 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

Section 5.11          Related Person Transactions.  There are, and since January 1, 2019, there have been, no Contracts, transactions, arrangements, or understandings between Parent or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee or any of their respective family members) thereof or any holder of 5% or more of the shares of Parent Ordinary Shares (or any of their respective family members), but not including any wholly owned Subsidiary of Parent, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in Parent’s Form 20-F or annual general meeting notice pertaining to an annual meeting of shareholders.

Section 5.12          Employee Benefit Plan and Employees.

(a)              Parent Employee Plan Compliance.  (i) Each material plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, health, dental, retirement, life insurance, death, accidental death & dismemberment, disability, fringe, or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention or change in control or similar plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is sponsored, maintained, contributed to, or required to be contributed to, by Parent or any of its Subsidiaries for the benefit of any current or former employee or other individual service provider of Parent or any of its Subsidiaries (each, a “Parent Employee”), or with respect to which Parent or any Parent ERISA Affiliate has or may have any Liability (collectively, the “Parent Employee Plans”) has been established, administered, and maintained in accordance with its terms and in compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Parent Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of Parent, has any such revocation been threatened, or, with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of Parent no circumstance exists that is reasonably likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) Parent and its Subsidiaries, where applicable, have timely paid or accrued all contributions, benefits, premiums, and other payments required by the terms of each Parent Employee Plan and applicable Law and accounting principles; (iv) except to the extent limited by applicable Law, each Parent Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company, or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); and (v) to the Knowledge of Parent, neither Parent nor any of its Parent ERISA Affiliates has engaged in a transaction that could reasonably subject Parent or any Parent ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)              Plan Liabilities.  Neither Parent nor any Parent ERISA Affiliate has:  (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Parent Employee Plan; (ii) except for payments of premiums to the PBGC which have been timely paid in full, not incurred any material liability to the PBGC in connection with any Parent Employee Plan covering any active, retired, or former employees or directors of Parent or any Parent ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any material penalty imposed under Section 4071 of ERISA, or ceased operations at any facility, or withdrawn from any such Parent Employee Plan in a manner that could subject it to liability under Sections 4062, 4063 or 4064 of ERISA; (iii) failed to satisfy the health plan compliance requirements under the Affordable Care Act, including the employer mandate under Section 4980H of the Code and related information reporting requirements, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; (iv) failed to comply with Sections 601 through 608 of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under COBRA, and any corresponding requirements under state or local Law, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; (v) failed to comply with the privacy, security, and breach notification requirements under HIPAA, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; or (vi) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 or 4204 of ERISA to any multiemployer plan and nothing has occurred that would reasonably be expected to result in any withdrawal from or the partition, termination, reorganization, or insolvency of any such multiemployer plan which could result in any material liability of Parent or any Parent ERISA Affiliate to any such multiemployer plan.  No complete or partial termination of any Parent Employee Plan has occurred or is reasonably expected to occur.

(c)              Certain Parent Employee Plans.  With respect to each Parent Employee Plan:

(i)      no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither Parent nor any Parent ERISA Affiliate has now or at any time within the previous six years contributed to, sponsored, maintained, or had or could be reasonably expected to have any material liability or obligation in respect of any such multiemployer plan or multiple employer plan;

(ii)      no Legal Action has been initiated by the PBGC to terminate any such Parent Employee Plan or to appoint a trustee for any such Parent Employee Plan;

(iii)      no such plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of Parent or any Parent ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code; and

(iv)      no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Parent Employee Plan.

(d)              Non-US Employee Plans.  With respect to each Parent Employee Plan subject to the laws of any jurisdiction outside the United States:  (i) the fair market value of the assets of each such funded plan and/or the book reserve established for any such plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan based upon reasonable actuarial assumptions, and neither the Merger nor any other transactions contemplated by this Agreement could reasonably be expected cause such assets and reserves and any such accrued contributions to be less than such benefit obligations; (ii) each such plan has been established, maintained, funded and administered in compliance with all applicable Laws and the respective requirements of such plan’s governing documents; (iii) each such plan intended to qualify for special Tax treatment meets all requirements for such treatment; and (iv) each such plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and all regulatory filings for each such plan, in each case as required by applicable Law or by such plan’s governing documents, have been timely made except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e)              No Post-Employment Obligations.  No Parent Employee Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither Parent nor any Subsidiary has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any Parent Employee (either individually or to Parent Employees as a group) or any other person that such Parent Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law.

(f)              Potential Governmental or Lawsuit Liability.  Other than routine claims for benefits, there are no pending or, to the Knowledge of Parent, as of the date of this Agreement, threatened claims by or on behalf of any participant in any Parent Employee Plan, or otherwise involving any Parent Employee Plan or the assets of any Parent Employee Plan, and no Parent Employee Plan is the subject of Legal Action by any Governmental Entity, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(g)              Section 409A Compliance.  Each Parent Employee Plan that provides for a “deferral of compensation” within the meaning of Section 409A of the Code has satisfied in form and operation in all material respects, or is exempt from, the requirements of such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations), and neither Parent or any of its Subsidiaries has or would reasonably be expected to have any obligation to pay or “gross up” any Person for Taxes in respect of compensation includible in the gross income of any employee or service provider in accordance with Section 409A of the Code.

(h)              Effect of Transaction.  Neither the execution or delivery of this Agreement, the consummation of the Merger, nor any of the other transactions contemplated by this Agreement will:  (i) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation (other than severance) due to any such individual; or (ii) increase the amount payable or result in any other material obligation pursuant to any Parent Employee Plan.

(i)              Employment Law Matters.  Parent and each of its Subsidiaries:  (i) is in compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, employee classification (relating to tax exempt status and employee or independent contractor classification), payroll taxes, and immigration with respect to Parent Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Parent Employees, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  There is no administrative, judicial, arbitral or other proceeding, suit, action, hearing, indictment, prosecution or litigation pending, or, to the Knowledge of Parent, threatened relating to any employment-related matter involving any Parent Employee, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(j)              Labor Matters.  Section 5.12(j) of the Parent Disclosure Letter contains a true and complete list of each collective bargaining agreement or other agreement with any labor organization, work council, or trade union to which Parent or any of its Subsidiaries is a party or by which Parent or its Subsidiaries is otherwise bound, with respect to any of its or their operations.  No material work stoppage, slowdown, or labor strike against Parent or any of its Subsidiaries is pending, threatened, or has occurred in the last three years and, to the Knowledge of Parent, there is no organizing activity, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at Parent or any of its Subsidiaries, or any employee thereof.  Neither Parent nor any Subsidiary of Parent has any obligation to provide notice to, consult with, or enter into collective bargaining with, any labor union, works council or other labor organization in connection with the execution of this Agreement or the consummation of the transaction contemplated by this Agreement.

(k)              Parent Equity Awards.  With respect to each grant of a Parent Equity Award, (i) each such grant was made in accordance with the terms of the applicable Parent Share Plan and applicable Law (including the rules of Nasdaq or any other applicable stock exchange and the terms of any applicable securities listing agreement or requirement) and was properly accounted for in accordance with GAAP in the Parent SEC Documents (including financial statements) and other applicable Law and (ii) each Parent Share Option has an exercise price per share equal to or greater than the fair market value of a Parent Ordinary Share on the date of such grant and a grant date identical to the date the Parent Board or the compensation committee of such board approved as the grant date for such Parent Share Option, with such approval occurring on or prior to such date.

Section 5.13          Real Property and Personal Property Matters.

(a)              Owned Real Estate.  Parent or one or more of its Subsidiaries has good and marketable fee simple title to the material Parent Owned Real Estate free and clear of any Liens other than Permitted Liens.  Neither Parent nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(b)              Leased Real Estate.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or as set forth on Section 5.13(b) of the Parent Disclosure Letter, with respect to each of the Leases:  (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) Parent’s or its Subsidiary’s possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of Parent, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens.

(c)              Personal Property.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by Parent or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 5.14          Environmental Matters.  Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a)            Compliance with Environmental Laws.  Parent and its Subsidiaries are, and since January 1, 2019, have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of Parent and its Subsidiaries as currently conducted.

(b)            There has been no Release or threat of Release of Hazardous Materials at any location that would reasonably be expected to cause Parent or any of its Subsidiaries to incur or be subject to liability under Environmental Laws;

(c)            Neither Parent nor any of its Subsidiaries has received nor knows of any basis for any written notice of and there is no Legal Action pending, or to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance obligation under any Environmental Law.

(d)            No Assumption of Environmental Law Liabilities.  Neither Parent nor any of its Subsidiaries has expressly assumed or retained any Liabilities under any Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 5.15          Material Contracts.

(a)              Material Contracts.  For purposes of this Agreement, “Parent Material Contract” shall mean the following to which Parent or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases and Parent Employee Plans), as of the date of this Agreement:

(i)      any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC;

(ii)      any Contract providing for indemnification or any guaranty by Parent or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (A) any guaranty by Parent or a Subsidiary thereof of any of the obligations of (1) Parent or another wholly owned Subsidiary thereof or (2) any Subsidiary (other than a wholly owned Subsidiary) of Parent that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iii)      any Contract that purports to limit the right of Parent or any of its Subsidiaries (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location that is, in each case, material to Parent and its Subsidiaries, taken as a whole;

(iv)      any Contract with respect to any acquisition or divestiture of assets or capital stock or other equity interests pursuant to which Parent or any of its Subsidiaries has any continuing material obligations, except for acquisitions or divestitures in the ordinary course of business;

(v)      any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of Parent or any of its Subsidiaries;

(vi)      any Contract that contains any provision that requires the purchase of all or a material portion of Parent’s or any of its Subsidiaries’ requirements for a given product or service from a given Third Party, which product or service is material to Parent and its Subsidiaries, taken as a whole;

(vii)      any Contract that obligates Parent or any of its Subsidiaries to conduct business on an exclusive basis or that contains a “most favored nation” or similar covenant with any Third Party that is material to Parent and its Subsidiaries, taken as a whole;

(viii)      any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contract solely between Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries;

(ix)      any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to Indebtedness, whether as borrower or lender, in each case in excess of $10,000,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly owned Subsidiaries of Parent;

(x)      any material Parent IP Agreement, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a Third Party for Parent or any of its Subsidiaries;

(xi)      any active Contract with a top ten (10) supplier or service provider of Parent and its Subsidiaries, taken as a whole, based on aggregate expenditures, for the fiscal year ended December 31, 2020;

(xii)      any active Contract with a top ten (10) customer of Parent and its Subsidiaries, taken as a whole, based on aggregate expenditures, for the fiscal year ended December 31, 2020;

(xiii)      any material Contract with any Governmental Entity; or

(xiv)      any other Contract that is reasonably expected to result in the payment or receipt of more than $10,000,000 by Parent or any of its Subsidiaries during Parent’s current fiscal year (other than Contracts with customers or suppliers or service providers of Parent and its Subsidiaries).

(b)              Documents Made Available.  Parent has made available to the Company correct and complete copies of all Parent Material Contracts, including any material amendments thereto; provided that with respect to clause (xi) and clause (xii) of Section 5.15(a) the obligation to make such Contracts available shall be limited to master service agreements or similar Contracts with such suppliers or customers, as applicable.

(c)              Filed Contracts.  As of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to any Contract required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act that has not been so filed.

(d)              No Breach.  Except as would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole, (i) all the Parent Material Contracts are legal, valid, and binding on Parent or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any Third Party has violated any provision of, or failed to perform any obligation required under the provisions of, any Parent Material Contract; and (iii) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any Third Party is in breach, or has received written notice of breach, of any Parent Material Contract.

Section 5.16          Insurance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, all material insurance policies of Parent and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as Parent reasonably has determined to be prudent, taking into account the industries in which Parent and its Subsidiaries operate, and as is sufficient to comply with applicable Law.  As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in breach or default, and neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies.  As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and to the Knowledge of Parent:  (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

Section 5.17          Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form F-4 will, at the time the Form F-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Company Proxy Statement and in the EGM Notice will, at the date it is first mailed to the Company’s and Parent’s stockholders or at the time of the Company Stockholders Meeting or Parent Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  The Proxy Statement/EGM Notice will comply as to form in all material respects with the requirements of the Exchange Act.  Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of Parent.

Section 5.18          Anti-Corruption Matters.  Except as would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole, since January 1, 2018, none of Parent, any of its Subsidiaries or any director, officer or, to the Knowledge of Parent, employee or agent of Parent or any of its Subsidiaries has:  (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters.  Since January 1, 2018, neither Parent nor any of its Subsidiaries has disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters.  To the Knowledge of Parent, no Governmental Entity is investigating, examining, or reviewing Parent’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.  Parent and its Subsidiaries have instituted, maintain and enforce policies and procedures reasonably designed to comply with all applicable anti-bribery and anti-corruption laws.

Section 5.19          International Trade Laws.  Neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any directors, officers, employees, or Representatives acting on behalf of Parent or any of its Subsidiaries is currently the subject or the target of any Sanctions, nor is Parent or any of its Subsidiaries located, organized or resident in a Sanctioned Country.  During the five-year period ending on the date hereof, Parent and its Subsidiaries have not engaged in and are not now engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

Section 5.20          Health Care Laws.

(a)              Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Subsidiaries is and, since January 1, 2019, has been, in compliance with all Health Care Laws.

(b)              Since January 1, 2019, neither Parent nor any of its Subsidiaries has received any notice or communication from any Governmental Entity of any noncompliance by, or liability of, Parent or its Subsidiaries under any Health Care Law that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Except as set forth in Section 5.20(b) of the Parent Disclosure Letter, since January 1, 2019, none of Parent, its Subsidiaries, or their respective directors, officers, employees and, to the Knowledge of Parent, agents, has been debarred, disqualified, suspended, or excluded from participation in any foreign, federal or state health care program or governmental program or under any Health Care Law.

(c)              Section 5.20(c) of the Parent Disclosure Letter, sets forth, with respect to Parent or any of its Subsidiaries (i) all Governmental Entity critical inspection findings resulting in FDA Form 483s, warning letters or other similar enforcement actions and (ii) all critical or similar findings by customers or regulators (including any Governmental Entity), for each of (i) and (ii) since January 1, 2019.

Section 5.21          Government Contracts.  Except as (i) set forth in Section 5.21 of the Parent Disclosure Letter or (ii) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since January 1, 2019, Parent and its Subsidiaries have established and maintain adequate internal controls for compliance with each of their Government Contracts and, since January 1, 2019, all invoices submitted in connection with any Government Contract were current, accurate and complete in all material respects upon submission.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since January 1, 2019, neither Parent nor any of its Subsidiaries has (i) been suspended or debarred from Government Contracts by any Governmental Entity; (ii) been audited or investigated by any Governmental Entity with respect to any Government Contract; (iii) conducted or initiated any internal investigation or made a voluntary or mandatory disclosure to any Governmental Entity with respect to any irregularity, misstatement or omission arising under or relating to a Government Contract; (iv) received from any Governmental Entity any notice of breach, cure, show cause or default with respect to any Government Contract; or (v) had any Government Contract terminated by any Governmental Entity for default or failure to perform.

Section 5.22          Fairness Opinion.  Parent has received the opinion of Centerview Partners LLC, a Parent and US Holdco Financial Advisor that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed and matters considered during, and qualifications and limitations on, the review undertaken in preparing such opinion as set forth therein, the Merger Consideration to be paid by Parent and its Subsidiaries as provided herein is fair, from a financial point of view, to Parent.  Parent shall, as soon as practicable following the execution and delivery of this Agreement by all parties, furnish a copy of such written opinion to the Company solely for informational purposes (it being agreed that none of the Company or its Subsidiaries, nor any of their respective Affiliates or Representatives, shall have the right to rely on such opinion).

Section 5.23          Debt Financing.

(a)              Commitment Letter.  Parent has delivered to the Company a true, correct, and complete fully executed copy of the commitment letter, dated as of the date of this Agreement, among the Debt Financing Sources party thereto (the “Lenders”) and Parent (as amended, modified, supplemented, extended, or replaced from time to time in compliance with this Agreement, the “Commitment Letter”), and the Fee Letter (redacted in a manner as described below).  Pursuant to, and subject to the terms and conditions of, the Commitment Letter, the Lenders have committed to lend the amounts set forth therein (the provision of such funds as set forth therein, the “Debt Financing”) for the purposes set forth in the Commitment Letter.  Parent has also delivered to the Company a true, correct, and complete copy of each fee letter (which may be redacted as to fee amounts and other economic terms so long as such redactions would not adversely affect the amount or conditionality of the Debt Financing) issued in connection with the Commitment Letter (collectively, the “Fee Letter”).

(b)              No Amendments; No Side Letters.  The Commitment Letter has not been amended, restated, or otherwise modified or supplemented prior to the execution and delivery of this Agreement, and the respective commitments contained in the Commitment Letter have not been withdrawn, terminated, or rescinded, or otherwise modified in any respect prior to the execution and delivery of this Agreement (and, to the Knowledge of Parent, no such withdrawal, termination, rescission, or other modification is pending).  As of the date of this Agreement, there are no side letters or Contracts to which Parent, US Holdco or Merger Sub is a party related to the conditionality, funding, or consummation of the Debt Financing except for:  (i) the Fee Letter; (ii) customary engagement letters for any Take-Out Financing; and (iii) customary agency fee letters with respect to the Debt Financing.

(c)              Enforceability.  As of the execution and delivery of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid, and binding obligation of Parent, and, to the Knowledge of Parent, the other parties thereto, enforceable in accordance with its terms against Parent and, to the Knowledge of Parent, each of the other parties thereto, subject to applicable bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(d)              No Breaches or Defaults.  As of the execution and delivery of this Agreement:  (i) no event has occurred which would reasonably be expected to:  (A) constitute a breach or default (or an event that with notice or lapse of time or both would constitute a breach or default) on the part of Parent or, to the Knowledge of Parent, any other applicable party to the Commitment Letter, or (B) result in a failure to satisfy any condition precedent under the Commitment Letter; and (ii) Parent does not have any reason to believe that any of the conditions to the funding of the full amount of the Debt Financing will not be satisfied at or prior to the Closing Date or that the Debt Financing or any other funds necessary for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement will not be available to Parent at or prior to the Closing Date, in each of the foregoing clauses (i) and (ii), assuming the satisfaction of the conditions to the Closing set forth in Section 9.02(a) and Section 9.02(b).  Parent has fully paid or caused to be fully paid all commitment fees or other fees to the extent required to be paid on or prior to the date of this Agreement in connection with the Debt Financing.

(e)              Sufficiency of Financing.  There are no conditions precedent related to the funding of the Debt Financing, other than as expressly set forth in the Commitment Letter.  Assuming the satisfaction of the conditions to the Closing set forth in Section 9.02(a) and that the Debt Financing is funded in accordance with the Commitment Letter, the net proceeds of the Debt Financing, together with cash on hand and cash equivalents of Parent, US Holdco and Merger Sub and any Escrowed Take-Out Financing Proceeds, will, in the aggregate, be sufficient for the payment of all amounts required under the terms of this Agreement to be paid by Parent, US Holdco or Merger Sub in cash in connection with the Merger and the other transactions contemplated by this Agreement (collectively, the “Required Amount”).  Parent and US Holdco acknowledge and agree that it is not a condition to the Closing or to any of the obligations under this Agreement that Parent and US Holdco obtain the Debt Financing, the Take-Out Financing or any other financing for or relating to the Merger or the other transactions contemplated by this Agreement.

Section 5.24          Merger Sub; US Holdco.  (a) Merger Sub has engaged in no business activities other than those related to the transactions contemplated by this Agreement and (b) each of Merger Sub and US Holdco is a wholly owned Subsidiary of Parent.

Section 5.25          No Additional Representations.  Parent and US Holdco acknowledge and agree that, except for the representations and warranties expressly set forth in Article IV or in any certificate delivered by the Company pursuant to this Agreement (a) the Company doesn’t make, nor has made, and Parent and US Holdco have not relied on, any representations or warranties relating to the Company or its business or otherwise, (b) no person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, and if made, such representation or warranty must not be relied upon by Parent or US Holdco as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, US Holdco or any of their respective Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article IV.  Without limiting the foregoing, Parent and US Holdco acknowledge and agree that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in Article IV (as qualified by the Company Disclosure Letter) neither the Company nor any other Person will have or be subject to any Liability or other obligation to Parent, US Holdco or their respective Representatives or Affiliates or any other Person resulting from Parent’s, US Holdco’s or their respective Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent or its Representatives or Affiliates in connection with the transactions contemplated by this Agreement.  Notwithstanding the foregoing, nothing in this Section 5.26 is intended or shall be deemed to have the effect of eliminating, limiting or restricting in any way any Person’s rights or remedies in the event of fraud.  Parent has conducted its own independent investigation of the Company and its Subsidiaries and the transactions contemplated hereby and have had an opportunity to discuss and ask questions regarding the Company’s and its Subsidiaries’ businesses with the management of the Company.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.01          Conduct of Business of the Company.

(a)              During the period from the date of this Agreement until the earlier of the termination of the Agreement in accordance with Article X and the Effective Time (such period of time, the “Interim Period”), the Company shall, and shall cause each of its Subsidiaries, except (i) as expressly permitted or required by this Agreement, (ii) as required by applicable Law, (iii) in connection with a Company COVID Action or (iv) with the prior written consent of Parent and US Holdco (which consent shall not be unreasonably withheld, conditioned, or delayed), to use reasonable best efforts to operate in the ordinary course of business.  Notwithstanding the foregoing, the Company and its Subsidiaries shall be permitted to take, and nothing in this Agreement shall prohibit the Company or its Subsidiaries from taking, any Company COVID Action.

(b)              Without limiting the generality of the foregoing, during the Interim Period, except (A) as otherwise expressly permitted or required by this Agreement, (B) as set forth in Section 6.01(b) of the Company Disclosure Letter, (C) as required by and not in contravention of applicable Law or (D) in connection with a Company COVID Action, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

(i)      amend or propose to amend the respective Charter Documents of the Company or its Subsidiaries (whether by merger, consolidation or otherwise);

(ii)      propose or adopt any plan of merger, consolidation, reorganization, liquidation, scheme of arrangement, tender offer or dissolution of the Company or any of its Subsidiaries, file a petition in bankruptcy under any provisions of federal or state bankruptcy Law on behalf of the Company or any of its Subsidiaries or consent to the filing of any bankruptcy petition against the Company or any of its material Subsidiaries under any similar applicable Law;

(iii)      (A) split, combine, or reclassify or otherwise amend the terms of any Company Securities or Company Subsidiary Securities, (B) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities or Company Subsidiary Securities (other than for purposes of effecting a net exercise or settlement or net share withholding, in satisfaction of any exercise price or required tax withholdings, under, or in connection with the forfeiture of, any Company Equity Award outstanding on the date of this Agreement), (C) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or any of its Subsidiaries (other than upon the exercise or settlement of any Company Equity Award outstanding as of the date of this Agreement, in accordance with the terms of such Company Equity Award, or pursuant the Company Stock Purchase Plan, in accordance with Section 3.07(c)) or (D) establish a record date for, declare, set aside, accrue or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock or other securities (other than dividends from its direct or indirect wholly owned Subsidiaries);

(iv)      issue, sell, pledge, dispose of, transfer, lease, grant any Lien on, or otherwise encumber or enter into any Contract or other agreement with respect to any Company Securities or Company Subsidiary Securities, other than the issuance of shares of Company Common Stock upon the exercise or settlement of any Company Equity Award outstanding as of the date of this Agreement, in accordance with the terms of such Company Equity Award, or pursuant the Company Stock Purchase Plan, in accordance with Section 3.07(c);

(v)      except as required by applicable Law or the terms of any Company Employee Plan as in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers, directors or employees, (ii) hire or promote any officers or employees, except the hiring or promotion of employees in the ordinary course of business consistent with past practice at or to positions below the level of Vice President or customer facing or revenue generating positions at the level of Vice President or above, or (iii) establish, adopt, enter into, amend, terminate, or take any action to grant or accelerate vesting, payment or other rights or awards (including any action to accelerate the vesting or exercisability of any Company Equity Award or other equity-based or long-term incentive compensation award) under any Company Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan;

(vi)      directly or indirectly acquire or purchase, or agree to acquire or purchase, by merger, consolidation, acquisition of stock or assets, business combination or otherwise, (A) any business or Person or division thereof or (B) any assets, real property, or personal property, in each case of the foregoing clauses (A) and (B), other than acquisitions or purchases of (1) in the ordinary course of business consistent with past practice with a sale price or market value not in excess of $10,000,000 in the aggregate for all such acquisitions during the Interim Period or (2) raw materials, supplies, equipment and inventory in the ordinary course of business consistent with past practice;

(vii)                    make any material capital investment in or material loan or advance to, or forgive any material loan to, any other Person, except (A) for loans, capital contributions, advances or investments between the Company and any wholly owned Subsidiary thereof or between wholly owned Subsidiaries of the Company and (B) advances to employees and consultants for travel and other business-related expenses in the ordinary course of business consistent with past practice and in compliance with the Company’s policies related thereto in effect on the date hereof;

(viii)                    (A) transfer, license, sell, lease, sell and lease back, abandon, waive, relinquish, transfer, assign, swap or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of the Company, or any business thereof, with a sale price or fair market value in excess of $10,000,000 in the aggregate during the Interim Period; provided, that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting non-exclusive licenses or sublicenses under the Company IP, in each case in the ordinary course of business consistent with past practice, or (B) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(ix)      repurchase, prepay, assume or incur any Indebtedness or guarantee any such Indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than borrowings incurred in the ordinary course of business (including in connection with the financing of ordinary course trade payables consistent with past practice or borrowings under any existing revolving facility or receivables facility) that do not, at any time, exceed $10,000,000 in the aggregate;

(x)      (A) enter into or amend or modify in any material respect (including extending the term of any Lease), or consent to the acceleration, cancelation or termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to Real Estate hereunder (other than extensions to any existing Lease that would have the effect of extending the term of such Lease to a date not to exceed the date twelve (12) months from the date of this Agreement), or (B) enter into any Contract with respect to any Company IT System with a term of greater than twelve (12) months or annual spend in excess of $500,000 per year or amend or modify any existing Contract with respect to any Company IT System that would have the effect of extending the term of, or commitment under, such Contract for a period that would exceed twelve (12) months from the date of this Agreement or increasing annual spend under such contract to be in excess of $500,000 per year; provided that this clause (x) shall not apply to any Contract described in clauses (xi) or (xii) of the definition of Company Material Contract so long as such any such changes as described above are made in the ordinary course of business substantially consistent with past practice;

(xi)      settle, pay, discharge or satisfy any Legal Action (or agree to do any of the foregoing), other than any settlement, payment, discharge or satisfaction that (A) does not relate to any Transaction Litigation (with respect to which any settlements, releases, waivers or compromises shall be subject to Section 8.03(b)) and (B) (1) either (x) results solely in a monetary obligation involving only the payment of monies by the Company or its Subsidiaries of not more than $10,000,000 individually or $15,000,000 in the aggregate (as well as related non-substantive incidental provisions and other remedies or obligations that are not material in the context of the applicable resolution), individually or in the aggregate for all such Legal Actions (excluding any settlements made under the following clause (y)), or (y) results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, the Company or any of its Subsidiaries and the payment of monies by the Company and its Subsidiaries that are not more than $10,000,000 individually or $15,000,000 in the aggregate (not funded by an indemnity obligation or through insurance policies) (as well as related non-substantive incidental provisions and other remedies or obligations that are not material in the context of the applicable resolution) and (2) does not involve any admission of guilt or impose any material restrictions or material limitations upon the operations or business of or other conduct remedy or injunctive relief applicable to the Company or any of its Subsidiaries, whether before, on or after the Effective Time;

(xii)                    make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(xiii)                    (A) make, change or revoke any material Tax election; (B) amend any material Tax Return; (C) make, change or revoke any Tax accounting method; (D) enter into any closing or similar agreement regarding any material Tax liability or assessment; (E) enter into or materially change or terminate any Tax Sharing Obligation; (F) settle or resolve any controversy that relates to a material amount of Taxes; (G) consent to any extension or waiver of the limitation period applicable to any material Tax audit, material Tax assessment or other material Tax matter; or (H) surrender any right to claim a material Tax refund;

(xiv)                    enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(xv)                    except in connection with actions permitted by Section 6.02 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(xvi)                    (A) abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any material Company IP, or grant any right or license to any material Company IP other than pursuant to non-exclusive licenses or sublicenses entered into in the ordinary course of business consistent with past practice, or (B) make any investments in Company IT Systems that exceed, in the aggregate, the amounts set forth with respect to Company IT Systems in any budget or capital expenditure plan made available to Parent prior to the date hereof, other than investments in any Company IT System that are not material;

(xvii)                    terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(xviii)                    engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(xix)                    become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xx)                    make any capital expenditures that exceed, in the aggregate, the aggregate capital expenditures set forth in a budget or a capital expenditure plan made available to Parent prior to the date hereof, other than capital expenditures that are not material; or

(xxi)                    enter into any new material line of business or abandon or discontinue any material existing line of business;

(xxii)                    adopt or implement any stockholder rights plan or similar arrangement that (A) does not exempt Parent, its Subsidiaries, the Merger and the transactions contemplated by this Agreement, or (B) would cause any meaningful delay to the Closing or impose any additional conditions on the transactions contemplated by this Agreement, including the Merger;

(xxiii)                    authorize, resolve, agree or commit to do any of the foregoing.

Section 6.02          Company No Solicitation.

(a)              Company Takeover Proposal.  During the Interim Period, the Company shall not, shall cause its Subsidiaries and its and their officers, employees and directors not to, and shall use reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries not to, directly or indirectly, solicit, initiate, propose, or knowingly facilitate or knowingly encourage the submission of any Company Takeover Proposal or the making of any proposal that would reasonably be expected to lead to any Company Takeover Proposal, or, except as expressly permitted by Section 6.02(b) or Section 6.02(d):  (i) enter into, continue, conduct, engage or otherwise participate in in any discussions or negotiations with, disclose any non-public information relating to the Company or its Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or its Subsidiaries to, or knowingly assist, knowingly facilitate, or knowingly encourage the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Company Takeover Proposal; (ii) (A) amend or grant any waiver or release under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of the Company or its Subsidiaries (provided that the Company shall be permitted on a confidential non-public basis to release or waive any explicit or implicit standstill or similar agreement solely to the extent necessary to permit the relevant party thereto to submit a Company Takeover Proposal to the Company Board on a confidential non-public basis and solely to the extent the Company Board determines in good faith that the failure to do so would be inconsistent with the Company Board’s fiduciary duties under applicable Law), or (B) approve any transaction under, or any Third Party becoming an “interested stockholder” under, Section 203 of the DGCL; (iii) enter into any agreement in principle, memorandum of understanding, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract (other than an Acceptable Confidentiality Agreement as provided in Section 6.02(b) entered into compliance with Section 6.02(b)) relating to any Company Takeover Proposal (each, a “Company Acquisition Agreement”); or (iv) approve, authorize, agree or publicly announce an intention to do any of the foregoing; provided, that notwithstanding anything to the contrary in this Agreement, the Company or any of its Representatives may, in response to an inquiry or proposal from a Third Party, inform such Third Party of the restrictions imposed by the provisions of this Section 6.02.  Except as expressly permitted by this Section 6.02, the Company Board shall not effect a Company Adverse Recommendation Change.  The Company shall not, shall cause its Subsidiaries and its and their officers, employees and directors not to, and shall use reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries not to continue, any and all existing activities, discussions, or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Company Takeover Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of non-public information in respect of the Company and its Subsidiaries that was furnished by or on behalf of the Company or its Subsidiaries to return or destroy (and confirm destruction of) all such information and immediately terminate access by any Third Party to any physical or electronic data room relating to any potential Company Takeover Proposal.  Without limiting the generality of the foregoing, it is understood that any breach of the restrictions set forth in this Section 6.02(a) by any director or officer of the Company or any of its Subsidiaries or by any other Representative of the Company acting at the Company’s direction shall be deemed to constitute a breach of this Section 6.02(a) by the Company.

(b)              Company Superior Proposal.  Notwithstanding Section 6.02(a), prior to the receipt of the Requisite Company Vote, the Company directly or indirectly through any Representative, may, subject to Section 6.02(c):  (i) participate in negotiations or discussions with any Third Party that has made (and not withdrawn) a bona fide Company Takeover Proposal that did not arise from a breach of the obligations set forth in Section 6.02(a) in writing that the Company Board believes in good faith, after consultation with outside legal counsel and the Company Financial Advisor constitutes or would reasonably be expected to lead to a Company Superior Proposal; (ii) thereafter furnish to such Third Party non-public information relating to the Company or its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided for informational purposes to Parent); provided that such non-public information relating to the Company or its Subsidiaries was previously made available to, or is concurrently made available to, Parent; (iii) following receipt of and on account of a Company Superior Proposal, make a Company Adverse Recommendation Change; and/or (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (ii) through (iv), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law.  Nothing contained herein shall prevent the Company Board from disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Company Takeover Proposal, if the Company determines, after consultation with outside legal counsel, that the disclosure of such position is required by applicable Law.  Without limiting the generality of the foregoing, it is understood that any breach of the restrictions set forth in this Section 6.02(b) by any director or officer of the Company or any of its Subsidiaries or by any other Representative of the Company acting at the Company’s direction shall be deemed to constitute a breach of this Section 6.02(b) by the Company.

(c)              Notification to Parent and US Holdco.  The Company shall notify Parent and US Holdco promptly (but in no event later than twenty-four (24) hours) after the receipt by the Company (or any of its Representatives) of any Company Takeover Proposal, any inquiry that would reasonably be expected to lead to a Company Takeover Proposal, any request for non-public information relating to the Company or its Subsidiaries or for access to the business, properties, assets, books, or records of the Company or its Subsidiaries by any Third Party that would reasonably be expected to lead to a Company Takeover Proposal.  In such notice, the Company shall identify the Third Party making, and details of the material terms and conditions of, any such Company Takeover Proposal, indication or request, including any proposed financing.  The Company shall keep Parent reasonably informed, on a reasonably current basis, of the status and material terms of any such Company Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price, proposed financing, and other material terms thereof.

(d)              Company Superior Proposal or Company Acquisition Agreement.  Except as expressly permitted by this Section 6.02, the Company Board shall not effect a Company Adverse Recommendation Change or enter into (or permit any of its Subsidiaries to enter into) a Company Acquisition Agreement.  Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Company Vote, the Company Board may effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement only if (i) the Company Board determines in good faith after consultation with its outside legal counsel and financial advisor of national reputation that a given Company Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that failure to effect a Company Adverse Recommendation Change in response to such actual or potential Company Superior Proposal would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law, (ii) the Company promptly notifies Parent, in writing, at least three (3) Business Days (the “Company Superior Proposal Notice Period”) before making a Company Adverse Recommendation Change with respect to a Company Superior Proposal or entering into (or causing one of its Subsidiaries to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Company Superior Proposal, which notice shall state expressly that the Company has received a Company Takeover Proposal that the Company Board (or a committee thereof) intends to declare a Company Superior Proposal and that it intends to effect a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement in connection with such Company Superior Proposal (it being understood that the delivery and receipt of any such notice shall not, in and of itself, be a Company Adverse Recommendation Change), (iii) the Company specifies the identity of the party making the Company Superior Proposal and the material terms and conditions thereof in such notice and includes an unredacted copy of the Company Takeover Proposal and attaches to such notice the most current version of any proposed agreement (which version shall be updated on a prompt basis) and any related documents, including financing documents, to the extent provided by the relevant party in connection with, and containing material terms of, the Company Superior Proposal, (iv) the Company shall, and shall cause its Representatives to, during the Company Superior Proposal Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Company Takeover Proposal ceases to constitute a Company Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being understood and agreed that in the event that, after commencement of the Company Superior Proposal Notice Period, there is any material revision to the terms of a Company Superior Proposal, including, any revision in price or financing, the Company Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remains in the Company Superior Proposal Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)), and (v) at the conclusion of the Company Superior Proposal Notice Period, the Company Board (or a committee thereof) determines in good faith, after consulting with outside legal counsel and its financial advisor, that such Company Takeover Proposal continues to constitute a Company Superior Proposal after taking into account any adjustments made by Parent during the Company Superior Proposal Notice Period in the terms and conditions of this Agreement or otherwise and that the failure to make a Company Adverse Recommendation Change would be inconsistent with the Company directors’ fiduciary duties under applicable Law.

(e)              Company Intervening Event.  Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Requisite Company Vote, upon the occurrence of a Company Intervening Event, the Company Board may effect a Company Adverse Recommendation Change only if all of the following conditions are satisfied:

(i)      the Company Board determines in good faith after consultation with its outside legal counsel and financial advisor of national reputation that a Company Intervening Event has occurred and that failure to effect a Company Adverse Recommendation Change in response to such Company Intervening Event would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;

(ii)      the Company (A) promptly notifies Parent, in writing, at least three (3) Business Days (the “Company Intervening Event Notice Period”) before making a Company Adverse Recommendation Change with respect to a Company Intervening Event of its intention to take such action, which notice shall describe in reasonable detail the Company Intervening Event (it being understood that the delivery and receipt of any such notice shall not, in and of itself, be deemed to be a Company Adverse Recommendation Change) and (B) prior to making such a Company Adverse Recommendation Change, to the extent requested in writing by Parent, engages in good faith negotiations with Parent during such three (3) Business Day period to amend this Agreement in such a manner that the failure of the Company Board to make a Company Adverse Recommendation Change with respect to such Company Intervening Event would no longer be, in the good faith determination of the Company Board in consultation with its outside legal counsel and financial advisor of national reputation, inconsistent with the directors’ fiduciary duties under applicable Law (it being understood that, if after commencement of the Company Intervening Event Notice Period, there is any material change to the circumstances giving rise to the Company Intervening Event that was previously the subject of a notice hereunder, a new notice to Parent shall be required as provided above; provided, that with respect to each such material change, each reference in this clause (ii) to a “three (3) Business Day” period shall be changed to refer to a “two (2) Business day” period); and

(iii)      at the conclusion of the Company Intervening Event Notice Period, the Company Board (or a committee thereof) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor of national reputation, that in light of such Company Intervening Event and taking into account any revised terms proposed by Parent, the failure to make a Company Adverse Recommendation Change would be inconsistent with the Company directors’ fiduciary duties under applicable Law.

Section 6.03          Company Stockholders Meeting.  The Company shall take all action necessary to duly call, give notice of, convene, and hold the Company Stockholders Meeting as soon as reasonably practicable after the Form F-4 is declared effective, and, in connection therewith, the Company shall mail the Company Proxy Statement to the holders of Company Common Stock in advance of such meeting.  Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 6.02 hereof, the Company Proxy Statement shall include the Company Board Recommendation.  Subject to Section 6.02 hereof, the Company shall use reasonable best efforts to:  (a) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger; and (b) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such approval.  The Company shall keep Parent, US Holdco and Merger Sub updated with respect to proxy solicitation results as requested by Parent, US Holdco or Merger Sub.  Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent and US Holdco (other than: (i) in order to obtain a quorum of its stockholders; or (ii) as reasonably determined by the Company to comply with applicable Law).  The Company shall use its reasonable best efforts to cooperate with Parent to hold the Company Stockholders Meeting on the same day and at the same time as the Parent Shareholders Meeting as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting.  Without the prior written consent of Parent and US Holdco or as required by applicable Law, (i) the adoption of this Agreement shall be the only matter (other than a non-binding advisory proposal regarding compensation that may be paid or become payable to the named executive officers of the Company in connection with the Merger and matters of procedure) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting and the Company shall not submit any other proposal to such stockholders in connection with the Company Stockholders Meeting or otherwise (including any proposal inconsistent with the adoption of this Agreement or the consummation of the transactions contemplated by this Agreement) and (ii) the Company shall not call any meeting of the stockholders of the Company prior to the Company Stockholders Meeting.  If the Company Board makes a Company Adverse Recommendation Change, it will not alter the obligation of the Company to submit the adoption of this Agreement and the approval of the Merger to the holders of Company Common Stock at the Company Stockholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders Meeting.

Section 6.04          Financing Cooperation.

(a)              Cooperation.  During the Interim Period, the Company shall use its commercially reasonable efforts, and shall cause each of its Subsidiaries and its and their respective Representatives to use their respective commercially reasonable efforts, to provide Parent with all cooperation reasonably requested by Parent to assist Parent in causing the conditions in the Commitment Letter to be satisfied or as is otherwise customary and reasonably requested by Parent in connection with the Debt Financing or any Take-Out Financing, including using commercially reasonable efforts to:

(i)      as promptly as reasonably practicable in connection with the anticipated timing for the marketing of the Debt Financing or any Take-Out Financing, deliver to Parent the historical financial statements with respect to the Company and its Subsidiaries specified in paragraph 4 of Exhibit C of the Commitment Letter (it being agreed that these obligations with respect to any historical financial statement shall be deemed satisfied upon the filing of the applicable Company SEC Documents containing such historical financial statements);

(ii)      cause the Company’s independent accountants to (x) provide, consistent with customary practice:  (A) customary auditor consents (including consents of accountants for use of their reports in any materials relating to any Take-Out Financing) and (B) customary comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to the Company and its Subsidiaries as reasonably requested by Parent and as customary for any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act and (y) participate in a reasonable number of accounting due diligence sessions;

(iii)      [reserved];

(iv)      provide information regarding the Company and its Subsidiaries reasonably requested by Parent for the preparation of appropriate and customary materials for rating agency and lender and investor presentations, bank information memoranda, offering documents, and other marketing documents reasonably requested and customarily provided in connection with Debt Financing or any Take-Out Financing;

(v)      execute and deliver customary authorization letters for the Debt Financing or any Take-Out Financing (in each case, to the extent included in a customary confidential information memorandum relating to a bank financing), limited solely to historical information of the Company and the Company Subsidiaries included in such confidential information memorandum, and solely to the extent the Company has had a reasonable time period to review such confidential information memorandum;

(vi)      furnish no later than four (4) Business Days prior to the Closing Date all documentation and other information that is reasonably requested by Parent that is required by regulatory authorities in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, relating to the Company and the Company Subsidiaries;

(vii)      facilitate the providing of guarantees, pledging of collateral and granting of security interests (including approvals therefore) in connection with the Debt Financing or any Take-Out Financing effective no earlier than, and subject to the occurrence of, the Closing;

(viii)      assist in the preparation and negotiation of, and facilitate the execution and delivery of, one or more credit agreements, indentures, guarantees, pledge and security documents, and other definitive financing documents and other certificates or documents as may be reasonably requested by Parent, the Debt Financing Sources, or any Take-Out Financing party (including customary officer’s and other closing certificates and back-up therefore), in each case effective no earlier than, and subject to the occurrence of, the Closing (subject, in each case, to the restrictions in the next paragraph); and

(ix)      deliver notices of prepayment within the time periods required by the relevant agreements governing Indebtedness and assist Parent in obtaining customary payoff letters (the “Debt Payoff Letters”), Lien terminations, and instruments of discharge to be delivered at Closing to allow for the payoff, discharge, and termination in full on the Closing Date of any material Indebtedness for borrowed money of the Company or its Subsidiaries that is reasonably requested by Parent to be paid off, discharged or terminated at Closing (upon reasonable prior written notice to the Company) or that is otherwise subject to mandatory prepayment (however described) or repayment in full as a result of the consummation of the Merger; provided the Company shall not be required to deliver any notice of prepayment or redemption or similar notice or document that is not conditioned on the consummation of the Merger or that if the Merger is not consummated results in liability to the Company.

The foregoing notwithstanding, neither the Company nor any of the Company Subsidiaries shall be required to take or permit the taking of any action pursuant to this Section 6.04 that:  (1) would require the Company, any of its Subsidiaries, or any Persons who are officers or directors of the Company or any of its Subsidiaries to:  (A) pass resolutions or consents to approve or authorize the execution of the Debt Financing or any Take-Out Financing, (B) enter into, execute, or deliver any certificate, document, instrument, or agreement, or (C) agree to any change or modification of any existing certificate, document, instrument, or agreement; in each case, that would be effective prior to the Closing Date (it being agreed that no officers or directors shall be required to take any of the foregoing actions in clauses (A), (B) and (C) to the extent they are not continuing, or expected to continue, as an officer or director following the Closing); provided that none of the foregoing shall apply to any (x) letters and authorizations required in order to obtain comfort letters and auditor consents as described in Section 6.04(a)(ii) and (y) the authorization letters described in Section 6.04(a)(v); (2) cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (3) require the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other expense, liability, or obligation with respect to the Debt Financing or any Take-Out Financing prior to the Closing or have any obligation of the Company or any of its Subsidiaries under any agreement, certificate, document, or instrument with respect to the Debt Financing or any Take-Out Financing be effective prior to the Closing that would not be reimbursed or indemnified under Section 6.04(b), (4) cause any director, officer, employee, or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (5) conflict with the organizational documents of the Company or any of its Subsidiaries or any Laws, (6) reasonably be expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which the Company or any of its Subsidiaries is a party, (7) provide access to or disclose information that the Company or any of its Subsidiaries reasonably determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries or (8) would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries.  Nothing contained in this Section 6.04 shall require the Company or any of its Subsidiaries, (1) prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing or any Take-Out Financing, (2) to provide (A) a description of all or any component of the Debt Financing, including any “description of notes”, (B) risk factors relating solely to all or any component of the Debt Financing, (C) separate subsidiary financial statements or any other information of the type required by Rule 3-05, Rule 3-09, Rule 3-10 (other than financial data sufficient to enable Parent to include disclosure regarding guarantor and non-guarantor information customarily included in offering memoranda for an offering of high-yield debt securities pursuant to Rule 144A) or Rule 3-16 of Regulation S-X or “segment reporting”, (D) Compensation Discussion and Analysis required by Item 402 of Regulation S-K or (E) other information customarily excluded from an offering memorandum involving an offering of high-yield debt securities pursuant to Rule 144A or (3) to provide (or be deemed to require the Company or any of its Subsidiaries to prepare) any (A) pro forma financial statements, (B) projections, (C) information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership, or other post-Closing or pro forma adjustments or assumptions desired to be incorporated into any information used in connection with any financing of Parent or its Affiliates, including the Debt Financing and/or any Take-Out Financing, and/or (D) financial information concerning the Company or its Subsidiaries that the Company does not maintain in the ordinary course of business.

(b)              Reimbursement and Indemnification.  Parent and US Holdco shall, promptly upon request by the Company following the termination of this Agreement (unless the termination of the Agreement triggers the Company’s obligation to pay the Company Termination Fee pursuant to Section 10.06) reimburse the Company for all reasonable and documented out-of-pocket costs actually incurred by the Company, its Subsidiaries, or any of its or their respective Representatives in connection with its cooperation pursuant to this Section 6.04.  In addition, Parent and US Holdco shall indemnify and hold harmless the Company, its Subsidiaries, and its and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing or any Take-Out Financing, any action taken by them pursuant to this Section 6.04, and any information used in connection therewith (other than historical financial information provided in writing by the Company or any of its Subsidiaries specifically in connection with its obligations pursuant to this Section 6.04); in each case, except to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct, intentional misrepresentation, or intentional breach of this Agreement or fraud by the Company or any of its Subsidiaries or its or their respective Representatives.

(c)              Logos.  The Company hereby consents to the reasonable use of its and its Subsidiaries’ logos and other trademarks in connection with the Debt Financing and any Take-Out Financing; provided, that such logos and trademarks are used solely in a manner that is not intended to, and is not reasonably likely to, harm or disparage the Company or any of its Subsidiaries or their reputation.

(d)              Confidentiality.  All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 6.04 will be kept confidential in accordance with the Confidentiality Agreement, except that Parent will be permitted to disclose such information to any Debt Financing Source or prospective Debt Financing Source and other financial institutions and investors that are or may become parties to the Debt Financing or Take-out Financing and to any underwriters, initial purchasers, or placement agents in connection with such financing (and, in each case, to their respective Representatives) so long as such Persons:  (i) agree to be bound by the Confidentiality Agreement as if parties thereto, or (ii) are otherwise subject to other customary confidentiality arrangements, including “click through” confidentiality agreements and confidentiality provisions contained in customary bank books and offering memoranda.

(e)              No Breach.   Notwithstanding anything to the contrary in this Agreement, it is expressly understood and agreed by the parties hereto that the Company’s and each Company Subsidiary’s obligations under this Section 6.04 shall be disregarded for purposes of determining whether the conditions set forth in Article IX have been satisfied (including for purposes of determining any termination rights under Article X).

Section 6.05          FIRPTA Certificate.  Unless the Company determines in good faith that, as of the Closing, there is a material risk the Company has become a “United States real property holding corporation” within the meaning of Section 897(c) of the Code (a “USRPHC”) and has so notified the Parent, the Company shall provide Parent prior to Closing with a signed certificate from the Company conforming to the requirements of Treasury Regulation Section 1.1445-2(c)(3) to the effect that the Company is not, and has not been during the relevant period specified in Section 897(c)(1)(ii) of the Code, a USRPHC together with a signed notice to the Internal Revenue Service conforming to the requirements of Treasury Regulation Section 1.897-2(h) (which notice Parent shall mail to the Internal Revenue Service promptly after Closing).  Notwithstanding anything to the contrary in this Agreement, it is expressly understood and agreed by the parties hereto that the Company’s obligations under this Section 6.05 shall be disregarded for purposes of determining whether the conditions set forth in Article IX have been satisfied (including for purposes of determining any termination rights under Article X).

ARTICLE VII

COVENANTS OF PARENT

Section 7.01          Conduct of the Business of Parent.

(a)              During the Interim Period, Parent shall, and shall cause each of its Subsidiaries, except (i) as expressly permitted or required by this Agreement, (ii) as required by applicable Law, (iii) in connection with a Parent COVID Action or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed), to use reasonable best efforts to operate in the ordinary course of business.  Notwithstanding the foregoing, Parent and its Subsidiaries shall be permitted to take, and nothing in this Agreement shall prohibit Parent or its Subsidiaries from taking, any Parent COVID Action.

(b)              Without limiting the generality of the foregoing, during the Interim Period, except (A) as otherwise expressly permitted or required by this Agreement, (B) as set forth in Section 7.01(b) of the Parent Disclosure Letter, (C) as required by and not in contravention of applicable Law or (D) in connection with a Parent COVID Action, Parent shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed):

(i)      amend or propose to amend the Charter Documents of Parent (whether by merger, consolidation or otherwise);

(ii)      propose or adopt any plan of merger, consolidation, reorganization, liquidation, scheme of arrangement, tender offer or dissolution of Parent or any of its material Subsidiaries, file a petition in bankruptcy under any provisions of federal or state bankruptcy Law on behalf of Parent or any of its material Subsidiaries or consent to the filing of any bankruptcy petition against Parent or any of its material Subsidiaries under any similar applicable Law;

(iii)      (A) split, combine, or reclassify or otherwise amend the terms of any Parent Securities, (B) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Parent Securities (other than for purposes of effecting a net exercise or settlement or net share withholding, in satisfaction of any exercise price or required tax withholdings, under, or in connection with the forfeiture of, any Parent Equity Award), (C) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of Parent (other than upon the grant, exercise or settlement of any Parent Equity Award) or (D) establish a record date for, declare, set aside, accrue or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares or other securities (other than dividends from its direct or indirect wholly owned Subsidiaries);

(iv)      other than with respect to any Indebtedness incurred or repaid in connection with the transactions contemplated by this Agreement (including any Debt Financing or Take-Out Financing), issue, sell, pledge, dispose of, transfer, lease, grant any Lien on, or otherwise encumber or enter into any Contract or other agreement with respect to any Parent Securities or Parent Subsidiary Securities, other than the issuance of shares of Parent Ordinary Shares upon the grant, exercise or settlement of any Parent Equity Award;

(v)      other than any Indebtedness incurred or repaid in connection with the transactions contemplated by this Agreement (including any Debt Financing or Take-Out Financing), repurchase, prepay, assume or incur any Indebtedness or guarantee any such Indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of Parent or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than borrowings incurred in the ordinary course of business (including in connection with the financing of ordinary course trade payables consistent with past practice) that do not, at any time, exceed $10,000,000 in the aggregate;

(vi)      except in connection with actions permitted by Section 7.02 hereof, take any action to exempt any Person from, or make any acquisition of securities of Parent by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Parent with respect to a Parent Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for the Company or any of its Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(vii)      other than with respect to any Indebtedness incurred or repaid in connection with the transactions contemplated by this Agreement (including any Debt Financing or Take-Out Financing), abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any material Parent IP, or grant any right or license to any material Parent IP other than pursuant to non-exclusive licenses or sublicenses entered into in the ordinary course of business consistent with past practice;

(viii)      adopt or implement any stockholder rights plan or similar arrangement; or

(ix)      authorize, resolve, agree or commit to do any of the foregoing.

Section 7.02          Parent No Solicitation.

(a)              Solely prior to receipt of the Requisite Parent Vote, during the Interim Period Parent shall not, shall cause its Subsidiaries and its and their officers, employees and directors not to, and shall and shall use reasonable best efforts to cause the other Representatives of Parent not to, directly or indirectly (i) solicit, initiate, propose, induce or knowingly take any action to facilitate or encourage the submission of any Parent Takeover Proposal or the making of any proposal that would reasonably be expected to lead to any Parent Takeover Proposal; (ii) enter into, continue, conduct, engage or otherwise participate in in any discussions or negotiations with, disclose any non-public information relating to Parent or its Subsidiaries to, afford access to the business, properties, assets, books, or records of Parent or its Subsidiaries to, or knowingly assist, knowingly facilitate, or knowingly encourage the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Parent Takeover Proposal; (iii) amend or grant any waiver or release under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of Parent or its Subsidiaries; (iv) enter into any agreement in principle, memorandum of understanding, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Parent Takeover Proposal (each, a “Parent Acquisition Agreement”); (v) submit any Parent Takeover Proposal to the vote of the stockholders of Parent; or (vi) approve, authorize, agree or publicly announce an intention to do any of the foregoing; provided, that notwithstanding that notwithstanding anything to the contrary in this Agreement, Parent or any of its Representatives may, in response to an inquiry or proposal from a Third Party, inform such Third Party of the restrictions imposed by the provisions of this Section 7.02.  Parent shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not, shall cause its Subsidiaries and its and their officers, employees and directors not to, and shall and shall use reasonable best efforts to cause the other Representatives of Parent not to continue, any and all existing activities, discussions, or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Parent Takeover Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of non-public information in respect of Parent and its Subsidiaries that was furnished by or on behalf of Parent or its Subsidiaries to return or destroy (and confirm destruction of) all such information and immediately terminate access by any Third Party to any physical or electronic data room relating to any potential Parent Takeover Proposal.  Without limiting the generality of the foregoing, it is understood that any breach of the restrictions set forth in this Section 7.02(a) by any Representative of Parent (solely for this purpose as if the restrictions on Parent set forth in this Section 7.02(a) applied directly to such Representatives) shall be deemed to constitute a breach of this Section 7.02(a) by Parent.

(b)              Notification to the Company.  Without limiting Section 7.02(a): (i) from and after the date hereof, Parent shall notify the Company promptly (but in no event later than two (2) Business Days) after the receipt by Parent (or any of its Representatives) of any Parent Takeover Proposal, any inquiry that would reasonably be expected to lead to a Parent Takeover Proposal, any request for non-public information relating to Parent or its Subsidiaries or for access to the business, properties, assets, books, or records of Parent or its Subsidiaries by any Third Party.  In such notice, Parent shall identify the Third Party making, and details of the material terms and conditions of, any such Parent Takeover Proposal, indication or request, including any proposed financing and (ii) Parent shall keep the Company reasonably informed, on a reasonably current basis, of the status and material terms of any such Parent Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price, proposed financing, and other material terms thereof.

(c)              Compliance with Irish Takeover Code.  Section 7.02(a) and Section 7.02(b) shall not prevent Parent from making any disclosure to the Irish Takeover Panel or to its shareholders consistent with the provisions of Section 7.02(a) and Section 7.02(b) if the Parent Board has reasonably determined in good faith after consultation with Parent’s outside legal counsel and financial advisor of national reputation that the failure to do so would be inconsistent with the duties of the Parent Board under applicable Law; provided that if any such disclosure to Parent’s shareholders is anything other than a rejection of the applicable Parent Takeover Proposal or a reaffirmation of the Parent Board Recommendation, such disclosure shall constitute a Parent Adverse Recommendation Change.

(d)              Parent Adverse Recommendation Change.  Except as expressly permitted by this Section 7.02, the Parent Board shall not effect a Parent Adverse Recommendation Change prior to the receipt of the Requisite Parent Vote.

(e)              Parent Intervening Event.  At any time prior to the receipt of the Requisite Parent Vote, upon the occurrence of a Parent Intervening Event, the Parent Board may effect a Parent Adverse Recommendation Change only if all of the following conditions are satisfied:

(i)      the Parent Board determines in good faith after consultation with its outside legal counsel and financial advisor of national reputation that a Parent Intervening Event has occurred and that failure to effect a Parent Adverse Recommendation Change in response to such Parent Intervening Event would be inconsistent with the fiduciary duties owed by the Parent Board to the shareholders of Parent under applicable Law;

(ii)      Parent (A) promptly notifies the Company, in writing, at least three (3) Business Days (the “Parent Intervening Event Notice Period”) before making a Parent Adverse Recommendation Change with respect to a Parent Intervening Event of its intention to take such action, which notice shall describe in reasonable detail the Parent Intervening Event (it being understood that the delivery and receipt of any such notice shall not, in and of itself, be deemed to be a Parent Adverse Recommendation Change) and (B) prior to making such a Parent Adverse Recommendation Change, to the extent requested in writing by the Company, engages in good faith negotiations with the Company during such three (3) Business Day period to amend this Agreement in such a manner that the failure of the Parent Board to make a Parent Adverse Recommendation Change with respect to such Parent Intervening Event would no longer be, in the good faith determination of the Parent Board in consultation with its outside legal counsel and financial advisor of national reputation, inconsistent with the directors’ fiduciary duties under applicable Law (it being understood that, if after commencement of the Parent Intervening Event Notice Period, there is any material change to the circumstances giving rise to the Parent Intervening Event that was previously the subject of a notice hereunder, a new notice to Parent shall be required as provided above; provided, that with respect to each such material change, each reference in this clause (ii) to a “three (3) Business Day” period shall be changed to refer to a “two (2) Business Day” period); and

(iii)      at the conclusion of the Parent Intervening Event Notice Period, the Parent Board shall have determined in good faith, after consultation with its outside legal counsel and financial advisor of national reputation, that in light of such Parent Intervening Event and taking into account any revised terms proposed by the Company, the failure to make a Parent Adverse Recommendation Change would be inconsistent with the Parent directors’ fiduciary duties under applicable Law.

Section 7.03          Parent Shareholders Meeting; Approval by Sole Stockholders of Merger Sub.

(a)              Parent Shareholders Meeting.  Parent shall take all action necessary to duly call, give notice of, convene, and hold the Parent Shareholders Meeting as soon as reasonably practicable after the Form F-4 is declared effective, and, in connection therewith, Parent shall mail the EGM Notice to the holders of Parent Ordinary Shares in advance of the Parent Shareholders Meeting.  Except to the extent that the Parent Board shall have effected a Parent Adverse Recommendation Change as permitted by Section 7.02 hereof, the EGM Notice shall include the Parent Board Recommendation.  Subject to Section 7.02 hereof, Parent shall use reasonable best efforts to:  (i) solicit from the holders of Parent Ordinary Shares proxies in favor of the approval of granting the Parent Board authority to effect the Parent Share Issuance; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Parent Ordinary Shares required by applicable Law to obtain such approval.  Parent shall keep the Company updated with respect to proxy solicitation results as requested by the Company.  Once the Parent Shareholders Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Shareholders Meeting without the consent of Company (other than:  (A) in order to obtain a quorum of its shareholders; or (B) as reasonably determined by Parent to comply with applicable Law).  Parent shall use its reasonable best efforts to cooperate with Company to hold the Parent Shareholders Meeting on the same day and at the same time as the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting.  Without the prior written consent of the Company or as required by applicable Law, (i) the approval of the grant of authority to the Parent Board to effect the Parent Share Issuance shall be the only matter that Parent shall propose to be acted on by the shareholders of Parent at the Parent Shareholders Meeting and, prior to receipt of the Requisite Parent Vote, Parent shall not submit any other proposal to such shareholders in connection with the Parent Shareholders Meeting (including any proposal inconsistent with the approval of the grant of authority to the Parent Board to effect the Parent Share Issuance or the consummation of the transactions contemplated by this Agreement), except for, following the approval of the grant of authority, any Parent AGM Resolutions proposed to be voted on at a Parent AGM to be called and held on a date subsequent to the Parent Shareholder Meeting (provided that it is acknowledged and agreed that the Parent AGM must be held no later than September 30, 2021, and Parent shall be permitted to take action to call and hold the Parent AGM on such date even if the Requisite Parent Vote has not been obtained) and (ii) prior to receipt of the Requisite Parent Vote, Parent shall not call any meeting of the shareholders of Parent other than the Parent Shareholders Meeting.  If the Parent Board makes a Parent Adverse Recommendation Change, it will not alter the obligation of Parent to submit the approval of the grant of authority to the Parent Board to effect the Parent Share Issuance to the holders of Parent Ordinary Shares at the Parent Shareholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Parent Shareholders Meeting.

(b)              Approval by Sole Stockholders.  Immediately following the execution and delivery of this Agreement, Parent and US Holdco, as sole stockholders of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the DGCL.

Section 7.04          Benefit Plans.

(a)              Termination of Benefit Plans.  Effective no later than the day immediately preceding the Closing Date, solely to the extent permitted by Law and the terms of the applicable Company Employee Plan and to the extent that such termination will not trigger a material penalty or result in imposition of additional Tax, other than as a result of the acceleration of recognition of income or deferral of deduction from income, to the Company and its Subsidiaries or any Company Employee, the Company shall terminate any Company Employee Plans maintained by the Company or its Subsidiaries that Parent has requested to be terminated by providing a written notice to the Company at least thirty (30) days prior to the Closing Date and, no later than the day immediately preceding the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plans have been terminated.

(b)              Prior Written Consent.  With respect to matters described in this Section 7.04, the Company will not send any written notices or other written communication materials to Company Employees without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed).

Section 7.05          Directors’ and Officers’ Indemnification and Insurance.

(a)              Indemnification.  From and after the Effective Time, each of Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director or manager of the Company or any of its Subsidiaries or who acts as a fiduciary under any Company Stock Plan, in each case, when acting in such capacity (each an “Indemnified Party”) against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director or manager of the Company or any of its Subsidiaries or, while a director, manager or officer of the Company or any of its Subsidiaries, is or was serving at the request of the Company or one of its Subsidiaries as an officer, director or manager of another Person, whether pertaining to any act or omission occurring or existing prior to or at, but not after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the transactions contemplated by this Agreement, in each case to the fullest extent that the Company would have been permitted to do so by law.  Each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from and each of Parent and the Surviving Corporation within 90 days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any Indemnified Party to whom expenses are to be advanced provides prior to any receipt of such advances an undertaking, to the extent required by the DGCL or other applicable Law, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable Law.  Parent, US Holdco and Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Indemnified Party as provided in the Charter Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such Person is not entitled to indemnification.  For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification, and advancement of expenses no less favorable than the provisions of the Charter Documents of the Company as in effect immediately prior to the Effective Time with respect to acts or omissions by any Indemnified Party occurring prior to the Effective Time, and shall not amend, repeal, or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.

(b)              Insurance.  The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to:  (i) obtain and fully prepay as of the Effective Time “tail” insurance policies from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend, with respect to the entire six (6)-year period following the Effective Time, premiums for such coverage under this Section 7.05 which in the aggregate exceed 300% percent of the aggregate premiums paid by the Company for the period in its most recent fiscal year for such purpose prior to the date of this Agreement (the “Maximum Premium”).  If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium.

(c)              Survival.  The obligations of Parent, Merger Sub, and the Surviving Corporation under this Section 7.05 shall survive the consummation of the Mergers and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 7.05 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 7.05 applies shall be third party beneficiaries of this Section 7.05, each of whom may enforce the provisions of this Section 7.05).

(d)              Assumptions by Successors and Assigns; No Release or Waiver.  In the event Parent, the Surviving Corporation, or any of their respective successors or assigns:  (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 7.05.  The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to the Charter Documents of the Company or any of its Subsidiaries, Law, Contract, or otherwise.  Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 7.05 is not prior to, or in substitution for, any such claims under any such policies.

(e)              Beneficiaries; Fees.  The provisions of this Section 7.05 are intended to be for the benefit of, and shall be enforceable by, the parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 7.05, and his or her heirs and Representatives.  Parent and the Surviving Corporation shall pay all expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 7.05.

Section 7.06          Financing.

(a)              No Amendments to Commitment Letter.  Parent will not (without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned, or delayed) consent or agree to any amendment, replacement, supplement, or modification of, or any waiver of any provision or remedy pursuant to the Commitment Letter if such amendment, replacement, supplement, modification, or waiver would:  (i) reduce the aggregate amount of the net proceeds of the Debt Financing to an amount that, together with Parent’s and Merger Sub’s cash on hand and cash equivalents on hand and any Escrowed Take-Out Financing Proceeds, would be less than the Required Amount; (ii) (x) impose new or additional conditions or otherwise expand, amend, or modify any of the conditions to the receipt of the Debt Financing or (y) expand, amend or modify any other terms to the Debt Financing in a manner that would reasonably be expected to:  (A) delay or prevent the Closing Date, or (B) make the timely funding of the Debt Financing, or the satisfaction of the conditions to obtaining the Debt Financing, materially less likely to occur; or (iii) materially adversely impact the ability of Parent to enforce its rights against the other parties to the Commitment Letter or the Debt Financing definitive agreements (clauses (i), (ii) and (iii) collectively, the “Restricted Amendments”); provided, that Parent may (without the consent of the Company) amend, replace, supplement, modify, or waive the Commitment Letter to add lenders, arrangers, bookrunners, agents, managers, or other Debt Financing Sources that have not executed the Commitment Letter and amend titles, allocations, and the fee arrangements with respect to the existing and additional lenders, arrangers, bookrunners, agents, managers, or Debt Financing Sources, if any such amendment would not reasonably be expected to result in a Restricted Amendment.  Parent or Merger Sub shall promptly (and in any case, within five (5) Business Days) furnish to the Company a copy of any amendment, replacement, supplement, modification, or waiver relating to the Commitment Letter.  For the avoidance of doubt, any reduction of the commitments for the Debt Financing that is automatic pursuant to the terms of the Commitment Letter shall not constitute a Restricted Amendment.  Any reference in this Agreement to:  (x) the “Debt Financing” will include the financing contemplated by the Commitment Letter as amended or modified, and (y) the “Commitment Letter” will include such document as so amended or modified.  Parent acknowledges and agrees that it is not a condition to the Closing or to any of the other obligations under this Agreement that Parent obtain the Debt Financing, the Take-Out Financing or any other financing for or relating to the Merger or the other transactions contemplated by this Agreement.

(b)              Taking of Necessary Actions.  Subject to the terms and conditions of this Agreement (including, without limitation, the right of Parent to amend, replace, supplement, modify, or waive the Commitment Letter subject to the limitations set forth in Section 7.06(a)), Parent will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, and advisable to arrange, maintain the effectiveness of, and consummate the Debt Financing in an amount necessary (after giving effect to Parent’s, US Holdco’s and Merger Sub’s cash on hand, any cash proceeds of any Take-Out Financing received by Parent or its Subsidiaries on the Closing Date and any Escrowed Take-Out Financing Proceeds) to fund the Required Amount on or prior to the Closing Date, on the terms and conditions described in the Commitment Letter, including, but not limited to, using its commercially reasonable efforts to:  (i) maintain in effect the Commitment Letter in accordance with the terms and subject to the conditions thereof and hereof; (ii) negotiate, execute, and deliver definitive agreements with respect to the Debt Financing contemplated by the Commitment Letter on a timely basis on the terms and conditions contemplated by the Commitment Letter; (iii) satisfy on a timely basis all conditions contained in the Commitment Letter on or prior to the Closing Date that are within its control and to comply with all of its obligations pursuant to the Commitment Letter; (iv) upon the satisfaction (or waiver) of all of the conditions set forth in the Commitment Letter, consummate the Debt Financing at or prior to the Closing; and (v) enforce its rights under the Commitment Letter.  Parent will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Commitment Letter as and when they become due.

(c)              Information.  To the extent reasonably requested by the Company from time to time, Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Debt Financing (including providing the Company, upon request, with copies of all definitive agreements related to the Debt Financing), and such other information and documentation available to Parent as shall be reasonably requested by the Company (including any information requested in connection with any of the circumstances contemplated by the immediately following sentence).  Without limiting the generality of the foregoing, Parent shall give the Company prompt notice as soon as reasonably practicable in writing (and in any case, within two (2) Business Days of the occurrence of any of the following):  (i) of any material breach, material default, termination, or cancellation by any party to the Commitment Letter or Debt Financing definitive agreements that Parent becomes aware of, and (ii) of the receipt by Parent of any written notice from any Debt Financing Source with respect to:  (A) any breach, default, termination, or cancellation by any party to the Commitment Letter or Debt Financing definitive agreements; or (B) any material dispute or material disagreement between or among any parties to the Commitment Letter or Debt Financing definitive agreements with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Closing.

(d)              Alternative Financing.  In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, and such portion is reasonably required to consummate the Merger and the other transactions contemplated by this Agreement, Parent will promptly notify the Company in writing and Parent will use its commercially reasonable efforts to, as promptly as practicable following the occurrence of such event, arrange and obtain financing from the same or alternative sources in an amount sufficient to replace any unavailable portion of the Debt Financing that is required to fund the Required Amount on terms, conditions, and cost not materially less favorable in the aggregate to Parent; provided, that such commercially reasonable efforts shall not include requiring Parent to pay any additional fees applicable to the Debt Financing in excess of the amount set forth in the Commitment Letter and the Fee Letter (or any related side fee letter) or obtain financing on terms and conditions that are materially less favorable to Parent than those in the Commitment Letter and the Fee Letter; provided, further, that any such alternative debt financing shall not, without the prior written consent of the Company have terms or conditions that would result in a Restricted Amendment if such terms or conditions were an amendment to the Commitment Letter or the terms and conditions to the Debt Financing (the “Alternative Financing”).  The provisions of this Section 7.06 shall be applicable to the Alternative Financing, and, for the purposes of this Agreement, all references to the Debt Financing shall be deemed to include such Alternative Financing.

Section 7.07          Parent Board Representation.  Parent shall take all reasonably necessary actions to cause, as of the Closing, Colin Shannon to be appointed to the Parent Board until the next Parent AGM in accordance with and subject to Parent’s Charter Documents, Parent’s governance policies and applicable Law. In addition, Parent, through the Parent Board and its Nominating & Governance Committee, agrees to take all reasonably necessary actions to cause, as of the Closing, one additional current member of the Company Board (such member to be mutually agreed by Parent and the Company) to be appointed to the Parent Board until the next Parent AGM in accordance with and subject to Parent’s Charter Documents, Parent’s governance policies and applicable Law. Parent, through the Parent Board and its Nominating & Governance Committee (as applicable), shall take all reasonably necessary actions to nominate such two new directors for re-election to the Parent Board at the next Parent AGM after Closing in accordance with and subject to Parent’s Charter Documents, Parent’s governance policies and applicable Law.

Section 7.08          Obligations of Merger Sub and US Holdco.  Parent will take all action necessary to cause each of US Holdco and Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.09          DTC.  During the Interim Period, Parent will use reasonable efforts to (i) have in place on or before the Closing Date a composition agreement (the “Composition Agreement”) with the Revenue Commissioners of Ireland and a Special Eligibility Agreement for Securities (the “SEAS”) with The Depository Trust Company in respect of the Parent Ordinary Shares (including those issuable as Merger Consideration pursuant to this Agreement), and (ii) cause that such Composition Agreement and SEAS remain in full force and effect as of the Closing Date.

ARTICLE VIII

COVENANTS OF THE COMPANY AND PARENT

Section 8.01          Access to Information; Confidentiality.

(a)              Access to Company Information.  During the Interim Period, the Company shall, and shall cause its Subsidiaries and its and their respective officers, directors, employees and other Representatives to, afford to Parent and Parent’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time; provided, that such access may be limited by the Company to the extent reasonably necessary (x) for the Company and each of its Subsidiaries to comply with any applicable COVID-19 Measures or (y) for such access, in light of COVID-19 or COVID-19 Measures, not to jeopardize the health and safety of any of the Company or its applicable Subsidiary’s respective Representatives or commercial partners (provided that, in the case of each of clauses (x) and (y), the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) in a manner without risking the health and safety of such Persons or violating such COVID-19 Measures).  Neither the Company nor any of its Subsidiaries shall be required (i) to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any applicable Law or binding agreement entered into prior to the date hereof (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention) or (ii) to provide access to any property for the purpose of conducting sampling of any environmental media.  No investigation shall affect or be deemed to affect the Company’s representations, warranties, covenants, or agreements contained herein (or Parent’s reliance on the same), the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement, including the Merger, in accordance with the terms and provisions of this Agreement or otherwise prejudice, limit or otherwise affect in any way the rights and remedies of Parent or Merger Sub pursuant to this Agreement.

(b)              Access to Parent Information.  During the Interim Period, Parent shall, and shall cause its Subsidiaries and its and their respective officers, directors, employees and other Representatives to, afford to the Company and the Company’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of Parent or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of Parent and its Subsidiaries, and Parent shall, and shall cause its Subsidiaries to, furnish promptly to the Company such other information concerning the business and properties of Parent and its Subsidiaries as the Company may reasonably request from time to time provided, that such access may be limited by Parent to the extent reasonably necessary (x) for Parent and each of its Subsidiaries to comply with any applicable COVID-19 Measures or (y) for such access, in light of COVID-19 or COVID-19 Measures, not to jeopardize the health and safety of any of Parent or its applicable Subsidiary’s respective Representatives or commercial partners (provided that, in the case of each of clauses (x) and (y), Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) in a manner without risking the health and safety of such Persons or violating such COVID-19 Measures).  Neither Parent nor any of its Subsidiaries shall be required (i) to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any applicable Law or binding agreement entered into prior to the date hereof (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention) or (ii) to provide access to any property for the purpose of conducting sampling of any environmental media.  No investigation shall affect or be deemed to affect Parent’s representations, warranties, covenants, or agreements contained herein (or the Company’s reliance on the same), the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement, including the Merger, in accordance with the terms and provisions of this Agreement or otherwise prejudice, limit or otherwise affect in any way the rights and remedies of the Company pursuant to this Agreement.

(c)              Confidentiality.  Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein; provided that the term of such Confidentiality Agreement shall be extended for one (1) year following the date of termination of this Agreement.

Section 8.02          Preparation of Proxy Statement/EGM Notice and Form F-4.

(a)              Proxy Statement/EGM Notice and Form F-4.  In connection with the Company Stockholders Meeting and Parent Shareholders Meeting, as soon as reasonably practicable following the date of this Agreement and in any event prior to March 31, 2021, the Company shall prepare and file with the SEC the Company Proxy Statement and Parent shall prepare the EGM Notice and prepare and file with the SEC the Form F-4 (which shall include the Proxy Statement/EGM Notice).  The Company and Parent shall each use its reasonable best efforts to:  (i) cause the Form F-4 to be declared effective under the Securities Act as promptly as practicable after its filing; (ii) ensure that the Form F-4 complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act; and (iii) keep the Form F-4 effective for so long as necessary to complete the Merger.  Parent shall notify the Company promptly of the time when the Form F-4 has become effective or any supplement or amendment to the Form F-4 has been filed, and of the issuance of any stop order or suspension of the qualification of the Parent Ordinary Shares issuable in connection with the Merger for offering or sale in any jurisdiction.  Each of Parent and the Company shall use its reasonable best efforts to:  (A) cause the Proxy Statement/EGM Notice to be mailed to the Company’s stockholders and Parent’s shareholders as promptly as practicable after the Form F-4 is declared effective under the Securities Act, and (B) ensure that the Proxy Statement/EGM Notice complies in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the Irish Companies Act and the Parent Charter Documents.  Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws, and the rules and regulations thereunder in connection with the issuance of Parent Ordinary Shares in the Merger, and the Company shall furnish to Parent all information concerning the Company as may be reasonably requested in connection with any such actions.

(b)              Furnishing of Information.  Parent and the Company shall furnish to the other party all information concerning such Person and its Affiliates required by the Securities Act or the Exchange Act to be set forth in the Form F-4 or the Proxy Statement/EGM Notice.  Each of Parent and the Company shall promptly correct any information provided by it for use in the Form F-4 or the Proxy Statement/EGM Notice if and to the extent that such information shall have become false or misleading in any material respect.  Each of Parent and the Company shall take all steps necessary to amend or supplement the Form F-4 or the Proxy Statement/EGM Notice, as applicable, and to cause the Form F-4 or Proxy Statement/EGM Notice, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Company Common Stock and/or Parent Ordinary Shares, in each case as and to the extent required by applicable Law.

(c)              SEC Comments.  Parent and the Company shall promptly provide the other party and their counsel with any comments or other communications, whether written or oral, that Parent or the Company, or their counsel may receive from the SEC or its staff with respect to the Form F-4 or the Proxy Statement/EGM Notice promptly after the receipt of such comments.  Prior to the filing of the Form F-4 or the Proxy Statement/EGM Notice with the SEC (including in each case any amendment or supplement thereto, except with respect to any amendments filed in connection with a Company Adverse Recommendation Change or Parent Adverse Recommendation Change or in connection with any disclosures made in compliance with Section 6.02 or Section 7.02, respectively) or the dissemination thereof to the holders of Company Common Stock or Parent Ordinary Shares, or responding to any comments of the SEC with respect to the Form F-4 or Proxy Statement/EGM Notice, each of Parent and the Company shall provide the other party and their counsel a reasonable opportunity to review and comment on such Form F-4, Proxy Statement/EGM Notice, or response (including the proposed final version thereof), and each of Parent and the Company shall give reasonable and good faith consideration to any comments made by the other party or their counsel.

Section 8.03          Transaction Litigation; No Effect on Disclosure Letters.

(a)              Transaction Litigation.  Each of the Company and Parent shall promptly notify the other in writing of any Transaction Litigation and shall (a) give the other party at such participant’s sole cost and expense the right to review and comment on all material filings or responses to be made by such party and shall discuss in advance any material discussions or communications proposed to be held by such party with any third party in connection with any such Transaction Litigation (and such party shall in good faith take any comments or feedback provided by the other party into account), and give the other party the opportunity to participate in the defense and settlement of, any such Transaction Litigation and (b) if the other party does not exercise such right to participate, keep such other party reasonably and promptly informed with respect to the status of such Transaction Litigation.  No compromise or full or partial settlement of any Transaction Litigation shall be agreed to by either the Company or Parent without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b)              No Effect on Disclosure Letters.  In no event shall:  (i) the delivery of any notice by a party pursuant to this Section 8.03 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement; (ii) disclosure by the Company be deemed to amend or supplement the Company Disclosure Letter or constitute an exception to the Company’s representations or warranties; or (iii) disclosure by Parent be deemed to amend or supplement the Parent Disclosure Letter or constitute an exception to Parent’s or Merger Sub’s representations or warranties.  This Section 8.03 shall not constitute a covenant or agreement for purposes of Section 9.02(b) or Section 9.03(b).

Section 8.04          Reasonable Best Efforts.

(a)              Governmental and Other Third-Party Approval; Notification.  Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 8.04), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, and in any event prior to the End Date, the transactions contemplated by this Agreement, including:  (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary or advisable registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.  Notwithstanding the foregoing (but subject to the other provisions of this Section 8.04), in no event shall either the Company or Parent or any of their respective Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, consent or waiver to effectuate the transactions contemplated by this Agreement, other than filing, recordation or similar fees.  The Company and Parent shall, subject to applicable Law, promptly:  (A) consult with the other party and consider in good faith the views of the other party with respect to the appropriate strategy relating to any matters relating to the Antitrust Laws, including with respect to any filings, notifications, submissions and communications with or to any Governmental Entity and the nature and timing of any divestitures or other remedial undertakings made for purposes of securing any required approvals under the Antitrust Laws; (B) cooperate and coordinate with the other in the taking of the actions contemplated by this Section 8.04, including the foregoing clauses (i), (ii), and (iii) immediately above; and (C) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions.  In furtherance of the foregoing and subject to the limitations set forth in Section 8.04(d), “reasonable best efforts” for each of Parent and the Company shall include (A) proposing, negotiating, committing to and effecting, by consent decree, holding separate order or otherwise, the sale, divestiture, disposition, license or other disposition of its and its Subsidiaries’ assets, properties or businesses, (B) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries, (C) terminating any venture or other arrangement, (D) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries and (E) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries, including entering into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any Legal Action by a Governmental Antitrust Authority (as defined below) or any other Person under Antitrust Laws that would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated by this Agreement.  Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement.  Notwithstanding the foregoing provisions of this Section 8.04(a) or any other provision of this Agreement, in no event shall Parent or any of its Subsidiaries be required to take or agree to (nor shall the Company or any of its Subsidiaries be permitted to take or agree unless Parent so directs them (and they shall, if Parent so directs, take or agree to, so long as such agreements are conditioned upon the Closing)) any action, concession or undertaking (i) unless such action, concession or undertaking is conditioned on the Closing or (ii) to the extent it would constitute or result in, or would reasonably be expected to constitute or result in, individually or in the aggregate, a Burdensome Condition.  If the Company, on the one hand, or Parent, US Holdco or Merger Sub, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.  None of Parent, US Holdco or the Company shall commit to or agree (or permit any of their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll, or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the Company or Parent and US Holdco, as applicable (such consent not to be unreasonably withheld, conditioned, or delayed).  The parties shall use their best efforts to preserve any applicable privilege to the extent they share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 8.04.

(b)              Governmental Antitrust Authorities.  Without limiting the generality of the undertakings pursuant to Section 8.04(a) hereof, the parties hereto shall:  (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents required or requested by any Governmental Antitrust Authority as necessary, proper, or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any other Antitrust Laws as promptly as practicable following the date of this Agreement (provided, that in the case of the filing under the HSR Act, such filing shall be made within fifteen (15) Business Days of the date of this Agreement) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws; and (ii) subject to the terms set forth in Section 8.04(d) hereof, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.

(c)              Actions or Proceedings.  Without limiting the generality of Section 8.04(a), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, Parent, US Holdco, Merger Sub and the Company shall cooperate and use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, modified, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts the consummation of the transactions contemplated by this Agreement.  Notwithstanding anything in this Agreement to the contrary, the Company, Parent, US Holdco and Merger Sub and their respective Affiliates shall be required to use their reasonable best efforts to defend, contest, or resist any action or proceeding, whether judicial or administrative, and to take any action, subject to Section 8.04(d), to have vacated, lifted, reversed, or overturned any Order, in connection with the transactions contemplated by this Agreement.

(d)              Divestitures; Other Limitations. Notwithstanding anything to the contrary contained in this Agreement, none of Parent or its Subsidiaries shall be required to, and none of the Company and its Subsidiaries shall, without the prior written consent of Parent, take any action, or commit to take any action, or agree to any condition or limitation contemplated in this Section 8.04 that is not conditioned on the consummation of the Merger or that would constitute or result in, or would reasonably be expected to constitute or result in, individually or in the aggregate, any sale, divestiture, license or disposition of any assets, properties or businesses, or any other action concession or undertaking, or any commitment to do any of the foregoing, that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Parent, the Company and their respective Subsidiaries, taken as a whole (a “Burdensome Condition”); provided, that if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or Order so long as such requirement, condition, limitation, understanding, agreement, or Order is only binding on the Company in the event the Closing occurs.

(e)              Limitations on Acquisitions.  Each of the Company, Parent, US Holdco and Merger Sub shall not take any action that could reasonably be expected to hinder or delay in any material respect the obtaining of clearance or the expiration of the required waiting period under the HSR Act or any other applicable Antitrust Laws.  Without limiting the first sentence of this Section 8.04(e), each of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, or their respective controlled Affiliates shall not acquire (whether via merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any assets of or any equity in any other Person or any business or division thereof, or take any other action, if that action, acquisition or agreement would reasonably be expected to (i) increase the risk of not obtaining approval under the Antitrust Laws or the expiration or termination of any waiting period in connection with the Antitrust Laws; (ii) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated by this Agreement, or increase the risk of not being able to remove any such order on appeal or otherwise; or (iii) prevent or delay (A) receipt of approval under the Antitrust Laws or (B) the Form F-4 being declared effective, in the case of each of the foregoing clauses (i) through (iii) other than as is de minimis.

Section 8.05          Public Announcements.  The parties hereto agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in a form mutually agreed to by the parties hereto, and shall be issued as promptly as practicable following the execution of this Agreement. Parent and the Company shall consult with each other before issuing any other press release, or scheduling a press conference or conference call with investors or analysts, and shall use reasonable best efforts to consult with each other before making any other public statement, in each case, with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such other public statement relating to this Agreement or the transactions contemplated hereby without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except for any such release or announcement that Parent or the Company determines, after consultation with outside legal counsel, is required by applicable Law or any listing agreement with or rule of any national or foreign securities exchange or association upon which the securities of the Company or Parent, as applicable, are listed, in which case the party required to make the release or announcement shall provide notice to and, to the extent reasonably practicable, consult with the other party about, and shall use its reasonable best efforts to allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider any such reasonable comments that are timely provided in good faith; provided, however, that nothing in this Section 8.05 shall prohibit or limit either party from (i) making any public statement in response to questions from the press, analysts, investors or those attending industry conferences, making internal announcements to employees and making disclosures in the Company SEC Documents and the Parent SEC Documents, as applicable, so long as such statements, announcements and disclosures substantially reiterate (and are not inconsistent with) previous press releases, public disclosures or public statements approved in advance by the other party, or (ii) making any public statement, internal announcements to employees or disclosures in the Company SEC Documents and the Parent SEC Documents in respect of a Company Adverse Recommendation Change or Parent Adverse Recommendation Change, as applicable, in each case only to the extent such statement, announcement or disclosure complies with Section 6.02 or Section 7.02, as applicable, and is otherwise permitted by this Agreement; provided, further, that the foregoing proviso shall not in any way effect any other prohibition or limitation contained in this Agreement.

Section 8.06          Anti-Takeover Statutes.  If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Parent, US Holdco, Merger Sub, the Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board on the one hand, and Parent and the Parent Board and US Holdco and the US Holdco Board on the other hand, shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 8.07          Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act, any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time.

Section 8.08          Stock Exchange Matters.

(a)              Listing of Parent Ordinary Shares.  Parent shall take all action reasonably necessary to cause the Parent Ordinary Shares to be issued in connection with the Merger to be listed on the Nasdaq (or such other stock exchange as may be mutually agreed upon by the Company and Parent), subject to official notice of issuance, prior to the Effective Time.

(b)              Delisting; Deregistration of Company Common Stock.  To the extent requested by Parent, prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of the Nasdaq to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from the Nasdaq and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Effective Time.

Section 8.09          Post-Closing Compensation Matters.

(a)              Parent agrees that each Company Employee at the Effective Time who continues to remain employed with Parent or its Subsidiaries (each, a “Continuing Employee”) shall, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, be provided with a base salary or base wage that is no less favorable and with employee benefits that are no less favorable in the aggregate, in each case, than those provided by the Company and its Subsidiaries to such Continuing Employee as of immediately prior to the Effective Time.

(b)              Parent shall provide any Continuing Employee (other than a Key Company Employee) who experiences a termination of employment other than for cause during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time with severance payments and benefits that are no less favorable than the severance payments and benefits provided by the Company and its Subsidiaries to such Continuing Employee as of the date of this Agreement as set forth on of Section 8.09(b) of the Company Disclosure Letter.

(c)              Parent agrees that the transactions contemplated by this Agreement shall constitute a change in control for purposes of the Company Equity Awards.

(d)              Parent shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting period under any group health plans of Parent and its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time under the applicable Parent Employee Plan for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Parent Employee Plan, as if such services had been performed with Parent, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits, or to the extent that it would result in a duplication of benefits.

(e)              Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Company Employee Plan or Parent Employee Plan, (ii) prevent Parent, the Company or any of their Affiliates from amending or terminating any of their benefit plans in accordance with their terms, (iii) prevent Parent or its Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee, or (iv) create any third-party beneficiary rights in any Company Employee, Parent Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Company or any of their Affiliates or under any benefit plan which Parent, the Company or any of their Affiliates may maintain.

Section 8.10          Obligations of US Holdco and Merger Sub.  Parent shall take all actions necessary to cause US Holdco to perform its obligations under this Agreement and Parent and US Holdco shall take all actions necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 8.11          Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE IX

CONDITIONS

Section 9.01          Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing Date of each of the following conditions:

(a)            Company Stockholder Approval.  This Agreement will have been duly adopted by the Requisite Company Vote.

(b)            Parent Shareholder Approval.  The grant of authority to the Parent Board to effect the Parent Share Issuance will have been approved by the Requisite Parent Vote.

(c)            Listing.  The Parent Ordinary Shares issuable as Merger Consideration pursuant to this Agreement shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

(d)            Form F-4.  The Form F-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e)            Regulatory Approvals.  (i) All waiting periods applicable to the consummation of the Merger under the HSR Act (or any extension thereof or any agreement with any Governmental Entity not to consummate the Merger) shall have expired or been terminated and all required filings shall have been made and all required approvals obtained (or waiting periods expired or terminated) under applicable Antitrust Laws of the jurisdictions set forth on Schedule 9.01(e)(i) and (ii) all consents, approvals and other authorizations of any Governmental Entity set forth on Schedule 9.01(e)(ii) shall have been obtained, in the case of each of the foregoing clauses (i) and (ii), free of any Burdensome Condition.

(f)            No Injunctions, Restraints, or Illegality.  No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger, the Parent Share Issuance, or the other transactions contemplated by this Agreement.

Section 9.02          Conditions to Obligations of Parent, US Holdco and Merger Sub.  The obligations of Parent, US Holdco and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent, US Holdco and Merger Sub on or prior to the Effective Time of the following conditions:

(a)            Representations and Warranties.  (i) The representations and warranties of the Company (other than in the first sentence of Section 4.01(a) (solely with respect to the Company), the first sentence of Section 4.01(b) (solely with respect to the Company), Section 4.02(a) (other than the last sentence), Section 4.02(b)(i), Section 4.02(b)(ii), Section 4.03(a), Section 4.03(b)(i) (solely with respect to the Company), Section 4.03(d), Section 4.05(a) and Section 4.10) set forth in Article IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) when made and on and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 4.02(a) (other than the last sentence) and Section 4.02(b)(i) shall be true and correct (other than de minimis inaccuracies) when made and on and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct (other than de minimis inaccuracies); (iii) the representations and warranties made in Section 4.05(a) shall be true and correct in all respects when made and on and as of the Closing Date; and (iv) the representations and warranties contained in the first sentence of Section 4.01(a) (solely with respect to the Company), Section 4.01(b) (solely with respect to the Company), Section 4.02(b)(ii), Section 4.03(a), Section 4.03(b)(i) (solely with respect to the Company), Section 4.03(d) and Section 4.10 shall be true and correct in all material respects when made and on and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b)            Performance of Covenants.  The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing Date.

(c)            Officers Certificate.  Parent and US Holdco will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 9.02(a) and Section 9.02(b) hereof.

Section 9.03          Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Effective Time of the following conditions:

(a)            Representations and Warranties.  (i) The representations and warranties of Parent, US Holdco and Merger Sub (other than in the first sentence of Section 5.01(a) (solely with respect to Parent), the first sentence of Section 5.01(b) (solely with respect to Parent), Section 5.02(a) (other than last sentence), Section 5.02(b)(i), Section 5.02(b)(ii), Section 5.03(a) (solely with respect to Parent), Section 5.03(b)(i) (solely with respect to Parent), Section 5.03(d), Section 5.05(a), and Section 5.10) set forth in Article V of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Parent Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) when made and on and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 5.02(a) (other than the last sentence) and Section 5.02(b)(i) shall be true and correct (other than de minimis inaccuracies) when made and on and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct (other than de minimis inaccuracies); (iii) the representations and warranties made in Section 5.05(a) shall be true and correct in all respects when made and on and as of the Closing Date; and (iv) the representations and warranties contained in the first sentence of Section 5.01(a) (solely with respect to Parent), Section 5.01(b) (solely with respect to Parent), Section 5.02(b)(ii), Section 5.03(a), Section 5.03(b)(i) (solely with respect to Parent), Section 5.03(d), and Section 5.10) shall be true and correct in all material respects when made and on and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b)            Performance of Covenants.  Parent, US Holdco and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing Date.

(c)            Officers Certificate.  The Company will have received a certificate, signed by the chief executive officer or chief financial officer of Parent, certifying as to the matters set forth in Section 9.03(a) and Section 9.02(b).

(d)            DTC.  Parent has in place a composition agreement with the Revenue Commissioners of Ireland and a Special Eligibility Agreement for Securities with The Depository Trust Company in respect of the Parent Ordinary Shares issuable as Merger Consideration pursuant to this Agreement, both of which are in full force and effect and are enforceable in accordance with their terms.

ARTICLE X

TERMINATION, AMENDMENT, AND WAIVER

Section 10.01          Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Effective Time (whether before or after the receipt of the Requisite Company Vote or the Requisite Parent Vote) by the mutual written consent of Parent and US Holdco (on the one hand) and the Company (on the other hand).

Section 10.02          Termination by Either Parent or the Company.  This Agreement may be terminated by either Parent and US Holdco (on the one hand) or the Company (on the other hand) at any time prior to the Effective Time (whether before or after the receipt of the Requisite Company Vote or the Requisite Parent Vote):

(a)            if the Merger shall not have been consummated on or prior to 11:59 p.m., Eastern Time, on February 24, 2022 (such date or such later date, if any, as provided in this Section 10.02(a), the “End Date”); provided, however, that (i) in the event the condition set forth in Section 9.01(e) or Section 9.01(f) (if the applicable Law or Order relates to Antitrust Laws or Laws relating to foreign direct investments) shall not have been satisfied on or prior to the End Date, but all other conditions set forth in Article IX have been satisfied, or are capable of being satisfied (or have been waived by the party then entitled to give such waiver) on or prior to the End Date, then the End Date shall be extended without further action by the parties hereto until May 24, 2022, and (ii) in the event a Legal Action is pending such that the conditions set forth in Section 9.01(e) or Section 9.01(f) (if the applicable Law or Order relates to Antitrust Laws or Laws relating to foreign direct investments) shall not have been satisfied on or prior to the End Date as so extended, but all other conditions set forth in Article IX have been satisfied, or are capable of being satisfied (or have been waived by the party then entitled to give such waiver) on or prior to the End Date, then the End Date shall be extended without further action by the parties hereto until the earlier of (x) August 24, 2022, and (y) the date on which such Legal Action is no longer pending, plus twenty (20) Business Days; provided, further, that if a party brings any Legal Action to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date has not yet passed, and the End Date occurs during the pendency of such Legal Action, the End Date shall be automatically extended by the amount of time during which such Legal Action is pending, plus twenty (20) Business Days; provided, further, however, that the right to terminate this Agreement pursuant to this Section 10.02(a) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the proximate cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;

(b)            if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger or the Parent Share Issuance, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.02(b) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the proximate cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order;

(c)            if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (unless such Company Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); or

(d)            if the Parent Share Issuance has been submitted to the shareholders of Parent for approval at a duly convened Parent Shareholders Meeting and the Requisite Parent Vote shall not have been obtained at such meeting (unless such Parent Shareholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

Section 10.03          Termination by Parent and US Holdco.  This Agreement may be terminated by Parent and US Holdco at any time prior to the Effective Time:

(a)            if, prior to the receipt of the Requisite Company Vote, a Company Adverse Recommendation Change shall have occurred (whether or not such Company Adverse Recommendation Change is permitted by this Agreement); or

(b)            if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 9.02(a) or Section 9.02(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date or, if capable of being cured before the End Date, has not been cured by the Company within thirty (30) days after written notice has been given by Parent and US Holdco to the Company of such breach or failure to perform; provided, that Parent and US Holdco shall not have the right to terminate this Agreement pursuant to this Section 10.03(b) if Parent, US Holdco or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder (it being understood and agreed that if Parent and US Holdco remedy any such breach, then it may terminate this Agreement pursuant to this Section 10.03(b) when such breach has been so remedied).

Section 10.04          Termination by the Company.  This Agreement may be terminated by the Company at any time prior to the Effective Time:

(a)            if prior to the receipt of the Requisite Company Vote at the Company Stockholders Meeting, the Company Board authorizes the Company, to the extent permitted by and subject to full compliance with the applicable terms and conditions of Section 6.02 hereof, to enter into a definitive agreement in respect of a Company Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 10.06(a)(ii) hereof in accordance with the terms, and at the times, specified therein; and provided further, that in the event of such termination, the Company substantially concurrently enters into such definitive agreement with respect to such Company Superior Proposal; or

(b)            if, prior to the receipt of the Requisite Parent Vote, a Parent Adverse Recommendation Change shall have occurred (whether or not such Parent Adverse Recommendation Change is permitted by this Agreement); or

(c)            if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of Parent, US Holdco or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 9.03(a) or Section 9.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date or, if capable of being cured before the End Date, has not been cured by the Company within thirty (30) days after written notice has been given by Parent to the Company of such breach or failure to perform; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.04(c) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder (it being understood and agreed that if the Company remedies any such breach, then it may terminate this Agreement pursuant to this Section 10.04(c) when such breach has been so remedied).

Section 10.05          Notice of Termination; Effect of Termination.  The party desiring to terminate this Agreement pursuant to this Article X (other than pursuant to Section 10.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination and the applicable provision or provisions hereof pursuant to which such termination is being effected, and any such termination in accordance with this Section 10.05 shall be effective immediately upon delivery of such written notice to the other party.  If this Agreement is terminated pursuant to this Article X, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto; provided that Section 6.04(b), Section 6.04(d), Section 8.01(c) this Section 10.05, Section 10.06 and Article XI (and any related definitions contained in any such Sections or Article) shall remain in full force and effect; provided, further, that no such termination nor payment of the Company Termination Fee or Parent and US Holdco Termination Fee shall relieve any party from liability for any Willful Breach of this Agreement.

Section 10.06          Fees and Expenses Following Termination.

(a)              If this Agreement is terminated by:

(i)      Parent and US Holdco pursuant to Section 10.03(a) (Company Adverse Recommendation Change);

(ii)      the Company pursuant to Section 10.04(a) (Company Superior Proposal);

(iii)      Parent and US Holdco or the Company pursuant to Section 10.02(c) (Failure to Obtain Company Stockholder Approval) at a time when this Agreement was terminable by Parent pursuant to Section 10.03(a) (Company Adverse Recommendation Change);

(iv)      (A) Parent and US Holdco pursuant to Section 10.03(b) (Company Terminable Breach) or (B) Parent and US Holdco or the Company pursuant to Section 10.02(a) (End Date) and, in the case of either of the foregoing clause (A) or (B), (1) prior to such termination a Company Takeover Proposal shall have been publicly disclosed or otherwise publicly known or otherwise made or communicated to the Company Board and not publicly withdrawn without qualification at least seven (7) Business Days prior to such termination (provided that a Company Takeover Proposal shall be deemed not to have been publicly withdrawn if a Company Acquisition Agreement with respect to such Company Takeover Proposal is entered into within the time period set forth in clause (2) of this Section 10.06(a)(iv)) and (2) within twelve (12) months following the date of such termination the Company shall have entered into a Company Acquisition Agreement with respect to any Company Takeover Proposal, or any Company Takeover Proposal shall have been consummated (in each case whether or not such Company Takeover Proposal is the same as the original Company Takeover Proposal made, communicated, or publicly disclosed);

(v)      Parent and US Holdco or the Company pursuant to Section 10.02(c) (Failure to Obtain Company Stockholder Approval) and (A) prior to the Company Stockholders Meeting a Company Takeover Proposal shall have been publicly disclosed or otherwise publicly known or otherwise made or communicated to the Company Board and not publicly withdrawn without qualification at least seven (7) Business Days prior to the Company Stockholders Meeting (provided that a Company Takeover Proposal shall be deemed not to have been publicly withdrawn if a Company Acquisition Agreement with respect to such Company Takeover Proposal is entered into within the time period set forth in clause (B) of this Section 10.06(a)(v)) and (B) within twelve (12) months following the date of such termination the Company shall have entered into a Company Acquisition Agreement with respect to any Company Takeover Proposal, or any Company Takeover Proposal shall have been consummated (in each case whether or not such Company Takeover Proposal is the same as the original Company Takeover Proposal made, communicated, or publicly disclosed); or

(vi)      Parent and US Holdco or the Company pursuant to Section 10.02(c) (Failure to Obtain Company Stockholder Approval),

then the Company shall pay to Parent and US Holdco (by wire transfer of immediately available funds) (A) in the case of clauses (i) through (v), a fee in an amount equal to the Company Termination Fee and (B) in the case of clause (vi), the Parent and US Holdco Expenses.  Such Company Termination Fee or Parent and US Holdco Expenses, as applicable, shall be payable (1) in the case of clause (i), clause (iii) (if such termination is by Parent and US Holdco) or clause (vi) above, within two (2) Business Days after such termination, (2) in the case of clause (ii) or clause (iii) (if such termination is by the Company) above, at or prior to, and as a condition to, the effectiveness of such termination and (3) in the case of clause (iv) or clause (v) above, concurrently with the earlier of (x) the entry into such Company Acquisition Agreement with respect to such Company Takeover Proposal and (y) the consummation of such Company Takeover Proposal.  For purposes of this Section 10.06(a), all references in the definition of “Company Takeover Proposal” to “15%” shall be deemed to be references to “50%” instead.  The Company confirms that it is established outside of the European Union for VAT purposes.

(b)              If this Agreement is terminated by:

(i)      the Company pursuant to Section 10.04(b) (Parent Adverse Recommendation Change);

(ii)      Parent and US Holdco or the Company pursuant to Section 10.02(d) (Failure to Obtain Parent Shareholder Approval) at a time when this Agreement was terminable by the Company pursuant to Section 10.04(b) (Parent Adverse Recommendation Change);

(iii)      (A) Company pursuant to Section 10.04(c) (Parent Terminable Breach) or (B) Parent or the Company pursuant to Section 10.02(a) (End Date) and, in the case of either of the foregoing clause (A) or (B), (1) prior to such termination a Parent Takeover Proposal shall have been publicly disclosed or otherwise publicly known or otherwise made or communicated the Parent Board and not publicly withdrawn without qualification at least seven (7) Business Days prior to such termination (provided that a Parent Takeover Proposal shall be deemed not to have been publicly withdrawn if a Parent Acquisition Agreement with respect to such Parent Takeover Proposal is entered into within the time period set forth in clause (2) of this Section 10.06(b)(iii)) and (2) within twelve (12) months following the date of such termination Parent shall have entered into a Parent Acquisition Agreement with respect to any Parent Takeover Proposal, or any Parent Takeover Proposal shall have been consummated (in each case whether or not such Parent Takeover Proposal is the same as the original Parent Takeover Proposal made, communicated, or publicly disclosed);

(iv)      Parent and US Holdco or the Company pursuant to Section 10.02(d) (Failure to Obtain Parent Shareholder Approval) and (A) prior to the Parent Shareholders Meeting a Parent Takeover Proposal shall have been publicly disclosed or otherwise publicly known or otherwise made or communicated to the Parent Board and not publicly withdrawn without qualification at least seven (7) Business Days prior to the Parent Shareholders Meeting (provided that a Parent Takeover Proposal shall be deemed not to have been publicly withdrawn if a Parent Acquisition Agreement with respect to such Parent Takeover Proposal is entered into within the time period set forth in clause (B) of this Section 10.06(b)(iv)) and (B) within twelve (12) months following the date of such termination Parent shall have entered into a Parent Acquisition Agreement with respect to any Parent Takeover Proposal, or any Parent Takeover Proposal shall have been consummated (in each case whether or not such Parent Takeover Proposal is the same as the original Parent Takeover Proposal made, communicated, or publicly disclosed); or

(v)      Parent and US Holdco or the Company pursuant to Section 10.02(d) (Failure to Obtain Parent Shareholder Approval),

then Parent and/or US Holdco shall pay, or cause to be paid by a Subsidiary, to the Company (by wire transfer of immediately available funds) a fee in an amount equal (A) in the case of clauses (i) through (iv), to the Parent and US Holdco Termination Fee and (B) in the case of clause (v), the Company Expenses.  Such Parent and US Holdco Termination Fee and the Company Expenses shall be payable (1) in the case of clause (i), clause (ii) (if such termination is by the Company) or clause (v) above, within two (2) Business Days after such termination, (2) in the case of clause (ii) (if such termination is by Parent) above, at or prior to, and as a condition to, the effectiveness of such termination, and (3) in the case of clause (iii) or clause (iv) above, concurrently with the earlier of (x) the entry into such Parent Acquisition Agreement with respect to such Parent Takeover Proposal and (y) the consummation of such Parent Takeover Proposal.  For purposes of this Section 10.06(b), all references in the definition of “Parent Takeover Proposal” to “15%” shall be deemed to be references to “50%” instead.

(c)              The parties acknowledge and hereby agree that the provisions of this Section 10.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the parties would not have entered into this Agreement.  If the Company, on the one hand, or Parent, US Holdco and Merger Sub, on the other hand, shall fail to pay in a timely manner the amounts due pursuant to this Section 10.06, and, in order to obtain such payment, the other party makes a claim against the non-paying party that results in a judgment, the non-paying party shall pay to the other party the reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 10.06 at the prime rate as published in The Wall Street Journal in effect on the date such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law.  For the avoidance of doubt, any payment made (or caused to be made by a Subsidiary) by the Company, Parent or US Holdco under this Section 10.06 shall be payable only once with respect to this Section 10.06 and not in duplication even though such payment may be payable under one or more provision hereof.  Each of the parties to this Agreement further acknowledges that the payment of the Company Termination Fee or Parent and US Holdco Expenses by the Company or the Parent and US Holdco Termination Fee or Company Expenses by Parent and/or US Holdco, as applicable, is not a penalty, but, in each case, is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub, or the Company, as applicable, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.  The parties to this Agreement agree that the monetary remedies set forth in this Section 10.06 and the specific performance remedies set forth in Section 11.12 shall be the sole and exclusive remedies of (i) the Company and its Subsidiaries against Parent, US Holdco and Merger Sub and any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of fraud or a Willful Breach of any covenant, agreement or obligation (in which case only Parent, US Holdco and Merger Sub shall be liable for damages for such fraud or Willful Breach), and upon payment of such amount, none of Parent, US Holdco or Merger Sub or any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Parent in the case of fraud or a Willful Breach of any covenant, agreement or obligation; and (ii) Parent, US Holdco and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of fraud or a Willful Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such fraud or Willful Breach), and upon payment of such amount, none of the Company and its  Subsidiaries or any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Company in the case of fraud or a Willful Breach of any covenant, agreement or obligation.

(d)              Except as expressly set forth in this Section 10.06, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses.  If Parent and US Holdco receive the Company Termination Fee, then Parent and US Holdco will not be entitled to also receive a payment of the Parent and US Holdco Expenses; upon payment of any Company Termination Fee, any previously paid Parent and US Holdco Expenses shall be credited against the amount of the Company Termination Fee.  In no event shall the Company be entitled to receive more than one payment of the Parent and US Holdco Termination Fee or more than one payment of the Company Expenses.  If the Company receives the Parent and US Holdco Termination Fee, then the Company will not be entitled to also receive a payment of the Company Expenses; upon payment of any Parent and US Holdco Termination Fee, any previously paid Company Expenses shall be credited against the amount of the Parent and US Holdco Termination Fee.

(e)              Notwithstanding anything to the contrary contained in this Section 10.06 or elsewhere in this Agreement, in the event this Agreement is terminated by (i) the Company for any reason at a time when Parent and US Holdco would have had the right to terminate this Agreement, Parent and US Holdco shall be entitled to receipt of any Company Termination Fee that would have been (or would have subsequently become) payable had Parent and US Holdco terminated this Agreement at such time, and (ii) Parent and US Holdco for any reason at a time when the Company would have had the right to terminate this Agreement, the Company shall be entitled to receipt of any Parent and US Holdco Termination Fee that would have been (or would have subsequently become) payable had the Company terminated this Agreement at such time.

Section 10.07          Amendment.  Subject to Section 11.13, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote or the Requisite Parent Vote, by written agreement signed by each of the parties hereto; provided, however, that:  (a) following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Company Common Stock without such approval; and (b) following the receipt of the Requisite Parent Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Parent Ordinary Shares without such approval.

Section 10.08          Extension; Waiver.  At any time prior to the Effective Time, Parent, US Holdco or Merger Sub, on the one hand, or the Company, on the other hand, may:  (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement.  Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party.  The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE XI

MISCELLANEOUS

Section 11.01          Interpretation; Construction.

(a)              The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents, headings and captions contained herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or subsection.  All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. Unless the context otherwise requires, the terms “neither,” “nor,” “any,” “either” and “or” are not exclusive.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References (i) to “$” and “dollars” are to the currency of the United States; (ii) to “€” are to Euros and (iii) to “days” shall be to calendar days unless otherwise indicated. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively. No summary of this Agreement or any Exhibit, Annex, Schedule or other document delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such Exhibit, Annex or Schedule. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York, U.S.A., unless otherwise specified. Any Contract, instrument or law defined or referred to herein means such Contract, instrument or law as from time to time amended, modified or supplemented (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to (x) any Contract, instrument or statute shall be deemed to refer to such Contract, instrument or statute, as amended, as of such date, and (y) any rules or regulations promulgated under any such statute, in each case, as of such date). Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms. It is the intention of the parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect, and nothing set forth in any provision herein will (except to the extent expressly stated) in any way be deemed to limit the scope, applicability or effect of any other provision hereof.  References to “this Agreement” shall include the Company Disclosure Letter and Parent Disclosure Letter.  References to documents or information “made available” or “provided” to Parent and/or US Holdco or the Company or similar terms shall mean that, prior to the execution of this Agreement, such information, document or material was (i) with respect to the Company, made available to Parent and includes documents (A) made publicly available by the Company on the SEC’s EDGAR database with respect to the Company and its Subsidiaries or (B) made available for review by Parent or Parent’s Representatives in the Project Gretna Data Room hosted at Intralinks.com or otherwise provided in writing to Parent or Parent’s Representatives by or on behalf of the Company (including any “clean room” or on an “outside counsel only” basis) and (ii) with respect to Parent, was made available to the Company and includes documents (A) made publicly available by Parent on the SEC’s EDGAR database with respect to Parent and its Subsidiaries or (B) made available for review by the Company or the Company’s Representatives in the Project Gretna – Reverse DD Data Room hosted at Intralinks.com or otherwise provided in writing to the Company or the Company’s Representatives by or on behalf of Parent and/or US Holdco (including in any “clean room” or on an “outside counsel only” basis).  When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.  References to “costs”, “expenses” or “liabilities” incurred by a Person shall not include any amount in respect of VAT comprised in such costs, expenses or liabilities for which either that Person or, if relevant, any other member of the VAT group to which that person belongs is entitled to credit as input tax.  “As of the date hereof” and similar phrases mean “as of the date of this Agreement”.

(b)              Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to in this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto.  Any matter set forth on the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to constitute an admission by the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, or to otherwise imply, that any such matter is material, is required to be disclosed by the Company or Parent, as the case may be, under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement, nor shall be construed as an admission or indication to any Third Party that any breach or violation exists or has actually occurred.

Section 11.02          Survival.  None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time.  This Section 11.02 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time.  The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms; provided that the term of such Confidentiality Agreement shall be extended for one (1) year following the date of termination of this Agreement.

Section 11.03          Governing Law.  This Agreement and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 11.04          Submission to Jurisdiction.  Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Legal Action, the Superior Court of the State of Delaware or the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate courts therefrom).  Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 11.06 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.  Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder:  (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 11.04; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.05          WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT:  (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.05.

Section 11.06          Notices.  All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery); or (c) on the date sent by email (provided that no “bounce back” or similar message of non-delivery is received with respect thereto).  Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a written notice given in accordance with this Section 11.06):

If to Parent, US Holdco or Merger Sub, to:
ICON plc
South County Business Park
Leopardstown
Dublin 18, Ireland
Attention: Diarmaid Cunningham; Brendan Brennan
Email: diarmaid.cunningham@iconplc.com; Brendan.Brennan@iconplc.com
with a copy (which will not constitute notice to Parent, US Holdco or Merger	Cahill Gordon & Reindel LLP
32 Old Slip
New York, New York 10005
Attention: William M. Hartnett, Kimberly C. Petillo-Décossard & Ross E. Sturman
Email: whartnett@cahill.com; kpetillo-decossard@cahill.com; rsturman@cahill.com
Sub) to:
If to the Company, to:	PRA Health Sciences, Inc.
4130 ParkLake Avenue
Suite 400
Raleigh, NC 27612
Attention: Christopher L. Gaenzle
Email: GaenzleChris@prahs.com

with a copy (which will not constitute notice to the Company) to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Krishna Veeraraghavan; Laura C. Turano
Email: kveeraraghavan@paulweiss.com; lturano@paulweiss.com

Section 11.07          Entire Agreement.  This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter, the Parent Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.  In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the Parent Disclosure Letter, and the Company Disclosure Letter (other than an exception expressly set forth as such in the Parent Disclosure Letter or Company Disclosure Letter), the statements in the body of this Agreement will control.

Section 11.08          No Third-Party Beneficiaries.  Except as provided in (i) Article III (including, for the avoidance of doubt, the rights of former holders of Company Common Stock Company Equity Awards to receive the Merger Consideration) but only from and after the Effective Time and (ii) Section 7.05 (which shall be to the benefit of the Persons referred to in such section) but only from and after the Effective Time and (iii) Section 11.13 hereof (which shall be to the benefit of the Persons referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.09          Severability.  If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.10          Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  None of Parent, US Holdco or Merger Sub, on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (Parent and US Holdco in the case of Parent, US Holdco and Merger Sub) and any purported assignment in violation hereof shall be null and void ab initio; provided, however, that notwithstanding the foregoing, prior to the Effective Time, the Company’s consent to Parent, US Holdco or Merger Sub assigning all or any portion of its rights, interests or obligations under this Agreement to Parent or one or more of Parent’s direct or indirect wholly owned subsidiaries shall be not unreasonably withheld, delayed or conditioned.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.11          Remedies.  Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity.  The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 11.12          Specific Performance.

(a)              The parties hereto agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur if any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached by the parties.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity.

(b)              Each party further agrees that:  (i) no such party will oppose or raise any objection to the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.12, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

Section 11.13          Debt Financing Sources.  Notwithstanding anything herein to the contrary, the Company, on behalf of itself, and its Subsidiaries, and each of its controlled Affiliates and each of the other parties to this Agreement on behalf of itself, its Subsidiaries, and each of its controlled Affiliates agrees that:

(a)            no Debt Financing Related Party shall have any liability hereunder (whether in contract or in tort, in law or in equity, or granted by statute) to the Company or its Subsidiaries for any claims, causes of action, obligations, or losses arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance, or breach (provided that nothing in this Section 11.13 shall limit the liability or obligations of the Debt Financing Related Parties under the Commitment Letter or any definitive agreements with respect to the Debt Financing (or after the Closing Date, the Company and its Subsidiaries that are party to any Debt Financing)); and

(b)            only Parent (on behalf of itself and US Holdco and including Parent’s permitted successors and assigns under the Commitment Letter) shall be permitted to bring any claim against a Debt Financing Related Party for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Commitment Letter.

No amendment or waiver of this Section 11.13 (or the definitions used herein) shall be effective to the extent such amendment is adverse to the Debt Financing Related Parties without the prior written consent of the Lenders.  In addition, in no event will any Debt Financing Related Party be liable to the Company or its Subsidiaries for any consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business, or anticipated savings), or damages of a tortious nature in connection with the Debt Financing.  Notwithstanding anything herein to the contrary, the parties hereto agree that any claim, controversy or dispute any kind or nature (whether based upon contract, tort or otherwise) involving a financial institution that has agreed to provide Debt Financing that is in any way related to this Agreement, the Merger or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing shall be governed by, and construed in accordance with, the Laws of the State of New York without regard to conflict of law principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law) (except as otherwise contemplated in the Debt Commitment Letter, or any other definitive agreement pursuant to which the Debt Financing is provided, that the Laws of another jurisdiction shall govern in lieu of the Laws of the State of New York).  The parties hereto hereby further agree that New York state or United States Federal courts sitting in New York County, State of New York shall have exclusive jurisdiction over any claim, controversy or dispute any kind or nature (whether based upon contract, tort or otherwise) involving a financial institution that has agreed to provide Debt Financing that is in any way related to this Agreement, the Merger or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing. The provisions in Section 11.05 of this Agreement shall apply to matters contemplated in this Section 11.13, as applicable, mutatis mutandis.  The Debt Financing Sources are intended third party beneficiaries (including, on behalf of the Debt Financing Related Parties) of this Section 11.13.  This Section 11.13 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.

Section 11.14          No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith (other than any letter of transmittal), by its acceptance of the benefits of this Agreement:

(a)            Parent, US Holdco and Merger Sub each covenants, agrees and acknowledges that no persons other than the Company have any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder, and that, notwithstanding that a shareholder and its Affiliates or its respective managing members or general partners may be partnerships or limited liability companies, none of Parent, US Holdco or Merger Sub has any right of recovery under this Agreement, or any claim based on such liabilities, obligations, commitments against, and no personal liability shall attach to, any Non-Recourse Party of the Company, through the Company or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company against any Non-Recourse Party of the Company, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or law, or otherwise; and

(b)            the Company covenants, agrees and acknowledges that no persons other than Parent, US Holdco and Merger Sub have any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder, and that, the Company does not have any right of recovery under this Agreement, or any claim based on such liabilities, obligations, commitments against, and no personal liability shall attach to, any Non-Recourse Party of Parent or Merger Sub, through Parent, US Holdco or Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Merger Sub against any Non-Recourse Party of Parent, US Holdco or Merger Sub, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or law, or otherwise.

Section 11.15          Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto, it being understood and agreed that all parties hereto need not sign the same counterpart.  Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ICON PLC
By:	/s/ Brendan Brennan
	Name:	Brendan Brennan
	Title:	CFO
ICON US HOLDINGS INC.
By:	/s/ Steve Cutler
	Name:	Steve Cutler
	Title:	President
INDIGO MERGER SUB, INC.
By:	/s/ Steve Cutler
	Name:	Steve Cutler
	Title:	CEO

PRA HEALTH SCIENCES, INC.
By:	/s/ Colin Shannon
	Name:	Colin Shannon
	Title:	President, Chief Executive Officer and Chairman of the Board of Directors

EXHIBIT A

Certificate of Incorporation of the Surviving Corporation

[See attached.]

CERTIFICATE OF INCORPORATION

OF

PRA HEALTH SCIENCES, INC.

FIRST:                          The name of this corporation shall be: PRA Health Sciences, Inc. (the “Corporation”).

SECOND:                          The registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, 19808, County of New Castle. The name of the registered agent at such address is Corporation Service Company.

THIRD:                          The nature of the business or purposes of the corporation to be conducted or promoted to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

FOURTH:                          The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of capital stock all of which shall be designated “Common Stock” and have a par value of $0.01 per share.

FIFTH:                          Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SIXTH:                          In furtherance and not in limitation of the powers conferred by the laws of the state of Delaware, the Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SEVENTH:                          The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

EIGHTH:                          To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.  Neither the amendment nor repeal of this Article Eighth, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

NINTH:                          The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation. Any amendment, repeal or modification of this paragraph shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

TENTH:                          Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding asserting a claim on behalf of the Corporation, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action or proceeding asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or bylaws, (D) any action or proceeding asserting a claim as to which the Delaware General Corporation Law confers jurisdiction upon the Court of Chancery of the State of Delaware, or (E) any action or proceeding asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

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